Exhibit (a)-(1)
JINPAN INTERNATIONAL LIMITED
           , 2016
Shareholders of Jinpan International Limited
Re: Notice of General Meeting of Shareholders
Dear Shareholder:
You are cordially invited to attend a general meeting of shareholders of Jinpan International Limited (the “Company”) to be held on            at          a.m. (Beijing Time). The meeting will be held at our principal executive office located at No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone, Haikou, Hainan, People’s Republic of China. The attached notice of the general meeting and proxy statement provide information regarding the matters to be acted on at the general meeting, including at any adjournment or postponement thereof.
At the general meeting you will be asked to consider and vote upon a proposal to authorize and approve the agreement and plan of merger dated as of January 24, 2016 (the “merger agreement”), by and among the Company, FNOF E&M Investment Limited (“Parent”) and Silkwings Limited (“Merger Sub”), the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (the “merger”). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement. Under the terms of the merger agreement, Merger Sub, a company wholly owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company after the merger.
Immediately following the consummation of the transactions contemplated under the merger agreement, Parent will be beneficially owned by Mr. Zhiyuan Li, the Company’s Chairman and Chief Executive Officer (“Mr. Li”), Ms. Yuqing Jing, the Company’s Secretary, and wife of Mr. Li (“Ms. Jing”, collectively with Mr. Li, the “Rollover Shareholders”), and Forebright Smart Connection Technology Limited, a company established under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Forebright SPV”, together with the Rollover Shareholders, Smart Anchor Holdings Limited, Forebright New Opportunities Fund, L.P. (“Forebright Fund”), FNOF GP Limited, Parent and Merger Sub, the “Buyer Group”). The Rollover Shareholders will have their rollover shares cancelled in the merger and pursuant to the terms of the plan of merger no merger consideration will be paid to such shareholders, but pursuant to the terms of the Rollover Agreement and in lieu of receiving US$6.00 per share they will be issued newly issued shares of Parent. As of the date of the accompanying proxy statement, the Rollover Shareholders collectively beneficially own approximately 23.45% of the Company’s issued and outstanding common shares, par value of US$0.0045 per share, (each a “Share” and collectively, the “Shares”).
If the merger is consummated, the Company will continue its operations as a privately held company.
At the effective time of the merger, except as described below, holders of our Shares will have the right to receive US$6.00 per Share surrendered for cancellation, in each case, in cash without interest and net of any applicable withholding taxes. The following Shares of the Company will not be converted into the right to receive the consideration described in the immediately preceding sentence: (a) Shares beneficially owned by the Rollover Shareholders (the “Rollover Shares”); and (b) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Business Companies Act, as amended (the “BVI Companies Act”) (the “Dissenting Shareholders”); and (c) Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company ((a), (b) and (c) collectively, the “Excluded Shares”). Each Excluded Share, other than the Dissenting Shares, issued and outstanding immediately prior to the effective time of the merger, will be cancelled and will cease to exist, and no merger consideration will be delivered with respect thereto.

The Buyer Group intends to fund the merger consideration through a cash contribution from Mr. Li pursuant to an equity commitment letter dated January 24, 2016 by and between Mr. Li and Parent, and a cash contribution from Forebright pursuant to an equity commitment letter dated January 24, 2016 by and among Forebright SPV, Forebright Fund and Parent. Mr. Li, Forebright SPV and Forebright Fund have entered into a debt commitment letter, pursuant to which Forebright SPV has agreed to provide Mr. Li with debt financing in an amount of US$25 million, the proceeds of which will be used by Mr. Li to perform his funding obligations under the equity commitment letter issued by him to Parent. On January 24, 2016, Mr. Li and Forebright Fund have entered into a limited guarantee in favor of the Company to guarantee certain payment obligations of Parent under the Merger Agreement.
A special committee of the board of directors of the Company (the “Special Committee”), composed solely of independent and disinterested directors who are unaffiliated with any of the Buyer Group or any of the management of the Company, has reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. On January 22, 2016, the Special Committee had unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders, other than the shareholders who are affiliates of the Company, including members of the Buyer Group (such unaffiliated shareholders are referred to herein as the “unaffiliated shareholders”); (b) declared that it is advisable to enter into the merger agreement and the plan of merger; (c) recommended that the board of directors of the Company approve the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and (d) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at a general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a shareholders resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.
On January 22, 2016, the board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, had (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders (including those shareholders who are unaffiliated with the Buyer Group); (b) approved the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger; and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, be submitted to a vote at a general meeting of the shareholders of the Company.
The board of directors of the Company unanimously recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the general meeting.
In considering the recommendation of the Special Committee and the board of directors, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of the merger agreement, the Rollover Shareholders have agreed with Parent pursuant to a voting agreement to vote their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.
The accompanying proxy statement provides detailed information about the merger and the general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of the Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company present and voting in person or by proxy as a single class at a quorate general meeting of the Company’s shareholders. As of the date of this proxy statement, the Rollover Shareholders, as a group, beneficially own 3,850,791 Shares, which represent approximately 23.45% of the total number of outstanding Shares. Accordingly, based on 16,418,456 Shares expected to be outstanding at the close of business in the British Virgin Islands on            , the Share record date, assuming the Rollover Shareholders will attend the general meeting, in person or by proxy, and vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and all unaffiliated shareholders will be present and voting in person or by proxy at the general meeting, 4,358,438 Shares owned by unaffiliated shareholders and (representing approximately 34.68% of the total outstanding Shares owned by the unaffiliated shareholders) must be voted in favor of the proposal to be approved. Even if you plan to attend the general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is            at          a.m. (Beijing time). Voting at the general meeting will take place by poll voting if so demanded by the chairman of the meeting, or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.
If you hold Shares through a financial intermediary such as a broker, bank, or other nominee, you must rely on the procedures and timing of the financial intermediary through which you hold your Shares if you wish to vote at the general meeting.
Shareholders who dissent from the merger will be entitled to seek appraisal and payment of the fair value of their Shares if the merger is completed, subject to the condition that they deliver to the Company, before the vote is taken at the general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.
Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the general meeting or proxy statement. Any representation to the contrary is a criminal offense.
If you have any questions or need assistance in voting your Shares, you may contact Innisfree M&A Incorporated, our proxy solicitor, at 877-825-8730 toll-free in North America or at 212-750-5833 collect.

On behalf of Jinpan International Limited, we would like to thank all of our shareholders for their ongoing support as we prepare to take part in this important event in our history.
Sincerely,	Sincerely,
Li-Wen Zhang On behalf of the Special Committee	Zhiyuan Li Chairman of the Board
The accompanying proxy statement is dated            , and is first being mailed to shareholders on or about            .

JINPAN INTERNATIONAL LIMITED

NOTICE OF GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON
Dear Shareholder:
Notice is hereby given that a general meeting of the shareholders of Jinpan International Limited, referred to herein alternately as the “Company,” “us,” “our” or “we,” will be held on                  , beginning at      a.m. (Beijing time), at our principal executive office located at No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone, Haikou, Hainan, People’s Republic of China.
Only registered holders of common shares, par value of US$0.0045 per share, of the Company (each a “Share” and collectively, the “Shares”), at the close of business in the British Virgin Islands on                  , the Share record date, or their proxy holders are entitled to directly vote at this general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:
THAT the Agreement and Plan of Merger dated January 24, 2016 (the “merger agreement”) by and among FNOF E&M Investment Limited (“Parent”), a limited liability company incorporated under the laws of the British Virgin Islands, Silkwings Limited (“Merger Sub”), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, and the Company, and the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act for the purpose of the merger, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) (copies of such merger agreement and plan of merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving company, and the transactions contemplated by the merger agreement, including the merger, be approved and authorized by the Company; and
THAT the chairman of the general meeting be instructed to adjourn or postpone the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the general meeting to pass the shareholders resolutions to be proposed at the general meeting.
A list of the shareholders of the Company will be available at its principal executive office at No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone Haikou, Hainan, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the general meeting.
After careful consideration and upon the unanimous recommendation of the Special Committee of the board of directors of the Company (the “Special Committee”) composed solely of independent and disinterested directors of the Company who are unaffiliated with any of Parent, Merger Sub, Mr. Zhiyuan Li, Ms. Yuqing Jing, Forebright Smart Connection Technology Limited, Smart Anchor Holdings Limited, Forebright Opportunities Fund, L.P. and FNOF GP Limited (collectively, the “Buyer Group”) or any of the management of the Company, the Company’s board of directors has approved the merger agreement and recommends that you vote FOR the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to instruct the chairman of the general meeting to adjourn or postpone the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the general meeting to pass the resolutions to be proposed at the general meeting.
Certain existing shareholders of the Company (and/or entities affiliated with or related to them), including Mr. Zhiyuan Li and Ms. Yuqing Jing (collectively, the “Rollover Shareholders”), have elected to roll-over all of their respective interests in the Company in connection with the merger pursuant to a rollover agreement with Parent and have entered into a voting agreement with Parent pursuant to which each Rollover Shareholder has agreed, among other things, to vote all of his or her Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Collectively, the Rollover Shareholders beneficially own approximately 23.45% of the total issued and outstanding Shares entitled to vote as of the date of this proxy statement. Forebright Smart Connection Technology Limited and its affiliates, along with the Rollover Shareholders will beneficially own Parent immediately following the consummation of the merger.
Regardless of the number of the Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company present and voting in person or by proxy as a single class at a quorate general meeting of the Company’s shareholders. Given the Rollover Shareholders’ ownership as described above, and assuming all Rollover Shareholders will attend the general meeting, in person or by proxy, and vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, based on the number of Shares expected to be outstanding on the Share record date, 4,358,438 Shares owned by the unaffiliated shareholders (shareholders other than the Buyer Group and the directors and officers of the Company that are affiliated with the Buyer Group (representing approximately 34.68% of the total outstanding Shares owned by the unaffiliated shareholders) must be voted in favor of the proposal to be approved, assuming all unaffiliated shareholders will be present and voting in person or by proxy at the general meeting. Even if you plan to attend the general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is                  at      a.m. (Beijing time). Voting at the general meeting will take place by poll voting if so demanded by the chairman of the meeting or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the general meeting in person, you must obtain from the record holder a proxy issued in your name.
If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted.
If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.
If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such holders, the Shares will be voted “FOR” the proposals as described above and in the proxy holder’s discretion as to other matters that may properly come before the general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal.
If you hold Shares through a financial intermediary such as a broker, bank, or other nominee, you must rely on the procedures and timing of the financial intermediary through which you hold your Shares if you wish to vote at the general meeting.
Shareholders who dissent from the merger will be entitled to seek appraisal and payment of the fair value of their Shares if the merger is completed, subject to the condition that they deliver to the Company, before the vote is taken at the general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.
Please do not send your share certificate at this time. If the merger is completed, you will be sent instructions regarding the surrender of your share certificates.
If you have any questions or need assistance in voting your Shares, you may contact Innisfree M&A Incorporated, the firm assisting us with this proxy solicitation, at 877-825-8730 toll-free in North America or at 212-750-5833 collect.
The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. Copies of the merger agreement and the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.
Notes:
1.
In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company.

2.
The proxy card shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized.

3.
A proxy need not be a member (registered shareholder) of the Company.

4.
The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5.
A vote given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the proxy card or of the authority under which it was executed, provided that no notice in writing of such death, insanity or revocation shall have been received by the Company at its principal executive office before the commencement of the meeting or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,
Director
Registered Office Address:
Offshore Incorporations Center
P.O. Bax 957,
Boad Town, Tortola
British Virgin Islands
Head Office Address:
c/o Hainan Jinpan Electric Company, Ltd
No. 168 Nanhai Avenue (Building No. 7),
Haikou Free Trade Zone
Haikou, Hainan, People’s Republic of China

i

SUMMARY TERM SHEET
This “Summary Term Sheet”, together with the “Questions and Answers about the General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 90. In this proxy statement, the terms “we”, “us”, “our,”, “Jinpan”, the “Company” refer to Jinpan International Limited and its subsidiaries. All references to “dollars” and “US$” in this proxy statement are to U.S. dollars.
The Parties Involved in the Merger
The Company
We design, manufacture, and market electrical control and distribution equipment used in demanding industrial applications, utility projects, renewable energy installations, and infrastructure projects. Major products include cast resin transformers, VPI transformers and reactors, switchgears, and unit substations.
We serve a wide range of customers in China and reaches international markets as a qualified supplier to leading global industrial electrical equipment manufacturers. We are one of the largest manufacturers of cast resin transformers in China by production capacity. Jinpan’s four manufacturing facilities in China are located in the cities of Haikou, Wuhan, Shanghai and Guilin. The Company was founded in 1993. Its principal executive office are located in Haikou, Hainan, China and its United States office is based in Carlstadt, New Jersey. For more information, visit www.jinpaninternational.com.
Our principal executive office is located at No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone Haikou, Hainan, People’s Republic of China. Our telephone number at this address is +86-898-6681-1301 and our fax number is +86-898-6681-3519. Our registered office in the British Virgin Islands is located at the office of Offshore Incorporated Limited, P.O. Box 957, Offshore Incroporations Centre, Road Town, Tortola, British Virgin Islands.
For a description of our history, development, business and organizational structure, see our annual report on Form 20-F for the year ended December 31, 2014, originally filed on April 30, 2015, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 90 for a description of how to obtain a copy of our annual report.
Parent
FNOF E&M Investment Limited (“Parent”), a limited liability company incorporated under the laws of the British Virgin Islands and wholly owned by Forebright Smart Connection Technology Limited, was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent does not currently hold any Shares of the Company. The business address of Parent is located at Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong. The telephone number of Parent is +852 2598-2598.
Merger Sub
Silkwings Limited (“Merger Sub”), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, was formed by Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub does not currently hold any Shares of the Company. The business address of Merger Sub is located at Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong. The telephone number of Merger Sub is +852 2598-2598.

Forebright Smart Connection Technology Limited
Forebright Smart Connection Technology Limited (“Forebright SPV”), a company established under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China and wholly owned by Smart Anchor Holdings Limited. Forebright SPV does not currently hold any Shares of the Company. The business address of Forebright SPV is located at Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong. The telephone number of Forebright SPV is +852 2598-2598. Its principal business is investment holding.
Smart Anchor Holdings Limited
Smart Anchor Holdings Limited (“Smart Anchor”), a limited liability company incorporated under the laws of the British Virgin Islands and wholly owned by Forebright New Opportunities Fund, L.P. Smart Anchor does not currently hold any Shares of the Company. The business address of Smart Anchor is located at Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong. The telephone number of Smart Anchor is +852 2598-2598. Its principal business is investment holding.
Forebright New Opportunities Fund, L.P.
Forebright New Opportunities Fund, L.P. (“Forebright Fund”), an exempted limited partnership registered in the Cayman Islands. The general partner of Forebright Fund is FNOF GP Limited. Forebright Fund does not currently hold any Shares of the Company. The business address of Forebright Fund is located at Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong. The telephone number of Forebright Fund is +852 2598-2598. Its principal business is making investment.
FNOF GP Limited
FNOF GP Limited (“FNOF GP”), an exempted company incorporated under the laws of the Cayman Islands with limited liability. Smart Anchor does not currently hold any Shares of the Company. The business address of Smart Anchor is located at Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong. The telephone number of Smart Anchor is +852 2598-2598. Its principal business is making investment.
Zhiyuan Li
Mr. Zhiyuan Li (“Mr. Li” or the “Chairman”), a PRC citizen, has served as chairman of the board of directors and the chief executive officer since April 1997. The business address of Mr. Li is located at c/o Hainan Jinpan Electric Company, Ltd, No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone, Haikou, Hainan, People’s Republic of China. The telephone number of Mr. Li is +86 898 6681-1301.
Yuqing Jing
Ms. Yuqing Jing (“Ms. Jing”), a PRC citizen, has served as our Corporate Secretary since April 1997. She is Mr. Li’s wife. The business address of Ms. Jing is c/o Jinpan International (USA) Ltd., 390 Veterans Boulevard, Carlstadt, NJ 07072, United States. The telephone number of Ms. Jing is +1 201-460-8778.
Throughout this proxy statement, Mr. Li and Ms. Jing are collectively referred to herein as the “Rollover Shareholders” and the Rollover Shareholders, Forebright SPV, Smart Anchor, Forebright Fund, FNOF GP, Parent and Merger Sub are collectively referred to herein as the “Buyer Group”.
The Merger (Page 62)
You are being asked to vote to authorize and approve the agreement and plan of merger dated as of January 24, 2016 (the “merger agreement”) among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger (the “merger”). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. The Company, as the surviving company, will continue to do business under the name “Jinpan International Limited” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.
Merger Consideration (Page 62)
Under the terms of the merger agreement, at the effective time of the merger, each of our outstanding common shares, par value of US$0.0045 per share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the effective time of the merger, will be cancelled in exchange for the right to receive US$6.00 per Share surrendered for cancellation, in each case, without interest and net of any applicable withholding taxes, except for the following excluded Shares (the “Excluded Shares”): (a) Shares beneficially owned by the Rollover Shareholders (the “Rollover Shares”); and (b) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Business Companies Act, as amended (the “BVI Companies Act”) (the “Dissenting Shareholders”); and (c) Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company. Each Excluded Share (but excluding the Dissenting Shares) issued and outstanding immediately prior to the effective time of the merger, will be cancelled and will cease to exist, and no merger consideration will be delivered with respect thereto. Each Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. Please see “Appraisal Rights” beginning on page 77 for additional information.
Treatment of Share Options (Page 63)
Immediately after the effective time of the merger, each outstanding option of the Company to purchase Shares under the Company’s 1997 Stock Option Plan and 2006 Stock Option Plan, in each case as amended or modified from time to time (the “Stock Plan”), whether vested or unvested, shall be cancelled and converted into the right of the holder of such option to receive cash in the amount equal to: (i) the total number of Shares subject to such option immediately prior to the effective time (without regard to vesting); multiplied by (ii) the excess, if any, of  (x) US$6.00 in cash per Share without interest over (y) the exercise price per Share under such option, which amount shall be paid, net of any applicable withholding taxes, as soon as reasonably practicable after the effective time. No holder of an option that has an exercise price per Share that is equal to or greater than the merger consideration of US$6.00 per Share shall be entitled to any payment with respect to such cancelled option before or after the effective time.
Voting Agreement (Annex F)
Concurrently with the execution and delivery of the merger agreement, each of the Rollover Shareholders entered into a voting agreement with Parent (the “Voting Agreement”), pursuant to which, among the others, (a) during the period commencing on the date of the Voting Agreement and continuing until the earlier of  (i) board of directors of the Company (at the direction of the Special Committee) or the Special Committee has made an adverse recommendation, or (ii) the termination of the Voting Agreement in accordance with its terms, each Rollover Shareholder and each of his or her affiliates that acquires beneficial ownership of any Share will appear at the shareholders’ meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Shares in favor of the approval of the merger agreement and the approval of other actions contemplated by the merger agreement and any actions required in furtherance thereof; and (b) each Rollover Shareholder irrevocably appoints Parent and any designee thereof as his or her proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares at the extraordinary shareholders’ meeting in favor of the approval of the merger agreement and the approval of other actions contemplated by the merger agreement and any actions required in furtherance thereof. Each Rollover Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

The Voting Agreement will terminate on the earliest to occur of: (a) termination of the merger agreement in accordance with its terms; or (b) the effective time of merger. The Voting Agreement is attached as Annex F to this proxy statement.
Record Date and Voting (Page 60)
You are entitled to attend and directly vote at the general meeting if you have Shares registered in your name at the close of business in the British Virgin Islands on            , the Share record date for voting at the general meeting. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be 16,418,456 Shares entitled to be voted at the general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is                  at      a.m. (Beijing Time). See “Summary Term Sheet — Voting Information” below.
Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 60)
In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company present and voting in person or by proxy as a single class at a quorate general meeting of the Company’s shareholders. The authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are not subject to the authorization and approval of holders of a majority of the Shares unaffiliated with the Buyer Group.
Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the record date, approximately 8,209,229 Shares must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the general meeting.
As of the date of this proxy statement, the Rollover Shareholders as a group beneficially owned in the aggregate 3,850,791 Shares, which represents 23.45% of the total outstanding voting Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 86 for additional information. Pursuant to the terms of the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger at the general meeting of the Company. Based on the number of Shares expected to be outstanding on the record date, approximately 26.55% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the general meeting.
If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”
Voting Information (Page 60)
Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                   at      a.m. (Beijing Time).

Appraisal Rights of Shareholders (Page 77)
Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, on the condition that they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act regarding the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive according to the merger agreement if you do not exercise appraisal rights with respect to your Shares.
We encourage you to review carefully the section of this proxy statement entitled “Appraisal Rights” as well as Annex C to this proxy statement and to consult your British Virgin Islands legal counsel if you consider exercising your appraisal rights.
Purposes and Effects of the Merger (Pages 42)
The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders other than the holders of Excluded Shares will be cashed out in exchange for US$6.00 per Share without interest and net of any applicable withholding taxes, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors — Buyer Group’s Purpose of and Reasons for the Merger” beginning on page 41 for additional information.
The Shares are currently listed on the NASDAQ under the symbol “JST.” It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. Following the completion of the merger, the Shares will no longer be listed on any securities exchange or quotation system, including the NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such shorter period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide to shareholders of public companies, including reporting obligations for directors, officers and principal securities holders of the Company. Please see “Special Factors — Effects of the Merger on the Company” beginning on page 42 for additional information.
Plans for the Company after the Merger (Page 45)
After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be an independent public company and will instead be a wholly owned subsidiary of Parent.
Recommendations of the Special Committee and the Board of Directors (Page 25)
The Special Committee has unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and the unaffiliated shareholders; (b) declared that it is advisable to enter into the merger agreement; (c) recommended that the board of directors of the Company authorize and approve the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger; and (d) recommended that the board of directors direct that the authorization and approval of the merger agreement, the plan of merger substantively in the form contained in Appendix 1 to the merger agreement (the “plan of merger”), and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at a general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.
ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SHAREHOLDERS RESOLUTION DURING THE GENERAL MEETING.
Position of the Buyer Group as to the Fairness of the Merger (Page 31)
Each member of the Buyer Group believes that the merger is fair (both substantively and procedurally) to the Company’s unaffiliated shareholders. Their belief is based upon the factors discussed under the caption “Special Factors — Position of the Buyer Group as to the Fairness of the Merger” beginning on page 31.
Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each aforementioned person as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.
Financing of the Merger (Page 46)
Parent estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated shareholders pursuant to the merger agreement, is anticipated to be approximately US$75.5 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Buyer Group does not consider the value of the Rollover Shares which will, in connection with and immediately prior to the closing of the merger at the Effective Time, be cancelled without receiving any merger consideration, and the Rollover Shareholders in lieu of receiving US$6.00 per share will be issued newly issued shares of Parent pursuant to the Rollover Agreement. This amount is expected to be provided through a combination of funds (a) of US$27.7 million to be provided by Forebright SPV to the Parent pursuant to an equity commitment letter dated January 24, 2016 (the “Forebright Equity Commitment Letter”), with such funding obligations being guaranteed by Forebright Fund; and (b) of US$47.8 million to be provided by Mr. Li to the Parent pursuant to an equity commitment letter dated January 24, 2016 (the “Mr. Li Equity Commitment Letter”).
In connection with his US$47.8 million funding commitment under the Mr. Li Equity Commitment Letter, Mr. Li has entered into a debt commitment letter with Forebright SPV and Forebright Fund on January 24, 2016 (the “Debt Commitment Letter”), pursuant to which Forebright SPV has agreed to provide Mr. Li with debt financing in an amount of US$25 million, with such financing obligation to be guaranteed by Forebright Fund.
Limited Guarantee (Annex G)
On January 24, 2016, Mr. Li, Forebright Fund and the Company entered into a limited guarantee (the “Limited Guarantee”), pursuant to which Mr. Li and Forebright Fund agreed to guarantee certain payment obligations of Parent under the merger agreement in favor of the Company.
Rollover Agreement (Annex E)
Concurrently with the execution and delivery of the merger agreement, each of the Rollover Shareholders entered into a rollover agreement with Parent (the “Rollover Agreement”). Subject to the conditions set forth in the Rollover Agreement, at the effective time of the merger and without further action by the Rollover Shareholders, all Rollover Shares will be cancelled without receiving any merger consideration, but in lieu of receiving US$6.00 per share, Parent will issue Parent shares in the name of each Rollover Holder or a designee of the Rollover Holder in the amount equal to the amount of the Rollover Shares. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent shares will constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by Parent with respect to the cancellation of the applicable Rollover Shares; and (b) upon receipt of such Parent shares, such Rollover Shareholder will have no right to any merger consideration with respect to the Rollover Shares so cancelled.
Interim Investors Agreement (Page 48)
On January 24, 2016, Forebright SPV, Mr. Li and Parent entered in to an interim investors agreement (the “Interim Investors Agreement”). Pursuant to the Interim Investors Agreement, absent the written consent of each of Forebright SPV and Mr. Li: (i) none of Forebright SPV and Mr. Li will present to the Company or any subsidiary of the Company any request that such entity take or omit to take certain actions which will or will reasonably be expected to (x) cause the Company to be in breach of any representation, warranty, covenant or agreement under the merger agreement, (y) constitute a Material Adverse Effect as defined in the merger agreement; and (ii) none of Forebright SPV and Mr. Li shall consent to any of such action or omission in writing. The Interim Investors Agreement also provides that all actions of Parent and Merger Sub relating to the merger agreement shall require the approval of each of Forebright SPV and Mr. Li. See “Special Factors — Interim Investors Agreement” beginning on page 48 for additional information.
Share Ownership of the Company Directors and Officers and Voting Commitments (Page 53)
As of the record date, we expect that the Buyer Group will beneficially own approximately 23.45% of our issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 86 for additional information.
Pursuant to the Voting Agreement, the Rollover Shareholders have agreed to irrevocably approve Parent and its designees as its proxy and attorney-in-fact and vote all in favor of the merger agreement and consummation of the transactions contemplated thereby, including the merger. If completed, the merger will result in the Company becoming a privately held company, and the Shares will no longer listed on the NASDAQ.
Opinion of the Special Committee’s Financial Advisor (Page 34)
Duff  & Phelps, LLC (sometimes referred to as Duff  & Phelps), delivered a written opinion, dated January 22, 2016 (the “Opinion”) to the Special Committee that, subject to and based upon the assumptions and limiting conditions set forth therein, as of the date of its opinion, the $6.00 per Share merger consideration to be received by holders of the Shares (other than the Excluded Shares) in the merger was fair, from a financial point of view, to such shareholders (without giving effect to any impact of the merger or any particular holder of Shares other than in their capacity as a holder of Shares). The full text of the Opinion is attached as Annex B. Holders of Shares are urged to read the Opinion carefully and in its entirety. The Opinion does not and shall not constitute a recommendation to any holders of Shares as to how they should vote in connection with the merger. The summary of the Opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the Opinion.
Please see “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 34 for additional information.
Interests of the Company’s Directors and Executive Officers in the Merger (Page 49)
In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•
the beneficial ownership of equity interests in Parent by the Rollover Shareholders and the prospective beneficial ownership of equity interests in Parent by the Rollover Shareholders at and after the effective time of the merger;

•
the potential enhancement or decline of share value for Parent, of which the Rollover Shareholders will beneficially own, as a result of the merger and future performance of the surviving company;

•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•
the monthly compensation of US$13,000 (subject to a cap of US$65,000 in the aggregate) of Dr. Li-Wen Zhang, and US$10,000 (subject to a cap of US$50,000 in the aggregate) of each of Dr. Xu Cai and Ms. Jing Zhang, each of which is a member of the Special Committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the board’s recommendation of the merger); and

•
the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The Special Committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 49 for additional information.
Conditions to the Merger (Page 72)
The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:
•
the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, being authorized and approved by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company present and voting in person or by proxy as a single class at a quorate general meeting of the Company’s shareholders; and

•
no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:
•
(i) certain representations and warranties of the Company in the merger agreement being true and correct (disregarding any limitation or qualification by “materiality” or “Material Adverse Effect”) as of the date of the merger agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect; and (ii) certain other representations and warranties of the Company in the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date);

•
the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

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since the date of the merger agreement, there having been no effect that has had, individually or in the aggregate, a Material Adverse Effect and is ongoing; and

•
Parent having received a certificate signed by an executive officer of the Company certifying as to the fulfillment of the above conditions.

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:
•
the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct (disregarding any limitation or qualification by “materiality”) as of the date of the merger agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct in all material respects, individually or in the aggregate, would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the merger agreement;

•
each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•
the Company having received a certificate signed by an officer or director of each of Parent and Merger Sub certifying as to the fulfillment of the above conditions.

Acquisition Proposals (Page 68)
•
From the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, neither the Company nor any of its subsidiaries nor any of the officers and directors of it or any of its subsidiaries will: (a) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal; (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any third party relating to any acquisition proposal; or (c) otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

•
The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent and Merger Sub in writing if any proposals or offers with respect to an acquisition proposal are initially received by, any such information is initially requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of such person, the material terms and conditions of any proposals or offers and whether the Company has any intention to provide confidential information to such person, and thereafter shall keep Parent and Merger Sub informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and material terms of any such acquisition proposal, indication, inquiry or request and of any material changes in the status and material terms of any such acquisition proposal, indication, inquiry or request (including the material terms and conditions thereof). The Company shall not, and shall cause its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date hereof that prohibits the Company from providing such information to Parent or Merger Sub. Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent and Merger Sub in writing if it determines to initiate actions concerning an acquisition proposal as permitted by under the merger agreement.

Change of Recommendation (Page 69)
The board of directors of the Company and the Special Committee will not:
•
withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; or

•
subject to certain exceptions and conditions, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement (other than a confidentiality agreement entered into in accordance with the merger agreement) relating to any acquisition proposal.

However, prior to obtaining the required shareholder authorization and approval of the merger agreement, the board of directors of the Company, based on the recommendation of the Special Committee, may withhold, withdraw, qualify or modify the company recommendation in a manner adverse to Parent or Merger Sub to approve, recommend or otherwise declare advisable any superior proposal not solicited, entered into or agreed to in breach of obligations under the merger agreement, and/or authorize the Company to terminate the merger agreement or enter into an alternative acquisition agreement with respect to such superior proposal, and made after the date of the merger agreement, if the board of directors of the Company (upon the direction of the Special Committee after consultation with outside legal counsel to the Special Committee) determines in good faith, that failing to do so would be inconsistent with its fiduciary obligations under applicable laws; provided, however, that prior to making any such adverse recommendation:
•
the Company will give Parent and Merger Sub at least four (4) business days written notice advising that the Company (acting through the Special Committee) currently intends to take such action and the basis therefor;

•
during the four (4) business day period following Parent’s and Merger Sub’s receipt of such notice of superior proposal, the Company will, and will cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal; and

•
following the end of the four (4) business day period, the board of directors of the Company (upon the direction of the Special Committee after consultation with its financial advisor and outside legal counsel) will have determined in good faith, taking into account any changes to the merger agreement proposed in writing by Parent and Merger Sub, that the acquisition proposal continues to constitute a superior proposal;

provided further, that substantially simultaneous with the Company’s board of directors’ making of such adverse recommendation, the Company shall terminate this Agreement and pay the termination fee as required under the merger agreement to Parent.
Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal and will require a new notice of superior proposal to Parent and Merger Sub and the Company will be required to comply with the requirements under the merger agreement fully with respect to such amended acquisition proposal.
In addition, prior to obtaining the required shareholder authorization and approval of the merger agreement, the board of directors of the Company, based on the recommendation of the Special Committee, may withhold, withdraw, qualify or modify the company recommendation in a manner adverse to Parent or Merger Sub, in connection with an intervening event unforeseeable at the date of the merger agreement and other than in response to or in connection with a superior proposal, if the board of directors of the Company determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that failure to make an adverse recommendation and/or terminate the merger agreement would be inconsistent with its fiduciary duties under applicable laws, provided that prior to making such adverse recommendation,
•
the Company will give Parent and Merger Sub at least four (4) business days written notice with reasonable details about the intervening event advising that the Company (acting through the Special Committee) currently intends to take such action;

•
during the four (4) business day period following Parent’s and Merger Sub’s receipt of such notice of intervening event, the Company will, and will cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that it would no longer be inconsistent with the board of directors’ fiduciary obligations not to effect an adverse recommendation; and
•
following the end of the four (4) business day period, the board of directors of the Company (upon the direction of the Special Committee after consultation with financial advisor and outside legal counsel to the Special Committee) will have determined in good faith, taking into account any changes to the merger agreement proposed in writing by Parent and Merger Sub, that it would continue to be inconsistent with the board of directors’ fiduciary duties under applicable law not to effect an adverse recommendation in light of the intervening event.

Termination of the Merger Agreement (Page 73)
The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:
•
by mutual written consent of the Company and Parent;

•
by either Parent or the Company, if:

•
the merger is not consummated on or before nine (9) months following the date of the merger agreement; provided, however, that this termination right is not available to a party if the failure of the merger to have been consummated on or before the termination date was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement;

•
any injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and non-appealable; provided, however, that this termination right will not be available to a party if the issuance of such injunction was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement; or

•
the shareholders’ meeting has been held and completed and the requisite shareholders’ approval has not been obtained at the general meeting duly convened therefor or at any adjournment or postponement thereof.

•
by Parent, if:

•
the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by the Company under the merger agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured within thirty (30) business days following receipt by the Company of written notice from Parent; provided that this termination right is not available to Parent if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the corresponding conditions to closing would not be satisfied; or

•
prior to the receipt of the shareholders’ approval, the board of directors of the Company (A) has effected a Company adverse recommendation, or (B) approves, endorses or recommends any acquisition proposal other than the merger, or (C) acting upon recommendation of the Special Committee, fails to include the company recommendation in favor of the merger in the proxy statement.

•
by the Company, if:

•
Parent or Merger Sub has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured within thirty (30) business days following receipt by Parent or Merger Sub of written notice from the Company; provided that this termination right is not available to the Company if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the corresponding conditions to closing would not be satisfied;
•
prior to obtaining the shareholder approval in order to enter into an alternative acquisition agreement with respect to an acquisition proposal pursuant to terms of the merger agreement; or

•
the board of directors of the Company or the Special Committee shall have made a company adverse recommendation pursuant to terms of the merger agreement.

Termination Fee (Page 74)
The Company is required to pay Parent a termination fee of US$3,940,429, if:
•
(a) a bona fide acquisition proposal for 50% or more of the voting power of the shares of the Company has been made, proposed or communicated (and not withdrawn) by a third party after the date of the merger agreement and prior to the shareholders’ meeting (or prior to the termination of the agreement if there has been such shareholders’ meeting); (b) the merger agreement is terminated by the Company or Parent pursuant to the merger agreement (without the board of directors of the Company having made any company adverse recommendation); and (c) within twelve (12) months after such termination of the merger agreement, the Company or any of its subsidiaries enters into a definitive agreement with such third party in respect of such acquisition proposal;

•
the merger agreement is terminated by Parent due to a breach by the Company of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied;

•
the merger agreement is terminated by Parent if prior to the receipt of the requisite shareholders’ approval, the board of the Company (A) has effected a Company adverse recommendation, or (B) approves, endorses or recommends any acquisition proposal other than the merger, or (C) fails to include the company recommendation in favor of the merger in the proxy statement;

•
the merger agreement is terminated by the Company, if prior to obtaining the shareholder approval, in order to enter into an alternative acquisition agreement with respect to an acquisition proposal pursuant to terms of the merger agreement; and

•
the merger agreement is terminated by the Company, if the board of directors of the Company or the Special Committee has made a company adverse recommendation pursuant to terms of the merger agreement.

Parent is required to pay the Company a termination fee of US$3,940,429, if
•
the merger agreement is terminated by the Company due to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied.

Fees and Expenses (Page 75)
Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.
Material U.S. Federal Income Tax Consequences (Page 53)
The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see

“Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 53 for additional information. The tax consequences of the merger to you will depend upon your personal circumstances. Because we may be or have been a passive foreign investment company, or PFIC, for U.S. federal income tax purposes during a U.S. Holder’s holding period for Shares, any gain recognized by a U.S. Holder on the receipt of cash in exchange for such U.S. Holder’s Shares may be taxed under special U.S. federal income tax rules, as described under “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.
Material PRC Income Tax Consequences (Page 56)
The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares pursuant to the merger by our shareholders holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares is subject to PRC tax if the holders of such Shares are PRC resident individuals.
You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.
Material British Virgin Islands Tax Consequences (Page 57)
The British Virgin Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that registration fees will be payable by the Company to the Registrar of Corporate Affairs of the British Virgin Islands to register the plan of merger. Please see “Special Factors — Material British Virgin Islands Tax Consequences” beginning on page 57 for additional information.
Regulatory Matters (Page 53)
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the registration of the articles of merger (and supporting documentation as specified in the BVI Companies Act) by the Registrar of Corporate Affairs of the British Virgin Islands.
Accounting Treatment of the Merger (Page 53)
Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.
Market Price of the Shares (Page 58)
The closing price of the Shares on NASDAQ on September 14, 2015, the last trading day immediately prior to the Company’s announcement on September 15, 2015 that it had received a “going private” proposal, was US$3.62 per Shares. The merger consideration of US$6.00 per Share to be paid in the merger represents a premium of approximately 65.7% to that closing price.

QUESTIONS AND ANSWERS ABOUT THE GENERAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:
What is the merger?

A:
The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group, and as a result of the merger, the Shares will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company.

Q:
What will I receive in the merger?

A:
If you own Shares and the merger is completed, you will be entitled to receive US$6.00 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your appraisal rights under Section 179 of the BVI Companies Act, with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the BVI Companies Act).

Please see “Special Factors — Material U.S. Federal Income Tax Consequences,” “Special Factors — Material PRC Income Tax Consequences” and “Special Factors — Material British Virgin Islands Tax Consequences” beginning on page 57 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.
Q:
How will the Company’s share options be treated in the merger?

A:
Immediately after the effective time of the merger, each outstanding option of the Company to purchase Shares under the Company’s share incentive plans in 1997 and 2006, in each case as amended or modified from time to time, whether vested or unvested, shall be cancelled and converted into the right of the holder of such option to receive cash in the amount equal to: (i) the total number of Shares subject to such option immediately prior to the effective time (without regard to vesting); multiplied by (ii) the excess, if any, of  (x) US$6.00 in cash per Share without interest over (y) the exercise price per Share under such option, which amount shall be paid, net of any applicable withholding taxes, as soon as reasonably practicable after the effective time. No holder of an option that has an exercise price per Share that is equal to or greater than the merger consideration of US$6.00 per Share shall be entitled to any payment with respect to such cancelled option before or after the effective time.

Q:
After the merger is completed, how will I receive the merger consideration for my Shares?

A:
If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within three business days after the effective time of the merger), a paying agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by US$6.00 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of your Shares.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:
When and where will the general meeting be held?

A:
The general meeting will take place on            , at       a.m. (Beijing Time) at our principal executive office located at No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone, Haikou, Hainan, People’s Republic of China.

Q:
What matters will be voted on at the general meeting?

A:
You will be asked to consider and vote on the following proposals:

•
to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•
to approve any motion to adjourn or postpone the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the general meeting.

Q:
What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:
In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger must, be authorized and approved by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company present and voting in person or by proxy as a single class at a quorate general meeting of the Company’s shareholders. At the close of business in the British Virgin Islands on            , the record date for the general meeting, we expect that there will be 16,418,456 Shares issued and outstanding and entitled to vote at the general meeting. Pursuant to the Voting Agreement, the Rollover Shareholders have agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Shareholders beneficially owned 3,850,791 Shares, approximately 23.45% of the total issued and outstanding Shares entitled to vote. Based on the number of Shares expected to be outstanding on the record date, 4,358,438 Shares, approximately 26.55% of the total outstanding Shares entitled to vote owned by the unaffiliated shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the general meeting.

Q:
How does the Company board of directors recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the Special Committee, our board of directors by a unanimous vote (with Mr. Li abstaining) recommends that you vote:

•
FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•
FOR the proposal to approve any motion to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the general meeting.

Q:
Who is entitled to vote at the general meeting?

A:
The share record date is            . Only shareholders entered in the register of members of the Company at the close of business in the British Virgin Islands on the share record date or their proxy holders are entitled to directly vote at the general meeting or any adjournment thereof.

Q:
What constitutes a quorum for the general meeting?

A:
The presence, in person or by proxy, of shareholders holding not less than 50 percent of the issued and outstanding Shares that are entitled to vote on the record date will constitute a quorum for the general meeting.

Q:
What effects will the merger have on the Company?

A:
As a result of the merger, the Company will cease to be a publicly traded company and will be indirectly wholly owned by the Buyer Group. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and our reporting obligations with respect to our Shares under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our Shares will no longer be listed or traded on any stock exchange, including the NASDAQ.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible and currently expect the merger to close in the first half of 2016. In order to complete the merger, we must obtain shareholder approval of the merger at the general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:
What happens if the merger is not completed?

A:
If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The Shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger — Termination Fee” beginning on page 74.
Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 72 hours before the time of the general meeting so that your Shares will be represented and may be voted at the general meeting.

Alternatively, you can attend the general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.
Q:
If my Shares are held in a brokerage account, will my broker vote my Shares on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds on your behalf, those Shares may not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:
If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:
May I change my vote?

A:
Yes, you may change your vote in one of three ways:

•
first, you may revoke a proxy by written notice of revocation given to the chairman of the general meeting before the general meeting commences. Any written notice revoking a proxy should be sent to Jinpan International Limited, 390 Veterans Boulevard, Carlstadt, NJ 07072, Attention: Chief Financial Officer.

•
second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the general meeting; or

•
third, you may attend the general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares. If you are a holder of record and your Shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated Shares, should I send in my share certificates now?

A:
No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now.

All holders of uncertificated Shares (i.e., holders whose Shares are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates in exchange for the merger consideration.
Q:
As a Shareholder, am I entitled to appraisal rights?

A:
Yes. Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, as amended, for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own British Virgin Islands legal counsel if you desire to exercise your appraisal rights. Please see “Appraisal Rights” beginning on page 77 as well as “Annex C — BVI Business Companies Act, — Section 179” to this proxy statement for additional information.

Q:
Will any proxy solicitors be used in connection with the general meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged Innisfree M&A Incorporated as its proxy solicitor.

Q:
Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:
Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including:

•
the prospective beneficial ownership of equity interests in Parent by the Rollover Shareholder at and after the effective time of the merger;

•
the potential enhancement or decline of share value for Parent, of which the Buyer Group will beneficially own, as a result of the merger and future performance of the surviving company;

•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•
the monthly compensation of US$13,000 (subject to a cap of US$65,000 in the aggregate) of Dr. Li-Wen Zhang, and US$10,000 (subject to a cap of US$50,000 in the aggregate) of each of Dr. Xu Cai and Ms. Jing Zhang, each of which is a member of the Special Committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the board’s recommendation of the merger); and

•
the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 49 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.
Q:
How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:
Pursuant to the Voting Agreement, both of the Rollover Shareholders have agreed to vote, or cause to be voted, all of the Shares they beneficially own, representing an aggregate of approximately 23.45% of the total issued and outstanding Shares entitled to vote as of January 24, 2016, plus any Shares that they may acquire after January 24, 2016, in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

Q:
Who can help answer my questions?

A:
If you have any questions or need assistance in voting your Shares, you may contact Innisfree M&A Incorporated, the firm assisting us with this proxy solicitation, at 877-825-8730 toll-free in North America or at 212-750-5833 collect.

SPECIAL FACTORS
Background of the Merger
The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management have, from time to time, considered strategic alternatives that may be available to the Company.
In July of 2014, an affiliate of Forebright Fund, a private equity investor fund based in Hong Kong, approached Mr. Li on a highly preliminary basis with respect to a potential strategic investment involving Mr. Li, Forebright Fund and the Company. Over the course of August and early September of 2014, Forebright, with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its legal advisor, explored with Mr. Li the feasibility of a going private transaction with respect to the Company. Neither Mr. Li nor the Company received any other indication of interest from any other financial investor or strategic buyer with respect to a potential investment in the Company.
On September 21, 2014, Mr. Li and an affiliate of Forebright Fund (the “2014 Buyer Consortium”) jointly submitted a preliminary non-binding proposal letter (the “2014 Proposal”) to acquire all of the outstanding Shares not already owned by the 2014 Buyer Consortium in a going private transaction for $8.80 per Share, in cash, subject to certain conditions. In the 2014 Proposal, Mr. Li also stated, among other things, that he did not intend to sell his stake in the Company to any third party.
On September 24, 2014, the Board held a telephonic meeting to discuss the Proposal and established a special committee of the independent directors of the board of directors, consisting of Mr. Donald Burris and Dr. Li-Wen Zhang (the “2014 Special Committee”). Over September and October 2014, the 2014 Special Committee interviewed legal and financial advisers, including Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) and Duff  & Phelps, LLP (“Duff  & Phelps”), and retained Gibson Dunn as its legal advisor and Duff  & Phelps as its financial advisor based on the qualifications, experience and other characteristics of each of Gibson Dunn and Duff  & Phelps.
In December 2014, the 2014 Special Committee attempted to negotiate a higher price from the 2014 Buyer Consortium. At about the same time, the Special Committee authorized the Company to enter into a confidentiality agreement with an affiliate of Forebright Fund that contained customary terms, which would allow Forebright Fund to conduct due diligence investigation of the Company.
On December 29, 2014 the Company received a letter from the 2014 Buyer Consortium withdrawing the 2014 Proposal. On December 30, 2014, the Company issued a press release regarding the letter it received from the 2014 Buyer Consortium. The Buyer Consortium withdrew its 2014 Proposal in light of the underperformance of the Chinese economy and the industrial sector the Company was in. In the letter to the Company, the Buyer Consortium reserved its right to review continuously Mr. Li’s investment in the Company and the Company’s business affairs, capital needs and general industrial and economic conditions, and to propose a strategic transaction with the Company in the future, with or without any other person and subject to the terms and conditions of the confidentiality agreement, based on such review.
After the 2014 Proposal was terminated, the Buyer Consortium reviewed from time to time the Company’s business operations and the general conditions of the Chinese economy and the industrial sector the Company is in. In August of 2015, in light of the continuously low trading price of the Company’s shares and the continuous underperformance of the sector the Company is in, the Buyer Consortium considered submitting another going private proposal to the Company.
On September 15, 2015, Mr. Li and Forebright Smart Connection Technology Limited (“Forebright SPV”, and together with Mr. Li, the “Buyer Consortium”) jointly submitted a preliminary non-binding proposal letter to acquire all of the outstanding Shares not already owned by the Buyer Consortium and its affiliates in a going private transaction for $4.50 per Share, in cash, subject to certain conditions (the “September 15 Proposal”). In the September 15 Proposal, Mr. Li also stated, among other things, that he did not intend to sell his stake in the Company to any third party. On the day following the receipt of the September 15 Proposal by the Board, the Company issued a press release regarding its receipt of the September 15 Proposal.

On September 24, 2015, the Board held a telephonic meeting to discuss the September 15 Proposal. All members of the Board attended the meeting other than Mr. Li. Troutman Sanders LLP, counsel to the Company, then discussed with the Board members the general process of a going private transaction, including potential SEC filings. Troutman Sanders also reviewed with the Board members their fiduciary duties and responsibilities as members of the Board in the context of a going private transaction, including the importance of the appointment of a special committee of independent directors to review the going private transaction.
On September 29, 2015, the Board held a telephonic meeting to continue to discuss the September 15 Proposal. All members of the Board attended the meeting other than Mr. Li. During the meeting, the attending directors discussed the various qualifications of the directors of the Company to serve on the Special Committee and unanimously passed a resolution to form the Special Committee, to be solely comprised of independent directors of the Company. Dr. Zhang, Dr. Cai and Ms. Zhang were elected to serve on the Special Committee, and Dr. Zhang was elected the chairperson of the Special Committee. On the same day, by way of unanimous written resolutions of the directors, the Board also granted to the Special Committee the power to (i) review and evaluate the terms and conditions, and determine the advisability of any proposed transaction, including maintaining the Company’s current status as a public company, (ii) negotiate with any party the Special Committee deems appropriate the terms and conditions of a proposed transaction and, if the Special Committee deems appropriate, approve the execution and delivery of documents on behalf of the Company, (iii) determine whether any proposed transaction negotiated by the Special Committee is fair to, and in the best interests of, the Company and its shareholders (other than Mr. Li or any other shareholders affiliated with the Buyer Consortium), (iv) recommend to the full Board what action, if any, should be taken by the Company with respect to any proposed transaction, and (v) retain, in its sole discretion, and on terms and conditions acceptable to the Special Committee, such independent advisors, including legal counsels, financial advisors and outside consultants, as the Special Committee deems appropriate to assist the Special Committee in discharging its responsibilities.
On September 30, 2015, after discussion of the qualifications, experience and other characteristics of each potential legal advisor considered by the Special Committee, as well as the determination that Gibson Dunn did not have any conflict that would impair its representation of the Special Committee, the Special Committee retained Gibson Dunn as its legal advisor, by way of unanimous written resolutions of the directors, based on its experience and expertise in going private transactions, including its role as legal advisor to the 2014 Special Committee.
On October 5, 2015, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn. During the meeting, Gibson Dunn made a presentation to the Special Committee of general matters on corporate governance and best practices in the context of a going private transaction and the advisors’ respective roles in assisting the Special Committee in its work, as well as the advice of Conyers Dill & Pearman (“Conyers Dill”) of the directors’ fiduciary duties to the Company’s shareholders, under the laws of the British Virgin Islands, which Gibson Dunn solicited on the Special Committee’s behalf. Gibson Dunn also discussed precedent privatization transactions involving U.S. listed Chinese corporations. Gibson Dunn then interviewed each member of the Special Committee as to whether he or she is aware of any conflict that would prevent him or her from objectively evaluating the September 15 Proposal, and each member of the Special Committee stated that he or she is not aware of any such conflict and confirmed that he or she is comfortable serving as a member of the Special Committee. Duff  & Phelps was subsequently invited to join the meeting. Because the 2014 Special Committee conducted extensive interviews with investment banks, Duff  & Phelps was the only investment bank that the Special Committee chose to interview at that time. During the meeting, Duff  & Phelps was interviewed by the Special Committee regarding its credentials and experience in going private transactions, considerations in relation to the September 15 Proposal, valuation methodologies typically used in going private transactions and financial due diligence with respect to the Company. Duff  & Phelps also reviewed its prior work advising the 2014 Special Committee to evaluate the 2014 Proposal. After the Duff  & Phelps team exited the meeting, the Special Committee further discussed Duff  & Phelps’ presentation with Gibson Dunn. Various questions were asked and answered regarding the Duff  & Phelps presentation and process for evaluating the September 15 Proposal. After lengthy discussion of the qualifications, experience and other characteristics of Duff  & Phelps, and the determination that Duff  & Phelps did not have any conflict that would impair its representation of the Special Committee, by way of unanimous resolution of the directors, the Special Committee retained Duff  & Phelps as its financial advisor based on its experience and expertise in going private transactions, and authorized Gibson Dunn to negotiate with Duff  & Phelps the terms of Duff  & Phelps’ engagement by the Special Committee. On October 7, 2015, the Company issued a press release regarding the engagement of its financial adviser and U.S. legal counsel by the Special Committee.
On October 26, 2015, Skadden sent to Gibson Dunn an initial draft of the confidentiality agreement between Forebright SPV and the Company. The draft confidentiality agreement was on substantially the same terms as were used in connection with the 2014 Proposal.
On October 28, 2015, Forebright SPV and the Company entered into the confidentiality agreement.
On November 2, 2015, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff  & Phelps. During the meeting, Duff  & Phelps updated the Special Committee on its discussions with the Buyer Consortium regarding the September 15 Proposal and the materials it had received from the Company to date, including the Company’s business plan and financial projections for the years 2015 through 2020, which were prepared by members of management that are not affiliated with Mr. Li (the “Business Plan”). Duff  & Phelps also answered questions from the Special Committee and informed the Special Committee of its projected timeline to complete its preliminary analysis with respect to the September 15 Proposal.
On November 3, 2015, Skadden sent to Gibson Dunn initial drafts of the merger agreement and ancillary transaction documents (the “Transaction Documents”).
On November 12, 2015, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff  & Phelps. During the meeting, Duff  & Phelps updated the Special Committee on the materials it had received from the Company to date, including the Business Plan, and discussed its preliminary view on the various assumptions underlying such materials. Duff  & Phelps also discussed the progress of its analysis of the September 15 Proposal, informed the Special Committee of its projected timeline to complete its preliminary analysis with respect to the September 15 Proposal and answered questions from the Special Committee. The Special Committee also discussed with Duff  & Phelps and Gibson Dunn whether it would be necessary or advisable to conduct a market check before entering into the definitive agreements and/or retain a “go-shop” right after entering into the definitive agreements. Duff  & Phelps and Gibson Dunn discussed with the Special Committee an overview of a potential market check process and potential “go-shop” process. The Special Committee authorized Duff  & Phelps to further discuss the materials prepared by the Company, including the Business Plan, and the assumptions underlying such materials with the Company’s management.
On November 19, 2015, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn, Duff  & Phelps and members of the Company’s management (“Management”). During the meeting, Management discussed the materials prepared by the Company with respect to the Company’s business, including the Business Plan, as well as the various assumptions underlying such materials. The Special Committee then determined that Duff  & Phelps and the Company should further discuss the underlying materials prepared by the Company, including the Business Plan, in connection with Duff  & Phelps’ analysis of the September 15 Proposal. Following the November 19, 2016 Special Committee meeting, management of the Company circulated a revised Business Plan. The Special Committee determined that the revised Business Plan reasonably reflected the business and financial prospects of the Company and instructed Duff  & Phelps to use the revised Business Plan to perform its financial analysis of the Company.
On December 13, 2015, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff  & Phelps. During the meeting, Duff  & Phelps informed the Special Committee that it held meetings with the Duff  & Phelps committee responsible for approving fairness opinions. Based on such meetings, Duff  & Phelps reported the following regarding the September 15 Proposal: (i) the Buyer Consortium’s offer of  $4.50 per Share is not a price at which Duff  & Phelps can render a fairness opinion and (ii) Duff  & Phelps would be in a position to render a fairness opinion at a price of  $5.50 or more per Share, subject to a pre-signing market check. Duff  & Phelps explained the various factors it had taken into consideration in reaching its conclusion and then answered questions from the Special Committee. Based on the advice of Duff  & Phelps, the Special Committee determined that the $4.50 per Share price in the September 15 Proposal was inadequate.

On December 16, 2015, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff  & Phelps. Following such meeting, the Special Committee directed Duff  & Phelps to prepare a letter to the Buyer Consortium to inform them that the Special Committee determined that the $4.50 per Share price in the September 15 Proposal was inadequate and that the Special Committee requests that the Buyer Consortium raise its per Share offer price. The Special Committee determined that it would review and discuss the materials being prepared by Duff  & Phelps at the next Special Committee meeting before authorizing Duff  & Phelps to contact the Buyer Consortium.
On December 20, 2015, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff  & Phelps. During the meeting, Duff  & Phelps presented to the Special Committee its preliminary financial analysis of the Company based on the Business Plan, as provided by the Company. The Special Committee discussed written materials prepared by Duff  & Phelps and Duff  & Phelps answered questions from the Special Committee regarding such materials. After Duff  & Phelps left the meeting, Gibson Dunn answered questions from the Special Committee regarding its fiduciary duties and other legal matters in connection with evaluating the September 15 Proposal. After further discussion, the Special Committee resolved to send a letter informing the Buyer Consortium that the $4.50 per Share price in the September 15 Proposal is a price at which Duff  & Phelps cannot render a fairness opinion, and to request that the Buyer Consortium (i) provide the Special Committee with information supporting a going private transaction at this time, (ii) improve its offer, and (iii) be prepared to allow a majority of the disinterested shareholders to determine whether the Buyer Consortium offer to purchase the Company is acceptable. On December 21, 2015, Duff  & Phelps, at the direction of the Special Committee, delivered such letter to the Buyer Consortium.
In response to the letter from the Special Committee, members of the Buyer Consortium discussed (i) the underlying economic factors that would favor a going private transaction, (ii) a potential increase in the Buyer Consortium’s offer price and (iii) whether the Buyer Consortium would be prepared to allow a majority of the disinterested shareholders to determine whether to adopt the merger agreement. The Buyer Consortium’s conclusions are reflected in their response letter as described in the paragraph below.
On December 22, 2015, Skadden, at the direction of the Buyer Consortium, delivered a letter to the Special Committee, dated December 22, 2015, from the Buyer Consortium (the “December 22 Letter”). In the December 22 Letter, the Buyer Consortium stated that the Company has been thinly traded on Nasdaq and is subject to a lack of interest from long term value investors, and that the Buyer Consortium believes that the Company has lost its ability to use the U.S. capital markets for further capital raising. Additionally, the Buyer Consortium stated that under the laws of the British Virgin Islands, minority shareholders have statutory appraisal rights if they dissent a merger proposal. The December 22 Letter also included a proposed increase in the Buyer Consortium’s price to $5.00 per Share (the “December 22 Proposal”), subject to the conditions that the Company enter into a merger agreement with the Buyer Consortium on a timely basis and that the Merger not require the approval of the affirmative vote of holders of Shares representing more than fifty percent (50%) of the voting rights of the Shares, excluding the Shares held by Mr. Li and his affiliates (a “majority of the minority shareholder vote requirement”). The Buyer Consortium emphasized that given its ability to close the transaction in an expedient manner, its all cash proposal presented the disinterested shareholders with an opportunity to immediately realize enhanced share value at a significant premium to the Company’s public trading price.
On December 23, 2015, the Special Committee discussed the December 22 Letter via telephone and later that day convened a meeting by telephone with representatives of Gibson Dunn and Duff  & Phelps. Dr. Cai was not present at the meeting due to a scheduling conflict. During the meeting, Duff  & Phelps and Gibson Dunn reviewed with the Special Committee the December 22 Letter and the December 22 Proposal. Duff  & Phelps advised the Special Committee that it would still be unable to render a fairness opinion at a price of  $5.00 per Share. Duff  & Phelps answered questions from the Special Committee regarding its valuation analysis of the Company. Gibson Dunn advised the Special Committee regarding general matters on corporate governance and best practices in the context of a going private transaction, as well as the advice of Conyers Dill of the directors’ fiduciary duties to the Company’s shareholders in connection with the December 22 Proposal, under the laws of the British Virgin Islands, which Gibson Dunn solicited on the Special Committee’s behalf. After further discussion and questions from the Special Committee, the

Special Committee authorized Duff  & Phelps and Gibson Dunn to speak with Dr. Cai after the meeting and provide him with the same information it had provided to Dr. Zhang and Ms. Zhang. The Special Committee determined that it would wait to take further action regarding the December 22 Proposal until speaking with Dr. Cai.
On December 31, 2015, Duff  & Phelps, at the direction of the Special Committee, delivered a letter to the Buyer Consortium stating that based on all of the information available to the Special Committee, including that it would not be able to receive an opinion from Duff  & Phelps as to the fairness of the revised offer price of  $5.00 per Share from a financial point of view, that it is unable to recommend approval of the December 22 Proposal. Additionally, the Special Committee stated that it was willing to enter into a transaction at a fair and reasonable price and that Gibson Dunn had reviewed the draft Transaction Documents and is prepared to share its comments on the documents, provided that the Special Committee is able to receive indication that the Buyer Consortium is prepared to pay a fair and reasonable price. The Special Committee stated that it believes $6.00 is a fair and reasonable price, and that at that price the Special Committee would be prepared to enter into negotiations with regard to a transaction with the Buyer Consortium on market terms. Further, the Special Committee stated that if it is able to agree to a fair and reasonable price with the Buyer Consortium, it would not insist on a majority of the minority shareholder vote requirement or a “go shop” provision.
On January 1, 2016, Skadden, at the direction of the Buyer Consortium, delivered a letter to the Special Committee (the “First January 1 Letter”). In the First January 1 Letter, the Buyer Consortium stated its willingness to negotiate its price with the Special Committee, but before it would do so it would like the opportunity to review the Special Committee’s comments on the draft Transaction Documents so that it could discuss various legal terms and commercial terms in totality and together with the offer price.
Later that day, Skadden, at the direction of the Buyer Consortium, delivered another letter to the Special Committee (the “Second January 1 Letter” and, together with the First January 1 Letter, the “January 1 Letters”). In the Second January 1 Letter, the Buyer Consortium stated that it would be prepared to raise its purchase price to $5.50 per Share (the “January 1 Proposal”) on the conditions that (i) the merger only require the statutory shareholder approval as required under the laws of the British Virgin Islands, (ii) the other terms in the Transaction Documents be customary and reasonable to those in similar going private transactions involving China-based U.S. listed foreign private issuers and (iii) the Special Committee and its advisors immediately commence substantive negotiations with the Buyer Consortium on the Transaction Documents.
On January 5, 2016, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff  & Phelps. During the meeting, Duff  & Phelps and Gibson Dunn reviewed with the Special Committee the January 1 Letters and the January 1 Proposal. The Special Committee discussed with Duff  & Phelps and Gibson Dunn its proposed responses to the Buyer Consortium and other potential courses of action for the Special Committee. After Duff  & Phelps left the meeting, Gibson Dunn answered questions from the Special Committee regarding general matters on corporate governance and best practices in the context of a going private transaction and other legal matters in connection with evaluating the January 1 Proposal, as well as the advice of Conyers Dill of the directors’ fiduciary duties to the Company’s shareholders in connection with the December 22 Proposal, under the laws of the British Virgin Islands, which Gibson Dunn solicited on the Special Committee’s behalf. After further discussion, the Special Committee resolved to send a letter to the Buyer Consortium asking the Buyer Consortium to raise its price to $6.00 per Share and inform the Buyer Consortium that it had authorized Gibson Dunn to share the Special Committee’s comments to the draft Transaction documents with Skadden, and that the Special Committee was available to further negotiate the price of a possible transaction with the Buyer Consortium. The Special Committee also instructed Gibson Dunn to revise and negotiate with the Buyer Consortium the terms of the Transaction Documents.
On January 7, 2016, Gibson Dunn, at the direction of the Special Committee, delivered a letter to the Buyer Consortium (the “January 7 Letter”) stating that the Special Committee had reviewed the January 1 Letters and the January 1 Proposal with Duff  & Phelps and Gibson Dunn and that the Special Committee was sharing its comments to the draft Transaction Documents in the hope that the Buyer Consortium would raise its final offer price to $6.00, and at that price the Special Committee would not insist on a majority of the minority shareholder vote requirement or a “go shop” provision. Gibson Dunn then delivered revised Transaction Documents to Skadden and the Buyer Consortium.

On January 11, 2016, Skadden, at the direction of the Buyer Consortium, delivered a letter to the Special Committee stating that the Buyer consortium had reviewed the January 7 Letter and the Special Committee’s comments to the draft Transaction Documents. Skadden enclosed with the January 11 Letter further revised Transaction Documents for the Special Committee’s consideration. The letter also restated the Buyer Consortium’s belief that in light of the Chinese economy’s underperformance, it will be extremely difficult for the Company to gain meaningful recognition from U.S. public investors. The letter additionally stated that on the basis of the foregoing, together with the poor performance of China’s currency and strong performance of the U.S. dollar, the Buyer Consortium would not raise its price above $5.50 but would consider an increase in the reverse termination fee payable in light of the Forebright SPV’s requirement that its equity commitment letter be subject to the condition that Forebright SPV and Mr. Li enter into a shareholders agreement prior to the Merger.
On January 12, 2016, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff  & Phelps. Dr. Cai was not present at the meeting due to a scheduling conflict. During the meeting, Duff  & Phelps and Gibson Dunn reviewed with the Special Committee the January 11 Letter. The Special Committee discussed the Buyer Consortium’s (i) position that it would not raise its price above $5.50 per Share, (ii) response to the January 7 Letter and (iii) proposed terms in the revised draft Transaction Documents, and Duff  & Phelps and Gibson Dunn advised the Special Committee on the contents of the January 11 Letter. The Special Committee discussed with Duff  & Phelps and Gibson Dunn its proposed responses to the Buyer Consortium and other potential courses of action for the Special Committee. After the discussion, the Special Committee determined, subject to consultation with Dr. Cai, that it would not further negotiate the terms of the revised draft Transaction Documents until (x) the Buyer Consortium removed the funding condition in Forebright SPV’s equity commitment letter that Forebright SPV and Mr. Li first enter into a shareholders agreement prior to funding and (y) the Buyer Consortium responded to the Special Committee’s position in the January 7 Letter that the Special Committee would only forego a majority of the minority shareholder vote requirement and “go-shop clause” in the merger agreement if the Buyer Consortium raised its offer price to $6.00 per Share.
Between January 12 and January 14, 2016, Gibson Dunn and Skadden discussed the terms of the Buyer Consortium’s financing arrangements, including the inclusion in Forebright SPV’s equity commitment letter of a funding condition that Forebright SPV and Mr. Li first enter into a shareholders agreement prior to funding.
On January 14, 2016, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff  & Phelps. During the meeting, Gibson Dunn provided an update to the Special Committee regarding the status of the financing arrangements between Forebright SPV and Mr. Li. The Special Committee then discussed, and was advised by Duff  & Phelps and Gibson Dunn concerning, the Buyer Consortium’s offer price of  $5.50 per Share, the advisability of a pre-signing market check or a “go-shop” clause in the merger agreement and the advisability of a majority of the minority shareholder vote requirement. After further discussion, the Special Committee authorized Gibson Dunn to deliver a letter to the Buyer Consortium stating that (i) the Buyer Consortium must have fully committed financing prior to the signing of definitive transaction documents and (ii) that the Special Committee was not in a position to recommend a transaction to the minority shareholders without a “go-shop” clause in the merger agreement and a majority of the minority shareholder vote requirement unless the Buyer Consortium raised its offer price to $6.00 per Share.
On January 14, 2016, Gibson Dunn, at the direction of the Special Committee, delivered a letter to Skadden (the “January 14 Letter”) asking the Buyer Consortium to respond to the Special Committee’s positions in the January 7 Letter and stating that the January 11 Letter raised a new and substantial issue for the Special Committee, as this was the first time the Special Committee learned that it had not received a fully financed offer from the Buyer Consortium, but rather an offer subject to the members of the Buyer Consortium entering into a shareholders agreement prior to the Merger. The January 14 Letter also stated that the Special Committee’s advisors would not recommend a transaction to the Special Committee that had such a condition. The January 14 Letter also repeated the Special Committee’s position in the January 7 Letter that at a price of  $5.50 per Share , the Special Committee would insist on including in the merger agreement a majority of the minority shareholder vote requirement and a “go shop” provision.

Between January 14 and January 22, 2015, Gibson Dunn and Skadden negotiated and revised the Transaction Documents. Skadden also provided documentation to Gibson Dunn evidencing the financing arrangements between Forebright SPV and Mr. Li.
On January 19, 2016, Skadden, at the direction of the Buyer Consortium, delivered a letter to Gibson Dunn (the “January 19 Letter”) stating that the Buyer Consortium reviewed and considered the January 14 Letter and would increase its price to $6.00 per Share on the condition that the merger agreement contain neither a majority of the minority shareholder vote requirement nor a “go shop” clause. The January 19 Letter also stated that the Buyer Consortium would agree to remove the condition from Forebright SPV’s equity commitment letter that Forebright SPV and Mr. Li enter into a shareholders agreement prior to the Merger.
On January 22, 2016, the Special Committee convened a meeting by telephone with representatives of Gibson Dunn and Duff  & Phelps. During the meeting, Gibson Dunn presented to the Special Committee a summary of the revised Transaction Documents and the terms of conditions thereof, pursuant to which the Merger would be consummated, and answered questions from the Special Committee regarding the revised Transaction Documents. Additionally, Duff  & Phelps reviewed its financial analysis of the Company and the Buyer Consortium’s offer price of  $6.00 per Share. Duff  & Phelps delivered verbally its opinion, which was subsequently confirmed in writing by delivery of its written opinion dated as of the same date, that as of January 22, 2016 and based upon and subject to the various qualifications, factors, assumptions and limitations described in its opinion, the merger consideration of  $6.00 per Share to be received by the Company’s shareholders, other than the holders of Excluded Shares, in the proposed Merger is fair, from a financial point of view, to such holders. Please see “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 34 for additional information. Following a comprehensive discussion and detailed discussion of the proposed terms of the merger agreement, the financial presentation provided by Duff  & Phelps and its fairness opinion, and taking into account the other factors described below under the heading titled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 25, the Special Committee determined that the terms and conditions of the revised Transaction Documents, including the Buyer Consortium’s offer price of  $6.00 per Share, are in the best interests of the Company and its shareholders. Upon a motion by Ms. Zhang, seconded by Chairperson Dr. Zhang, the Special Committee unanimously adopted resolutions approving the revised Transaction Documents and resolutions recommending to the board of directors of the Company that they adopt the revised Transaction Documents and recommend the acquisition of the Company by the Buyer Consortium to the Company’s shareholders.
Following the meeting of the Special Committee, the board of directors of the Company convened and based upon the unanimous recommendation of the special Committee, and taking into accounts the other factors described below under the heading titled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 25, the board of directors of the Company (with Mr. Li abstaining from voting) unanimously adopted resolutions approving the terms of the revised Transaction Documents and the transactions contemplated thereby and resolutions recommending that the Company’s shareholders vote to approve the terms of the merger agreement. Upon the adoption and approval of the terms of the Transaction Documents by the Company’s board of directors, the Company, Parent and Merger Sub subsequently executed and delivered the Transaction Documents.
Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors
Our board of directors, acting upon the unanimous recommendation of the Special Committee, which Special Committee acted with the advice and assistance of its independent financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.
At a meeting on January 22, 2016, the Special Committee unanimously recommended that our board of directors adopt resolutions that:
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determine that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of, the Company and the unaffiliated shareholders, and declare it advisable to enter into the merger agreement;

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authorize and approve the execution, delivery and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger; and

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direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at a general meeting of the shareholders of the Company with the recommendation that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On January 22, 2016, our board of directors (with Mr. Li abstaining) unanimously approved and adopted the resolutions recommended by the Special Committee. Mr. Li abstained from voting because of the potential conflicts of interest arising from his role as a member of the board of directors of the Company and his interests in the transactions contemplated under the merger agreement and the rollover agreement, including the merger. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 49 for additional information.
In the course of reaching their respective determinations, the Special Committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the Special Committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:
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the current and historical market prices of the Shares, including the fact that the merger consideration offered to our unaffiliated shareholders represents a 65.7% premium to the closing price of our Shares on September 14, 2015, the last trading day immediately prior to the Company’s announcement on September 15, 2015 that it had received a “going private” proposal. The US$6.00 per Share merger consideration to be paid to unaffiliated shareholders in the merger also represents (a) 42.2% premium over the closing price of US$4.22 per share on January 22, 2016, the trading day immediately before the merger agreement was signed; and (b) 35.1% and 23.7% premium over the closing price of US$4.44 and US$4.85 per Shares on August 3, 2015 and June 19, 2015, respectively, 30 and 60 days prior to the Company’s announcement on September 15, 2015 that it had received a “going private” proposal.

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the lack of interested bidders, considering the fact that there were no other proposal submitted to the Company following the Company’s announcement on September 15, 2015 that it has received a “going private” proposal;

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the financing obtained by and the ability of the Buyer Group to consummate the merger, in particular, the general guarantee provided by Forebright Fund of certain funding obligations of certain members of the Buyer Group;

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the negotiations with respect to the merger consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group, US$6.00 per Share was the highest price that the Buyer Group would agree to pay, which represents 33.3% increase of the price initially offered by the Buyer Group on September 25, 2015, US$4.50;

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the all-cash merger consideration, which will allow our unaffiliated shareholders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares;

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the financial analysis reviewed and discussed with the Special Committee (the “Financial Analysis”) by representatives of Duff  & Phelps, as well as the oral opinion of Duff  & Phelps to the Special Committee on January 22, 2016 (which was subsequently confirmed by delivery of the Opinion) with respect to the fairness, from a financial point of view, of the US$6.00 per Share merger consideration to be received by holders of the Shares (other than the Excluded Shares) in the merger, as of January 22, 2016, subject to the various assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff  & Phelps in preparing their Opinion. Please see “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 34 for additional information;

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the overall slowdown in the PRC economy which may have an adverse effect on the Company’s business, financial condition and projections, and results of operations;

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the increased costs of regulatory compliance for public companies, especially considering the trend that many comparable companies in our industry ceased to be publicly listed and traded;

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the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance;

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the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance;

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the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

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the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent publicly-traded entity and the perceived risks of that alterative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the merger, taking into account the likelihood of execution as well as business, competitive, industry and market risks;

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the limited trading volume of the Company’s Shares on NASDAQ and the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain at least the merger consideration of US$6.00, as adjusted for present value, and the possibility that such value might never be obtained;

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estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business and prospects, indicating that the Company may face uncertain business conditions in China, which made the transaction desirable at this time as compared with other times since the Company’s initial public offering in 1998;

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the belief of the Special Committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

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the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

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the absence of a financing condition in the merger agreement;

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the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of required regulatory approvals;

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the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a US$3,940,429 termination fee, and the guarantee of such payment obligation by the Buyer Group pursuant to a limited guarantee;

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our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger — Acquisition Proposals” beginning on page 68);
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our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to authorize and approve the merger agreement (as further explained under the caption “The Merger Agreement and Plan of Merger — Change of Recommendation” beginning on page 69;

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our ability, under certain circumstances, to specifically enforce the terms of the merger agreement; and

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the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the authority of the Special Committee, which was advised throughout the process by independent legal and financial advisors.

In addition, the Special Committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated shareholders and to permit the Special Committee and our board of directors to represent effectively the interests of such unaffiliated shareholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:
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in considering the merger with the Buyer Group, the Special Committee acted solely to represent the interests of the unaffiliated shareholders, and the Special Committee had independent control of the negotiations with the Buyer Group and its independent legal advisor on behalf of such unaffiliated shareholders;

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all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated shareholders other than (i) the director’s receipt of board compensation in the ordinary course; (ii) Special Committee member’s compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or board’s recommendation of the merger); and (iii) the director’s indemnification and liability insurance rights under the merger agreement;

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following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Duff  & Phelps, as its independent financial advisor, and Gibson, Dunn & Crutcher LLP, as its independent legal advisors, each reporting solely to the Special Committee;

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the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for authorization and approval unless the Special Committee had recommended such action to our board of directors;

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the Special Committee had the authority to reject the terms of any strategic transaction, including the merger;

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the Special Committee met regularly to consider and review the terms of the merger;

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the recognition by the Special Committee and our board of directors that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group or any other proposed transaction;

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the recognition by the Special Committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a competing transaction reasonably likely to lead to a superior proposal until the date our shareholders vote upon and authorize and approve the merger agreement; and

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the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their shares as determined by independent appraisers.

The Special Committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:
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the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group;

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the fact that the Company’s shareholders, other than the Rollover Shareholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

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the possibility that the Buyer Group could sell part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

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the restrictions on the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger; see “The Merger Agreement and Plan of Merger — Conduct of Business Prior to Closing” beginning on page 46 for additional information;

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the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

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the Company will be required to, under certain circumstances, pay Parent a termination fee of US$3,940,429 in connection with the termination of the merger agreement;

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the fact that Parent and Merger Sub are newly formed companies with essentially no assets other than certain Buyer Group members’ financing commitments for the merger, and that the Company’s legal remedy in the event of breach of the merger agreement by Parent or Merger Sub under certain circumstances may be limited to receipt of a termination fee of US$3,940,429, and that under certain circumstances the Company may not be entitled to a termination fee, but instead, have to seek specific performance. See “The Merger Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 73 and “The Merger Agreement and Plan of Merger — Termination Fee” beginning on page 74 for additional information;

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the terms of the Buyer Group’s participation in the merger and the fact that the Buyer Group may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders, as well as the other interests of the Company’s directors and officers in the merger; see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 49 for additional information;

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the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

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the taxability of an all-cash transaction to our unaffiliated shareholders that are U.S. holders as defined below in “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 53.

The forgoing discussion of information and factors considered by the Special Committee and our board of directors is not intended to be exhaustive, but includes the material factors considered by the Special Committee and our board of directors. In view of the wide variety of factors considered by the Special Committee and our board of directors, neither the Special Committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that our board of directors authorize and approve, and our board of directors authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.
In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated shareholders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the Special Committee considered certain financial analyses presented by Duff  & Phelps. These analyses included, among others, discounted cash flow analysis, selected public company analysis, and selected merger and acquisition transactions analysis. All of the material analyses as presented to the Special Committee on January 22, 2016 are summarized below under the caption “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 34. The Special Committee expressly adopted these analyses and the Opinion of Duff  & Phelps, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.
Neither the Special Committee nor our board of directors considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the Special Committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the Special Committee and the board of directors considered the historical market prices of the Shares as described under the caption “Market Price of the Shares, Dividends and Other Matters — Market Price of the Shares” beginning on page 58. Each of the Special Committee and the board of directors considered the purchase prices paid in previous purchases as described under the caption “Transactions in the Shares.” beginning on page 85. Neither the Special Committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s unaudited net book value per Share as of September 30, 2015 was US$13.98, which is calculated as total equity divided by common shares as of September 30, 2015. Net book value does not take into account the future prospects of the Company, market conditions, trends in the information technology services industry or the business risks inherent in competing with larger companies in that industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.
In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our unaffiliated shareholders and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by our shareholders, our board of directors, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and adopted such recommendations and analysis.
Except as discussed in “Special Factors — Background of the Merger,” “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and our Board of Directors,” and “Special Factors — Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.
For the foregoing reasons, each of the Company and our board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated shareholders.
Position of the Buyer Group as to the Fairness of the Merger
Under SEC rules governing “going private” transactions, each of the Buyer Group members may be deemed to be an affiliate of the Company, and therefore, required to express his, her or its belief as to the fairness of the merger to the Company’s unaffiliated shareholders. Each Buyer Group member is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group members as to the fairness of the merger are not intended and should be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Each Buyer Group member has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 49 for additional information. The Buyer Group members believe the proposed merger is fair for the Company’s unaffiliated shareholders on the basis of the factors described in “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 25 and the additional factors described below.
Each Buyer Group member believes the interests of the Company’s unaffiliated shareholders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Company’s unaffiliated shareholders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated shareholders. Furthermore, the Buyer Group did not perform, or engage a financial advisor to perform, any independent valuation or other analysis to assist them in assessing the fairness of the merger consideration to the Company’s unaffiliated shareholders.
Based on their knowledge and analysis of available information regarding the Company and the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Company’s board of directors discussed in “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 25, each Buyer Group member believes the merger is substantively and procedurally fair to the Company’s unaffiliated shareholders. In particular, each Buyer Group member believes that the proposed merger is both procedurally and substantively fair to the unaffiliated shareholders of the Company based on the consideration of the following factors, which are not listed in any relative order of importance, among others:

•
the fact that the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Company’s board of directors (with Mr. Li abstaining) unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company’s unaffiliated shareholders;

•
the fact that the Special Committee, consisting entirely of directors who are not affiliated with any Buyer Group member, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Company’s board of directors what action should be taken by the Company, including not to engage in the merger;

•
the fact that the members of the Special Committee do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated shareholders, other than (i) the directors’ receipt of board compensation in the ordinary course; (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or board’s recommendation of the merger); and (iii) the directors’ indemnification and liability insurance rights under the merger agreement;

•
the fact that the Special Committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•
the fact that the Special Committee and the Company’s board of directors had no obligation to recommend the authorization and approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

•
the current and historical market prices of the Shares, including the fact that the merger consideration offered to our unaffiliated shareholders represents a 65.7% premium to the closing price of our Shares on September 14, 2015, the last trading day immediately prior to the Company’s announcement on September 15, 2015 that it had received a “going private” proposal. The US$6.00 per Share merger consideration to be paid to unaffiliated shareholders in the merger also represents (a) 42.2% premium over the closing price of US$4.22 per share on January 22, 2016, the trading day immediately before the merger agreement was signed; and (b) 35.1% and 23.7% premium over the closing price of US$4.44 and US$4.85 per Shares on August 3, 2015 and June 19, 2015, respectively, 30 and 60 days prior to the Company’s announcement on September 15, 2015 that it had received a “going private” proposal;

•
the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares held by, and liquidity to, unaffiliated shareholders and allows the unaffiliated shareholders not to be exposed to risks and uncertainties relating to the prospects of the Company;

•
the fact that the merger consideration, other terms and conditions of the merger agreement and the transactions contemplated thereby were the result of extensive negotiations over an extended period of time between the Special Committee, its advisors and the Buyer Group;

•
the fact that Parent and Merger Sub obtained equity financing commitments for the transaction, the limited number and nature of the conditions to such financings, and the obligation of Parent to use its reasonable best efforts to effect the drawdown of the financing;

•
the fact that the Special Committee received from its independent financial advisor, Duff  & Phelps, LLC, an opinion, dated January 22, 2016, as to the fairness, from a financial point of view, of the US$6.00 per Share merger consideration to be received by holders of the Shares (other than the Excluded Shares) in the merger, as of January 22, 2016, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff  & Phelps, LLC in preparing its opinion;

•
the fact that in certain circumstances under the terms of the merger agreement, the Special Committee and the board of directors of the Company are able to change, withhold, withdraw, qualify or modify their recommendation of the merger;

•
the fact that the Company is able to, subject to compliance with the terms and conditions of the merger agreement, terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger — Acquisition Proposals” beginning on page 68);

•
the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the merger agreement;

•
the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the individual appraisers;

•
the fact that although adoption of the merger agreement is not subject to the approval by a majority of unaffiliated shareholders, it is subject to approval by the affirmative vote of at least a majority of the shareholders present and voting in person or by proxy in accordance with the BVI Business Companies Act and the Company’s memorandum and articles of association;

•
that the board of directors was fully informed about the extent to which the interests of the Rollover Shareholders in the merger differed from those of the Company’s other shareholders; and

•
the fact that none of the Buyer Group members or any of their advisors participated in or sought to influence the deliberative process of the Special Committee.

Certain Financial Projections
The Company’s management does not, as a matter of course, make available to the public future financial projections. However, the Company’s management prepared certain financial projections for the Special Committee and its financial advisor in connection with the financial analysis of the merger. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by the Special Committee’s financial advisor in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.
The financial projections are not a guarantee of performance. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding gross revenues, gross profit, adjusted EBITDA and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.
Neither our independent registered public accounting firm, Grant Thornton China, nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the financial projections or their achievability. Grant Thornton China’s report accompanying our audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the merger, including whether or not to seek appraisal for his, her or its Shares pursuant to Section 238 of the Cayman Islands Companies Law.
The following table summarizes the financial projections prepared by our management and considered by the Special Committee in connection with their analysis of the merger and Duff  & Phelps in connection with their Financial Analysis and delivery of the Opinion:
Financial Performance Summary

(RMB in thousands)
	Management Projections Fiscal Year Ending December 31,
	2015E	2016P	2017P	2018P	2019P	2020P
Net Sales	¥1,787,302	¥1,966,032	¥2,070,372	¥2,173,891	¥2,282,585	¥2,396,715
% Growth	21.4%	10.0%	5.3%	5.0%	5.0%	5.0%
Gross Profit (Excluding Depr.)	¥541,860	¥596,046	¥631,820	¥667,759	¥705,712	¥745,791
% margin	30.3%	30.3%	30.5%	30.7%	30.9%	31.1%
EBITDA	¥139,717	¥163,519	¥176,338	¥189,503	¥203,543	¥218,514
% margin	7.8%	8.3%	8.5%	8.7%	8.9%	9.1%
Adjusted EBITDA(1)	¥172,698	¥198,410	¥212,918	¥227,789	¥242,777	¥258,731
% Margin	9.7%	10.1%	10.3%	10.5%	10.6%	10.8%
% Growth	-2.2%	14.9%	7.3%	7.0%	6.6%	6.6%
Maintenance CapEx	¥40,000	¥40,000	¥40,000	¥40,000	¥40,000	¥40,000
as% of sales	2.2%	2.0%	1.9%	1.8%	1.8%	1.7%
Net Working Capital	¥1,161,109	¥1,282,973	¥1,355,413	¥1,425,503	¥1,498,173	¥1,574,571
as% of Sales	65.0%	65.3%	65.5%	65.6%	65.6%	65.7%

(1)
Adjusted for excess public company costs and includes government grants.

NONE OF THE COMPANY OR THE SPECIAL COMMITTEE, OR THEIR RESPECTIVE AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.
BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.
The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 88 and “Item 3. Key Information — D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor
Duff  & Phelps has been engaged by the Special Committee to serve as its independent financial advisor and to provide the Opinion in connection with the merger. Duff  & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.
Duff  & Phelps reviewed its Financial Analysis with, and rendered its oral opinion to, the Special Committee on January 22, 2016 (which oral opinion was subsequently confirmed by delivery of the Opinion) that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in the Opinion, the $6.00 per Share merger consideration to be received by holders of the Shares (other than the Excluded Shares) in the merger was fair, from a financial point of view, to such shareholders (without giving effect to any impact of the merger or any particular holder of Shares other than in their capacity as a holder of Shares).
The full text of the Opinion, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached hereto as Annex B and is incorporated herein by reference in its entirety. This summary of the Opinion is qualified in its entirety by reference to the full text of the Opinion. The shareholders of the Company are urged to read the Opinion in its entirety. The Financial Analysis and Opinion were prepared for, and are addressed to, the Special Committee, and are directed only to the fairness, from a financial point of view, of the merger consideration for the Shares as of January 22, 2016 and do not constitute a recommendation to any shareholders of the Company as to how such shareholder should act with respect to the merger or any other matter. The merger consideration was determined through arms-length negotiations between the Special Committee and the Buyer Group and was approved by the Special Committee and the board of directors of the Company, and Duff  & Phelps did not recommend any specific amount of consideration or that any specific amount of merger consideration constituted the only appropriate merger consideration.
In arriving at the Opinion, Duff  & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff  & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff  & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:
•
reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the fiscal years ended December 31, 2011, December 31, 2012, December 31, 2013, and December 31, 2014;

•
reviewed the Company’s unaudited interim financial statements included in the Company’s Form 6-K filed with the SEC for the nine months ended September 30, 2013, September 30, 2014, and September 30, 2015;

•
reviewed a detailed financial projections model for the years ending December 31, 2015 through December 31, 2020, prepared and provided to Duff  & Phelps by management of the Company, upon which Duff  & Phelps has, with the Special Committee’s consent, relied in performing its analysis (the “Management Projections”);

•
reviewed the preliminary, non-binding proposal letter, dated September 15, 2015, from Li Zhiyuan and Forebright Smart Connection Technology Limited; and

•
reviewed documents related to the Proposed Transaction (the “Transaction Documents”), including drafts, dated as of January 21, 2016, of the merger agreement, Voting Agreement, Rollover Agreement, Limited Guarantee by Mr. Zhiyuan Li and Forebright New Opportunities Fund, L.P., the Forebright Smart Connection Technology Limited Equity Commitment Letter, the Mr. Zhiyuan Li Equity Commitment Letter, and the Debt Commitment Letter by and among FNOF E&M Investment Limited, Mr. Zhiyuan Li, and Forebright New Opportunities Fund, L.P. (together, the “Transaction Documents”);

•
discussed the information referred to above and the background and other elements of the merger and related transactions with the management of the Company;

•
discussed with Company management its plans and intentions with respect to the management and operation of the business;

•
reviewed the historical trading price and trading volume of the Company’s common shares and the publicly traded securities of certain other companies that Duff  & Phelps deemed relevant;

•
performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff  & Phelps deemed relevant, and an analysis of selected transactions that Duff  & Phelps deemed relevant; and

•
conducted such other analyses and considered such other factors as Duff  & Phelps deemed appropriate.

In performing its Financial Analyses and arriving at the Opinion, Duff  & Phelps, with the Company’s and the Special Committee’s consent:
•
relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

•
relied upon the fact that the Special Committee, the board of directors and the Company have been advised by counsel as to all legal matters with respect to the merger and related transactions, including whether all procedures required by law to be taken in connection with the merger and any related transaction have been duly, validly and timely taken;

•
assumed that any estimates, evaluations, forecasts and projections, including the Management Projections, furnished to Duff  & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

•
assumed that information supplied and representations made by Company management are substantially accurate regarding the Company, the merger and the related transactions;

•
assumed that the representations and warranties made in the Transaction Documents are substantially accurate and that each party to the Transaction Documents will fully and timely perform all covenants and agreements required to be performed by such party;

•
assumed that the final versions of all documents reviewed by Duff  & Phelps in draft form conform in all material respects to the drafts reviewed;

•
assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff  & Phelps, and that there is no information or facts that would make the information reviewed by Duff  & Phelps incomplete or misleading;

•
assumed that all of the conditions required to implement the merger and related transactions will be satisfied and that the merger and related transactions will be completed in accordance with the merger agreement and other Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

•
assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger and related transactions will be obtained without any adverse effect on the Company or any other party to the merger or any related transaction, or the contemplated benefits expected to be derived in the merger and related transactions.

To the extent that any of the foregoing assumptions or any of the facts on which the Financial Analysis or Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon. Furthermore, in Duff  & Phelps’ Financial Analysis and in connection with the preparation of the

Opinion, Duff  & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger and as to which Duff  & Phelps does not express any view or opinion, including as to the reasonableness of such assumptions.
Duff  & Phelps prepared the Opinion effective as of January 22, 2016. The Opinion was necessarily based upon the information made available to Duff  & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and could be evaluated as of the date thereof, and Duff  & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff  & Phelps after the date thereof. Duff  & Phelps assumes no obligation to update, revise or reaffirm its Opinion.
Duff  & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff  & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any related transaction, the assets, businesses or operations of the Company, or any alternatives to the merger or any related transaction, (ii) negotiate the terms of the merger or any Transaction Document, and therefore, Duff  & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Transaction Documents, or (iii) advise the Special Committee, the Board of Directors or any other party with respect to alternatives to the merger or any related transaction.
Duff  & Phelps did not express any opinion as to the market price or value of the Company’s Shares (or anything else) after the announcement or the consummation of the merger. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff  & Phelps did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering the Opinion, Duff  & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the merger, or with respect to the fairness of any such compensation.
The Opinion was furnished solely for the use and benefit of the Special Committee in connection with its consideration of the merger and related transactions and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff  & Phelps’ express consent.
The Opinion (i) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the merger; (iii) is not a recommendation as to how the Special Committee, the board of directors of the Company or any shareholder of the Company should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction, and (iv) does not indicate that the consideration received is the best possibly attainable under any circumstances. Instead, it merely states whether the per Share consideration payable in the merger is within a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the Financial Analysis on which the Opinion is based.
Set forth below is a summary of the Financial Analysis performed by Duff  & Phelps that was reviewed with the Special Committee in connection with the delivery of the Opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the Financial Analysis, a copy of which is attached hereto as Exhibit (c) (2) to the Transaction Statement and incorporated herein by reference. While this summary describes the analyses and factors that Duff  & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses performed and factors considered by Duff  & Phelps. The preparation of a financial analysis is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, the Financial Analysis and the Opinion are not readily susceptible to partial analysis. In arriving at its Opinion, Duff  & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff  & Phelps believes that its analysis must be considered as a whole and that selecting portions of its analysis and of the factors without considering all analysis and factors could create a misleading or incomplete view of the evaluation process underlying financial analysis. The conclusion reached by Duff  & Phelps was based on all analysis and factors taken as a whole, and also on the application of the experience and judgment of Duff  & Phelps. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described below should not be taken to be the view of Duff  & Phelps as the actual value of the Company.
The Financial Analysis summarized below includes information presented in tabular format. In order for the Financial Analysis to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the Financial Analysis. Considering the data below without considering the full narrative description of the Financial Analysis, including the methodologies and assumptions underlying the analysis, could create a misleading or incomplete view of the Financial Analysis.
Discounted Cash Flow Analysis
Duff  & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows of the Company for the fiscal years ending December 31, 2015 through December 31, 2020, with “free cash flow” defined as cash generated by the business that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff  & Phelps utilized and relied upon the projections of the Company’s management, which are described in this proxy statement in the section entitled “Certain Financial Projections” beginning on page 33. The costs associated with the Company being a publicly listed company were excluded from the management’s projections because such costs would likely be eliminated as a result of the merger.
Duff  & Phelps estimated the net present value of all cash flows of the Company after fiscal year 2020 (the “terminal value”) using a perpetuity growth formula assuming 4.9x, 5.4x and 5.9x terminal EBITDA multiples, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff  & Phelps used discount rates ranging from 15.0% to 17.0%, reflecting Duff  & Phelps’s estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and terminal value. Duff  & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff  & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.
Based on these assumptions, the discounted cash flow analysis conducted by Duff  & Phelps resulted in an estimated enterprise value for the Company of RMB 724 million to RMB 904.1 million, which Duff  & Phelps converted into U.S. Dollars using forward rates, and a range of implied values of each Share of $4.09 to $5.75.
Selected Public Companies and Merger & Acquisition Transaction Analyses
Duff  & Phelps analyzed selected public companies and selected merger & acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the merger. Duff  & Phelps does not have access to non-public information of any of these companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the merger cannot rely solely upon a quantitative review of such companies and transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies / merger & acquisition transactions analysis is necessarily subject to limitations.
Selected Public Companies Analysis.   Duff  & Phelps compared certain financial information of the Company to corresponding data and ratios from five publicly traded companies in the electrical components and equipment industry that Duff  & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff  & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The five companies included in the selected public companies analysis in the electrical components and equipment industry were:
•
ABB Ltd.

•
AZZ Incorporated

•
Hubbell Inc.

•
Powell Industries, Inc.

•
Schneider Electric SE

Duff  & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model and primary products, to that of the Company.
The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2015 and 2016 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interests, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and government grants.
Selected Public Company Analysis

($ in millions, except per share data)
Company Information	Revenue Growth				EBITDA Growth				EBITDA Margin
Company Name	3-YR CAGR	LTM	2015	2016	3-YR CAGR	LTM	2015	2016	3-YR AVG	LTM	2015	2016
Mean	5.9%	2.1%	-2.4%	0.3%	2.0%	5.0%	-4.9%	13.7%	14.9%	14.5%	13.8%	14.9%
Median	3.7%	2.8%	1.3%	0.6%	1.3%	6.1%	-7.2%	7.0%	15.6%	14.8%	14.7%	15.1%
Jinpan	1.3%	23.2%	21.4%	10.0%	-6.7%	21.3%	-2.2%	14.9%	12.2%	9.8%	9.7%	10.1%

LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings
Selected Public Company Analysis

($ in millions, except per share data)
Company Information	Market Data			Enterprise Value as Multiple of
Company Name	Stock Price on 1/19/16	% of 52-Wk High	Enterprise Value	LTM EBITDA	2015 EBITDA	2016 EBITDA	LTM EBIT	2015 EBIT	2016 EBIT	LTM Revenue
Mean	$45.87	70.5%	$16,740	8.0x	8.6x	7.8x	10.5x	12.6x	11.3x	1.22x
Median	$49.12	75.6%	$5,286	8.8x	8.8x	8.4x	10.1x	11.9x	10.9x	1.32x

LTM = Latest Twelve Months
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings
Selected Merger & Acquisition Transaction Analysis.   Duff  & Phelps selected 18 precedent transactions within the electrical components and equipment industry that it determined to be relevant to its analysis (listed below). Duff  & Phelps computed the revenue and EBITDA of the last 12 months, referred to herein as “LTM,” for each of the target companies (where publicly disclosed). Duff  & Phelps then calculated the implied enterprise value to revenue and enterprise value to EBITDA multiples for each transaction. The selected electrical components and equipment industry transactions indicated enterprise value to LTM EBITDA multiples ranging from 5.9x to 21.9x with a median of 11.9x and a mean of 11.8x, and enterprise value to LTM revenue multiples ranging from 0.54x to 3.06x with a median of 1.64x and a mean of 1.75x.
The Company is not directly comparable to the target companies in the selected merger & acquisition transactions analysis given certain characteristics of the transactions and the target companies, including direct industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff  & Phelps did not select valuation multiples for the Company based on the selected merger & acquisition transactions analysis.
Announced	Target Name	Acquirer Name
9/7/2015	Richtek Technology Corp.	MediaTek Inc.
6/16/2015	SL Industries, Inc.	Handy & Harman Ltd.
4/1/2014	Professional Power Products, Inc.	Power Solutions International, Inc.
10/4/2013	Ansaldo Energia S.p.A.	Fondo Strategico Italiano S.p.A.
6/20/2013	Marelli Motori S.p.A.	The Carlyle Group LP
2/24/2014	Shanghai Zhezhong Electric Co., Ltd.	Shanghai Zhezhong Construction Co., Ltd. (nka: Shanghai Zhezhong Group Co., Ltd.)
3/7/2013	Groupe Myrra	Acal plc
2/28/2013	Jiangsu Huaxing Transformer Co., Ltd.	JiangSu ZhongLian Electric Co., Ltd.
5/21/2012	Cooper Industries plc	Eaton Corporation plc
3/27/2012	Tyco Flow Control International Ltd.	Pentair plc
1/29/2012	Thomas & Betts Corp.	ABB Control Inc.
9/21/2011	Goodrich Corp.	United Technologies Corporation
7/25/2011	Hansen Transmissions International	ZF International B.V.
3/29/2011	Converteam SAS (nka: GE Energy Power Conversion France SAS)	GE Energy Management, Inc.
3/9/2011	Tognum AG	Rolls Royce Holdings plc
11/29/2010	Baldor Electric Company	ABB Ltd.
11/14/2010	Bucyrus International Inc.	Caterpillar Inc.
4/23/2010	Chloride Group Limited	Emerson Electric Co.
Summary of Selected Public Companies / Merger & Acquisition Transactions Analyses
In order to estimate a range of enterprise values for the Company, Duff  & Phelps applied valuation multiples to the Company’s 2015 Adjusted EBITDA of 4.75x to 6.00x and the Company’s 2016 Adjusted EBITDA of 4.25x to 5.50x. As a result of these selected valuation multiples described above, the selected public companies / merger & acquisition transaction analyses indicated an estimated enterprise value for the Company of RMB 831.8 million to RMB 1.037 billion and a range of implied values of each Share of $5.09 to $7.21.

Summary of Analyses
The range of estimated enterprise values for the Company that Duff  & Phelps derived from its discounted cash flow analysis was RMB 724 million to RMB 904.1 million, and the range of estimated enterprise values that Duff  & Phelps derived from its selected public companies / merger & acquisition transactions analyses was RMB 831.8 million to RMB 1.067 billion. Duff  & Phelps concluded that the Company’s enterprise value was within a range of RMB 777.9 million to RMB 983.9 million based on the analyses described above. Based on the concluded enterprise value, Duff  & Phelps estimated a range of common equity value of the Company to be RMB 495.1 million to RMB 700.4 million by (i) adding excess cash and short-term investments, and (ii) subtracting after-tax product liability and debt (as of September 30, 2015). Based on the foregoing, Duff  & Phelps estimated the value of each Share to range from $4.58 to $6.49. Duff  & Phelps noted that the per Share merger consideration was within this range.
Fees and Expenses
As compensation for Duff  & Phelps’ services in connection with the rendering of the Opinion to the Special Committee, the Company agreed to pay Duff  & Phelps a nonrefundable retainer of  $150,000 and $212,500 payable upon Duff  & Phelps informing the Special Committee that it is prepared to render the Opinion.
No portion of these fees are refundable or contingent upon the consummation of the merger or the conclusion reached in the Opinion. The Company has also agreed to indemnify Duff  & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff  & Phelps for its reasonable out-of-pocket expenses (including fees of legal counsel) incurred in connection with the rendering of its opinion not to exceed $50,000 without the Company’s prior written consent.
The Special Committee also retained Duff  & Phelps’ affiliate, Duff  & Phelps Securities, LLC (“DPS”), to act as financial advisor to the Special Committee to provide such financial and market related advice and assistance as deemed necessary by the Special Committee in connection with the Merger. The Company will pay DPS a fee equal to 5% of the amount by which the purchase price per Share exceeds $4.50 multiplied by the number of Shares to be acquired in the merger, up to $750,000.
The terms of the fee arrangements with Duff  & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s board of directors are aware of these fee arrangements. Other than the DPS engagement described above and Duff  & Phelps’ engagement to render its opinion to the Special Committee, during the two years preceding the date of the opinion, Duff  & Phelps was engaged by a special committee of the board of directors of the Company in connection with its receipt of a nonbinding proposal letter dated September 21, 2014 from members of the Buyer Group related to an acquisition of the Company, which letter was unilaterally withdrawn on December 29, 2014.
Buyer Group’s Purpose of and Reasons for the Merger
Under the rules governing “going private” transactions, each Buyer Group member may be deemed to be engaged in a “going private” transaction and, therefore, required to express their reasons for the merger to the Company’s unaffiliated shareholders, as defined in Rule 13e-3 of the Exchange Act. Each Buyer Group member is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act.
For the Buyer Group, the primary purpose of the merger is to benefit from any future earnings and growth of the Company after the merger of Merger Sub with and into the Company, making the Company privately held and wholly owned by Parent. Each Buyer Group member believes that structuring the transaction in such manner is preferable to other transaction structures because it will enable Parent to acquire 100% control of the Company, it represents an opportunity for the Company’s unaffiliated shareholders to receive US$6.00 per Share in cash, without interest and net of any applicable withholding taxes, for their Shares, and it also allows the Rollover Shareholders to maintain a significant portion of their investment in the Company through their respective ownership in Parent.

The Buyer Group also believe that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company’s public shareholders with respect to such initiatives or the collective risk tolerance of such public shareholders as it relates to such initiatives. Further, as a privately held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated shareholders’ concerns and to engage in an ongoing dialogue with unaffiliated shareholders can at times distract management’s time and attention from the effective operation and improvement of the business. The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company’s being a privately held company as described above. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures.
Effect of the Merger on the Company
Private Ownership
The Company’s Shares are currently listed on NASDAQ under the symbol “JST”, It is expected that, following the consummation of the merger, the Company will cease to be a publicly-traded company and will instead become a private company beneficially owned by the Buyer Group. Following the consummation of the merger, the Shares will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the consummation of the Merger or such shorter period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$1.0 million and US$1.0 million for the years ended December 31, 2013 and December 31, 2014, respectively. After the consummation of the merger, the Company’s shareholders will not enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.
Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each outstanding Share will be cancelled in exchange for the right to receive US$6.00 per Share, in each case, in cash, without interest and net of any applicable withholding taxes, except for the Excluded Shares. Each Excluded Share, other than Dissenters Shares, issued and outstanding immediately prior to the effective time, will be cancelled and will cease to exist, and no merger consideration will be delivered with respect thereto. Each Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. As a result, current shareholders of the Company, other than the holders of Rollover Shares and the Dissenting Shareholders, will no longer have any equity interest in or be shareholders of the Company upon completion of the merger. As a result, our shareholders, other than the Rollover Shareholders will not participate in the earnings and growth of the Company, participate in the earnings and growth of the Company or have the right to vote on corporate matters. On the other hand, they will not be exposed to the risk of loss in relation to their investment in the Company.
Immediately after the effective time of the merger, each outstanding option of the Company to purchase Shares under the Company’s Stock Plans, whether vested or unvested, shall be cancelled and converted into the right of the holder of such option to receive cash in the amount equal to: (i) the total number of Shares subject to such option immediately prior to the effective time (without regard to vesting); multiplied by (ii) the excess, if any, of  (x) US$6.00 in cash per Share without interest over (y) the exercise price per Share under such option, which amount shall be paid, net of any applicable withholding taxes, as soon as reasonably practicable after the effective time. No holder of an option that has an exercise price per Share that is equal to or greater than the merger consideration of US$6.00 per share shall be entitled to any payment with respect to such cancelled option before or after the effective time.
Directors and Management of the Surviving Company
As of the effective time of the merger, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub then in effect will be the memorandum and articles of association of the surviving company, except that, at the effective time of the merger, references therein to the name of the Merger Sub will be amended to describe correctly the name of the surviving company, as provided in the plan of merger, until thereafter changed or amended as provided therein or by applicable law.
In addition, unless otherwise determined by Parent prior to the effective time, the directors of Merger Sub at the effective time (identified below in Annex D — “Directors and Executive Officers of Each Filing Person”) will become the directors of the surviving company and the officers (other than those officers who also were directors) of the Company immediately prior to the effective time will become the officers of the surviving company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.
Primary Benefits and Detriments of the Merger
The primary benefits of the merger to the Company’s unaffiliated shareholders include, without limitation, the following:
•
the receipt by such security holders of  $6.00 per Share in cash, representing a premium of 65.7% over the Company’s 30 trading day volume-weighted average closing price as quoted by NASDAQ on September 14, 2015, the last trading day prior to the Company’s announcement on September 15, 2015 that it had received a “going private” proposal; and

•
the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

The primary detriments of the merger to the Company’s unaffiliated shareholders include, without limitation, the following:
•
such shareholders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•
in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors — Material U.S. Federal Income Tax Consequences”) of the Shares who receives cash in exchange for all of such U.S. Holder’s Shares in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares. Because we could be or have been a PFIC for U.S. federal income tax purposes during a U.S. Holder’s holding period for Shares, any gain recognized by a U.S. Holder on the receipt of cash in exchange for such Shares may be taxed under special U.S. federal income tax rules, as described under “Material U.S. Federal Income Tax Consequences.”

The primary benefits of the merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:
•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•
the monthly compensation of  $13,000 (subject to a cap of  $65,000 in the aggregate) of Dr. Li-Wen Zhang, and $10,000 (subject to a cap of  $50,000 in the aggregate) of each of Dr. Xu Cai and

Ms. Jing Zhang, each of which is a member of the Special Committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the board’s recommendation of the merger); and
•
the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The primary detriments of the merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:
•
such directors and officers, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•
in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Buyer Group include the following:
•
if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or increases in the payment of dividends, if any, that will accrue to Parent;

•
the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•
the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

•
the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•
the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

•
there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the merger to the Buyer Group include the following:
•
all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group;

•
risks associated with pending legal and regulatory proceedings against the Company will be borne by the Buyer Group;

•
the business risks facing the Company, will be borne by the Buyer Group; and

•
an equity investment in the surviving company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment.

Effect of the Merger on the Company’s Net Book Value and Net Earnings
The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for Mr. Li, Ms. Jing and Forebright SPV before and immediately after the merger, based on the historical net book value as of December 31, 2014 and the net earnings of the Company for the fiscal year 2014.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$’000%		$’000%		$’000%		$’000%
Zhiyuan Li	36,599	16.14%	2,505	16.14%	146,647	64.69%	10,036	64.69%
Yuqing Jing	16,569	7.31%	1,134	7.31%	16,569	7.31%	1,134	7.31%
Forebright SPV	—	—	—	—	63,473	28.00%	4,344	28.00%
Plans for the Company after the Merger
After the effective time of the merger, the Buyer Group anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be an independent public company and will instead be a wholly owned subsidiary of Parent, and through Parent, beneficially owned by the Buyer Group.
Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange.
Subsequent to the completion of the merger and the termination of registration of the Company’s Shares under the Exchange Act, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.
Alternatives to the Merger
The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on September 29, 2015, in response to the receipt of the going private proposal letter from the Buyer Group on September 15, 2015. The Special Committee discussed with its independent advisors other potential alternatives available to the Company, and reviewed and discussed the proposed process to conduct a pre-signing market check through a third-party solicitation process.
In light of  (i) the express intention of certain members of the Buyer Group not to sell the Shares they own to any third party and the beneficial ownership of the Buyer Group of approximately 23.45% of the entire issued and outstanding Shares (as of the date of this proxy statement) and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the merger agreement, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group.
The Special Committee also took into account that the Company can terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, prior to obtaining required shareholder approval of the merger agreement, subject to the payment to Parent of a termination fee of  $3,940,429. In this regard, the Special Committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).
In addition, the Special Committee also considered, as an alternative available to the Company to enhance shareholder value, that the Company remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management unaffiliated with the Buyer Group, the offer premium implied by the merger consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.
Except as set forth above, no other alternatives were considered by the Special Committee.
Effects on the Company if the Merger is not Completed
If the merger agreement and the plan of merger are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares in connection with the merger. Instead, the Company will remain a publicly traded company, the Shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares, including the risk that the market price of the Shares may decline to the extent that the current market price reflects a market presumption that the merger will be completed.
Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of  $3,940,429, as the case may be, or Parent may be required to pay the Company a termination fee of  $3,940,429, in each case, as described under the caption “The Merger Agreement and Plan of Merger — Termination Fee” beginning on page 74.
If the merger is not completed, from time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.
Financing
The Buyer Group estimates that the total amount of funds necessary to complete the transactions contemplated under the merger agreement, including the merger, will be approximately US$75.5 million, assuming no exercise of dissenters’ rights by holders of Shares of the Company. This amount includes the cash to be paid to the unaffiliated shareholders in connection with the merger. It does not include the value of the Rollover Shares, which will be cancelled without receiving any merger consideration. For additional information regarding such cancellation, please see “The Merger Agreement — Merger Consideration” beginning on page 62. For a discussion of the Rollover Shares and the transactions contemplated by the Rollover Agreement, please see “Special Factors — Rollover Agreement” beginning on page 47. As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of the merger.
This amount is expected to be provided through a combination of funds (a) of US$27.7 million to be provided by Forebright SPV to the Parent pursuant to the Forebright SPV Equity Commitment Letter with such funding obligations to be guaranteed by Forebright Fund; and (b) of US$47.8 million to be provided by Mr. Li to the Parent pursuant to the Mr. Li Equity Commitment Letter. Forebright SPV and Mr. Li are collectively referred to herein as the “Sponsors”.
The funds to be provided by the Sponsors under the equity commitment letters are to be used solely for the purpose of funding the merger. In the event that Parent does not require the full amount of the equity commitment to consummate the merger, the amount to be funded under the equity commitment letters is subject to reduction to a level sufficient to consummate the transactions contemplated by the merger agreement. The equity commitment of the Sponsors is conditioned upon (i) the satisfaction or waiver at the closing of the merger of each of the conditions to Parent’s and Merger Sub’s obligations to effect the merger pursuant to the merger agreement and (ii) the execution and delivery of the merger agreement. The equity commitment will terminate upon the earlier to occur of  (i) the effective time of the merger; provided that the Sponsors shall at or prior to the effective time of the merger have performed their respective funding obligations under the equity commitment letters, and (ii) the termination of the merger agreement in accordance with its terms. The Company is an express third-party beneficiary of the equity commitment letters and is entitled to seek specific performance of the equity commitment contemplated thereby.
In connection with his US$47.8 million funding equity commitment under the Mr. Li Equity Commitment Letter, Mr. Li has entered into the Debt Commitment Letter with Forebright SPV and Forebright Fund, pursuant to which Forebright SPV has agreed to provide Mr. Li with debt financing in an amount of US$25 million, with such financing obligation to be guaranteed by Forebright Fund. All proceeds of such loan shall be used by Mr. Li to perform his funding obligations under the Mr. Li Equity Commitment Letter. The obligations of Forebright SPV to provide such senior secured term loan facility are conditioned upon (i) the satisfaction or waiver of each of the conditions to Forebright’s funding obligations pursuant to the Forebright Equity Commitment Letter, and (ii) the execution and delivery of (A) a facility agreement between Mr. Li and Forebright SPV in respect of such loan with an interest rate of 8% per annum and an interest period of one year and (B) a share charge over Mr. Li’s legal and beneficial equity interest in Parent and its subsidiaries constituting 27.4% of such interest in favor of Forebright SPV. Mr. Li will repay, or cause to be repaid, to Forebright SPV or any assignee of Forebright SPV, the full amount of the loan on the date that falls on the first anniversary of the closing of the merger. Mr. Li and Forebright SPV are obligated to negotiate in good faith, and to allocate sufficient resources and personnel to ensure that the facility agreement and the share charge be entered into prior to the earlier of  (a) the effective time of the merger and (b) the date falling three months following January 24, 2016. The debt commitment letter will terminate upon the earliest to occur of  (i) the termination of the merger agreement in accordance with its terms, and (ii) the closing of the merger. The Company is an express third-party beneficiary of the Debt Commitment Letter and is entitled to seek specific performance of the debt commitment contemplated thereby.
Rollover Agreement
Currently with the execution of the merger agreement, Parent entered into the Rollover Agreement with Rollover Shareholders. Pursuant to the Rollover Agreement, at the effective time of the merger and without further action by the Rollover Shareholders, all Rollover Shares will be cancelled without receiving any merger consideration, and as consideration for such cancellation of Rollover Shares, Parent will issue Parent shares in the name of each Rollover Shareholder or a designee of the Rollover Shareholder in the number equal to the number of the Rollover Shares. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent shares will constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by Parent with respect to the cancellation of the applicable Rollover Shares; and (b) upon receipt of such Parent shares, such Rollover Shareholder will have no right to any merger consideration with respect to the Rollover Shares so cancelled.
The Company is an express third-party beneficiary of the Rollover Agreement and is entitled to seek specific performance of the Rollover Agreement.
The Rollover Agreement will terminate on the earlier of  (a) the termination of the merger agreement in accordance with its terms, and (b) the closing of the merger.
Voting Agreement
Currently with the execution of the merger agreement, Parent entered into the Voting Agreement with Rollover Shareholders. Pursuant to the Voting Agreement, the Rollover Shareholders agreed with Parent that (i) when a meeting of the shareholders of the Company is held, to appear at such meeting or otherwise cause its Shares to be counted as present for purposes of calculating a quorum, and (ii) to vote or otherwise cause to be voted at such meeting all the Rollover Shares (A) in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereunder, including the merger, (B) against the approval of any alternative transaction or the approval of any other action contemplated by an alternative transaction, (C) against any other action, agreement or transaction that that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement or the performance by such Rollover Shareholder of its obligations under the Voting Agreement, (D) against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of such Rollover Shareholder contained in the Voting Agreement, (E) in favor of any adjournment of any shareholders’ meeting of the Company or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described herein is to be considered (and any adjournment or postponement thereof) and (F) in favor of any other matter necessary to the consummation of the transactions contemplated under the merger agreement, including the merger.
The Company is an express third-party beneficiary of the Voting Agreement and is entitled to seek specific performance of the Voting Agreement.
The Voting Agreement will terminate on the earlier of  (a) the termination of the merger agreement in accordance with its terms, and (b) the effective time of the merger.
Limited Guarantee
Currently with the execution of the merger agreement, Mr. Li and Forebright Fund have entered into the Limited Guarantee in favor of the Company. Each of Mr. Li and Forebright Fund absolutely, unconditionally and irrevocably guarantees to the Company, severally but not jointly, as a primary obligor and not merely as a surety, the due and punctual payment, performance and discharge as and when due of their pro rata portion of the payment obligations of Parent with respect to the payment of  (i) payment obligations of Parent to the Company under the merger agreement in respect of the termination fee and the payment of the entire expense reimbursement in connection with the enforcement of such termination fee; and (ii) any damages that may be awarded to the Company as a result of a breach of the merger agreement by Parent or Merger Sub (collectively with (i) and (ii) , as “Guarantee Obligations”), provided that in no event will any guarantor’s aggregate liability under this Limited Guarantee exceed such guarantor’s guaranteed percentage of the Guaranteed Obligations. which is 72% for Mr. Li and 28% for Forebright Fund.
The Limited Guarantee shall terminate and each guarantor shall have no further obligations under the Limited Guarantee as of the earliest of: (i) the effective time of the merger, (ii) the payment in full of the Guaranteed Obligations; and (iii) the date falling six (6) months from the date of the termination of the merger agreement in accordance with its terms if the Company has not presented a written claim for payment of any Guaranteed Obligation to each guarantor by such date; provided that if the Company has presented such a written claim by such date, this Limited Guarantee shall terminate upon the date that such claim is finally resolved and payment in full of any amounts required to be paid in respect of such final resolution.
Interim Investors Agreement
Currently with the execution of the merger agreement, Mr. Li, Forebright SPV and Parent entered into the Interim Investors Agreement. Pursuant to the Interim Investors Agreement, absent the written consent of each of Forebright SPV and Mr. Li: (i) none of Forebright SPV and Mr. Li shall present to the Company or any subsidiary of the Company any request that such entity take or omit to take any action, which action or omission (the “Prohibited Action or Omission”) will or will reasonably be expected to (x) cause the Company to be in breach of any representation, warranty, covenant or agreement under the merger agreement, (y) constitute, either alone or in combination with any other circumstance, a Material Adverse Effect; and (ii) none of Forebright SPV and Mr. Li shall consent to any Prohibited Action or Omission in writing; provided, that nothing in the Interim Investors Agreement shall prevent Mr. Li from discharging his fiduciary duties as a director and officer of the Company. The Interim Investors Agreement also provides that all actions of Parent and Merger Sub relating to the merger agreement shall require the approval of each of Forebright SPV and Mr. Li.
Remedies and Limitations on Liability
The parties to the merger agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of competent jurisdiction, pursuant to the merger agreement, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity. Each party to the merger agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.
Until such time as the Company pays the termination fee or Parent pays the termination fee, as the case may be, the remedies available to each party shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate the merger agreement and collect the termination fee in accordance with the merger agreement or the Company from, in the alternative, seeking to terminate the merger agreement and collect the termination fee in accordance with the merger agreement. The maximum amount of the monetary damages the Company on one hand, and the Parent, on the other hand, will be entitled to under the merger agreement shall be the aggregate amount of the termination fee payable by the other side plus the expense reimbursement.
Interests of Certain Persons in the Merger
In considering the recommendation of the Special Committee and our board of directors with respect to the merger, you should be aware that the Rollover Shareholders have interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.
Interests of Buyer Group
As a result of the merger, Mr. Li, Ms. Jing and Forebright SPV will hold 64.69%, 7.31% and 28.00%, respectively, of the equity interest of Parent, which will own 100% of the Company immediately following the completion of the merger. Because of the equity ownership of Mr. Li, Ms. Jing and Forebright SPV in Parent, the Buyer Group will enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company, including the amount paid by Parent as merger consideration to the unaffiliated shareholders. The Buyer Group will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company and they will have no certainty of any future opportunity to sell their shares in Parent at an attractive price, or that any dividends paid by Parent will be sufficient to recover their investment.
The merger may provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to them, such as through dividends or other distributions.
Shares and Options Held by Officers and Directors
As of the date hereof, our directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 86), as a group and excluding members of the Buyer Group, beneficially own an aggregate of outstanding and unexercised options to purchase 253,617 Shares. As of the date hereof, none of the options held by our directors and executive officers other than the Buyer Group have vested and no exercise price for such options has been paid.
Immediately after the effective time of the merger, each outstanding option of the Company to purchase Shares under the Company’s Stock Plan, whether vested or unvested, shall be cancelled and converted into the right of the holder of such option to receive cash in the amount equal to: (i) the total number of Shares subject to such option immediately prior to the effective time (without regard to vesting); multiplied by (ii) the excess, if any, of  (x) US$6.00 in cash per Share without interest over (y) the exercise price per Share under such option, which amount shall be paid, net of any applicable withholding taxes, as soon as reasonably practicable after the effective time. No holder of an option that has an exercise price per Share that is equal to or greater than the merger consideration of US$6.00 per share shall be entitled to any payment with respect to such cancelled option before or after the effective time.
The following table sets forth specific information as of the date hereof, to the best of our knowledge, concerning the beneficial ownership of  (i) each of our directors, and (iii) each of our directors and executive officers as a group.
Title of Class	Name of Beneficial Owner	Amount Owned(1)	Percent of Class
Common Shares	Li Zhiyuan(2)	2,740,977	16.6%
Common Shares	Ling Xiangsheng(3)	651,575	4.0%
Common Shares	Jing Yuqing(4)	1,245,635	7.6%
Common Shares	Mark Du(5)	59,350	*
Common Shares	Jing Zhang	—	—
Common Shares	Li-wen Zhang(6)	24,863	*
Common Shares	Cai Xu	—	—
Common Shares	All officers and directors as a group (7 persons)(7)	4,722,400	28.3%

*
Represents share ownership of less than one percent (1%).

(1)
We believe that all persons named in the table have sole investment power with respect to all shares of common shares beneficially owned by them, unless otherwise noted in these footnotes.

(2)
Represents (i) 2,650,739 common shares held directly by Mr. Li. and (ii) 90,238 common shares issuable upon exercise of currently exercisable share options held by Mr. Li. Does not include (a) 388,477 common shares held directly by Yuqing Jing, the wife of Mr. Li and our Secretary, (b) 811,575 common shares held by Yuqing Jing as custodian under an account for the benefit of a child, and (c) 45,583 common shares issuable upon exercise of currently exercisable share options held by Ms. Jing. The options have exercise prices and expiration dates ranging from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively. Around 8,448 options have an exercise price of US$5.53 per share.

(3)
Represents (i) 612,992 common shares and (ii) 38,583 common shares issuable upon exercise of currently exercisable share options. The options have exercise prices and expiration dates ranging from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively. Around 8,448 options have an exercise price of US$5.53 per share.

(4)
Represents (i) 388,477 common shares held directly by Ms. Jing, (ii) 811,575 common shares held by Ms. Jing as custodian under an account for the benefit of a child and (iii) 45,583 common shares issuable upon exercise of currently exercisable share options held by Ms. Jing. The number of common shares beneficially owned by Ms. Jing does not include (i) 2,650,739 common shares held directly by Li Zhiyuan, the husband of Ms. Jing and our Chairman and Chief Executive Officer, and (ii) 90,238 common shares issuable upon exercise of currently exercisable share options held by Mr. Li. The options have exercise prices and expiration dates ranging from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively. Around 8,448 options have an exercise price of US$5.53 per share.

(5)
Represents 59,350 common shares issuable upon exercise of currently exercisable share options. The options have exercise prices and expiration dates ranging from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively. Around 6,985 options have an exercise price of US$5.53 per share.

(6)
Represents (i) 5,000 common shares and (ii) 19,863 common shares issuable upon exercise of currently exercisable share options. The options have exercise prices and expiration dates ranging from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively. Around 2,818 options have an exercise price of US$5.53 per share.

(7)
Represents (i) 4,468,783 common shares and (ii) 253,617 common shares issuable upon exercise of currently exercisable share options issued to all directors and executive officers. The options have exercise prices and expiration dated ranging from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively.

Indemnification; Directors’ and Officers’ Insurance
Pursuant to the merger agreement, the Parent and Merger Sub have agreed that:
•
The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time, will survive the merger and may not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner.

•
The surviving company and its subsidiaries (and Parent shall cause the surviving company and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under any indemnification, advancement and exculpation provisions set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries in effect on the date of the merger agreement and all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time (the “Indemnified Parties”).

•
The memorandum and articles of association of the surviving company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

•
From and after the effective time until the sixth anniversary of the effective time, the surviving company shall comply with all of the Company’s obligations, and shall cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time to the extent provided under the Company’s or such subsidiary’s respective organizational and governing documents or agreements in effect on the date hereof, and to the fullest extent permitted by the BVI Companies Act or any other applicable Law, including the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity during the course of performance of their duties in such capacities.

•
The surviving company will, and Parent will cause the surviving company to, maintain the Company’s and its subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated hereby) covering each Indemnified Parties covered as of the effective time of the merger by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement for a period of six years after the effective time of the merger;

provided, however, that, subject to the immediately succeeding sentence, in no event will the surviving company be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Alternatively, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the effective time of the merger on terms with respect to the coverage and amounts that are equivalent to those of the existing directors’ and officers’ liability insurance maintained by the Company.
•
If Parent, the surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then the obligations of Parent or the surviving company, as the case may be, that are described in the forging paragraph will survive, and to the extent necessary, proper provision will be made so that the successors and assigns of Parent or the surviving company, as the case may be, will assume such obligation.

The Special Committee
On September 29, 2015, our board of director established an Special Committee of directors to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent and disinterested directors: Dr. Li-Wen Zhang, Dr. Xu Cai and Ms. Jing Zhang. The Board of Directors appointed Dr. Li-Wen Zhang as the Chairperson of the Special Committee. Other than their receipt of board and Special Committee compensation (which are not contingent upon the consummation of the merger or the Special Committee’s or the board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, none of the members of the Special Committee has a financial interest in the merger or any of transactions contemplated thereby that is different from that of the unaffiliated shareholders and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the merger.
The Company has compensated the members of the Special Committee in exchange for their service in such capacity. The monthly compensation is $13,000 (subject to a cap of  $65,000 in the aggregate) for Dr. Li-Wen Zhang, and $10,000 (subject to a cap of  $50,000 in the aggregate) for each of Dr. Xu Cai and Ms. Jing Zhang, the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the board’s recommendation of the merger.
Position with the Surviving Company
After completion of the merger, the Chairman expects to continue to serve as chairman of the board of directors of the surviving company and chief executive officer of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.
Related Party Transactions
We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions on an ongoing basis. For a description of our related party transactions, please see “Item 7. Major Shareholders and Related Party Transactions” included in our annual report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 90 for a description of how to obtain a copy of our annual report.

Fees and Expenses
Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.
Description	Amount
Legal fees and expenses	$1,400,000
Financial advisory fees and expenses	$1,162,500
Special Committee fees	$165,000
Printing, proxy solicitation and mailing costs	$50,000
Filing fees	$7,603
Total	$2,785,103

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.
Voting by the Rollover Shareholders at the General Meeting
Pursuant to the Voting Agreement, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the general meeting of the Company. As of the record date, we expect that the Rollover Shareholders as a group will beneficially own, in the aggregate, 3,850,791 outstanding Shares, which represents 23.45% of the total issued and outstanding Shares entitled to vote.
Accounting Treatment of the Merger
Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.
Regulatory Matters
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the registration of the articles of merger (and supporting documentation as specified in the BVI Companies Act) by the Registrar of Corporate Affairs of the British Virgin Islands.
Appraisal Rights
Please see “Appraisal Rights” beginning on page 77.
Material U.S. Federal Income Tax Consequences
The following is a discussion of certain material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of the Shares who exchange Shares for cash pursuant to the merger agreement or receive cash as a result of exercising their Appraisal Rights. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service, or the “IRS”, and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.
This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax, consequences of the merger. This discussion is for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including holders that are (i) banks, financial institutions, or insurance companies; (ii) regulated investment companies, mutual funds, or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; (iv) tax-exempt organizations; (v) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (vi) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services; (vii) U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar; (viii) retirement plans, individual retirement accounts, or other tax-deferred accounts; (ix) U.S. expatriates; (x) persons subject to alternative minimum tax; (xi) U.S. Holders that actually or constructively own 10% more of our voting stock; (xii) holders that are related under certain attribution rules to Parent; or (xiii) holders that are not U.S. Holders. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times.
As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) a citizen or individual resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.
ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.
Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights
The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its dissenters’ rights (as described under the section entitled “Appraisal Rights” beginning on page 77), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.
Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.
Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “— PRC Income Tax Consequences”) or you are subject to PRC income tax pursuant to Circular 698 or Bulletin 7 as described below under the “— PRC Income Tax Consequences,” you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double

Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including their eligibility for the benefits of the Treaty and the availability of the foreign tax credit under their particular circumstances.
Passive Foreign Investment Company Considerations
In general, we will be a passive foreign investment company, or a “PFIC,” for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes dividends, interest, royalties and rents. If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. For purposes of the asset test, any cash and assets readily convertible into cash will count as producing passive income or held for the production of passive income.
Accordingly, determination of our PFIC status is based on the composition of our income and assets and the value of our assets, including goodwill, which is based, in part, on the market price of our Shares. Because the determination of whether a company is a PFIC is made annually after the end of each taxable year and our PFIC status is based on facts that may change and because the application of the PFIC rules to our facts and circumstances in uncertain in many important legal and factual respects, we cannot assure you that we will not be a PFIC for the current taxable year. In addition, as described in certain of our previous annual reports on Form 20-F, because of such uncertainties, it is unclear whether we were a PFIC for certain of our previous taxable years. If we were a PFIC for any previous taxable year during which a U.S. Holder owned Shares, we would generally continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder owned the Shares, even if we ceased to meet the threshold requirements for PFIC status.
Generally, if we were a PFIC for any taxable year during which a U.S. Holder owned Shares, the amount of gain recognized upon the disposition of Shares by the U.S. Holder would be allocated ratably over the U.S. Holder’s holding period for such Shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amounts. Furthermore, a U.S. Holder would be required to file IRS Form 8621 with respect to us, generally with the U.S. Holder’s federal income tax return for the year of the merger. If we were a PFIC for any previous taxable year in which a U.S. Holder owned Shares, the amount of gain and the manner in which it is allocated between taxable years within the U.S. Holder’s holding period may be affected by any valid election that the U.S. Holder may have made to either mark-to-market Shares, or be taxed on a deemed sale of the Shares. U.S. Holders should consult their tax advisers regarding the consequences of disposing of their Shares in the case that we were a PFIC for any taxable year, and the effect of any previous mark-to-market or deemed sale election that they may have made.
Information Reporting and Backup Withholding
A U.S. Holder will generally be subject to information reporting with respect to the amount of cash received in the merger, unless such U.S. Holder is a corporation or other exempt recipient. A U.S. Holder may also be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.
Medicare Tax
A U.S. Holder that is an individual, estate or trust (that does not fall into a special class of trusts that is exempt from such tax) will be subject to a 3.8% tax on the lesser of  (1) such holder’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of Shares.
Material PRC Income Tax Consequences
Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of EIT Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise if such gain is regarded as incomes derived from sources within the PRC. The term “non-resident enterprise” means an enterprise established under the laws of a jurisdiction other than the PRC and whose actual administrative organization is not in the PRC, which has established office or premises in the PRC, or which has not established any offices or premises in the PRC but has obtained income derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under an applicable income tax treaty with China.
As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.
In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Bulletin 24”) issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer. In addition, if a non-PRC resident enterprise indirectly transfers so-called PRC Taxable Properties, referring to properties of an establishment or a place of business in China, real estate properties in China and equity investments in a PRC tax resident enterprise, by disposition of the equity interests in an overseas non-public holding company without a reasonable commercial purpose and resulting in the avoidance of PRC enterprise income tax, the transfer will be re-characterized as a direct transfer of the PRC Taxable Properties and gains derived from the transfer may be subject to a PRC withholding tax of up to 10%. Bulletin 7 has listed several factors to be taken into consideration by the tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, despite these factors, an indirect transfer satisfying all the following criteria will be deemed to lack reasonable commercial purpose and be taxable under the PRC laws: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Properties; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries that directly or indirectly hold the PRC Taxable Properties are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Properties is lower than the potential Chinese tax on the direct transfer of those assets. Nevertheless, the indirect transfers falling into the scope of the safe harbor under Bulletin 7 may not be subject to PRC tax. The safe harbor includes qualified group restructurings, public market trades and exemptions under tax treaties. Circular 698 or Bulletin 7 may be determined by the tax authorities to be applicable to the merger where non-PRC resident corporate shareholders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares, then any gain recognized on the receipt of consideration for such Shares pursuant to the merger by the Company’s shareholders who are non-PRC resident enterprises could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief). Neither Parent nor Merger Sub intends to withhold any PRC taxes on the consideration provided to non-PRC-resident shareholders of the Company in connection with the merger.
You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.
Material British Virgin Islands Tax Consequences
The British Virgin Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that registration fees will be payable to the Registrar of Corporate Affairs of the British Virgin Islands to register the plan of merger.

MARKET PRICE OF THE SHARES, DIVIDENDS AND OTHER MATTERS
Market Price of the Shares
The following table provides the high and low sales prices for our Shares on NASDAQ under the symbol “JST” for (i) each quarter of 2013, 2014, and 2015 and (iii) each of the past months in 2015 (through February 5, 2016):
	Sales Price Per ADS (in US$)
	High	Low
2013
First quarter	6.33	4.94
Second quarter	5.75	4.38
Third quarter	7.86	4.84
Fourth quarter	8.90	5.86
2014
First quarter	9.90	6.72
Second quarter	8.23	6.60
Third quarter	8.59	5.91
Fourth quarter	8.00	6.05
2015
First quarter	6.62	4.44
Second quarter	5.26	3.87
Third quarter	4.96	3.12
Fourth quarter	4.20	3.59
2016
January	5.48	3.51
February (through February 5, 2016)	5.38	5.17
You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.
Dividend Policy
Since our inception, we have not declared or paid any dividends on our common shares. We do not anticipate paying any cash dividends in the foreseeable future and the merger agreement prohibits us from paying dividends without the prior written consent of Parent.
Cash dividends on our Shares, if any, will be paid in U.S. dollars.

THE GENERAL MEETING
We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the general meeting described below.
Date, Time and Place of the General Meeting
The general meeting will be held on            , at       (Beijing Time) at our principal executive office located at No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone, Haikou, Hainan, People’s Republic of China.
Proposals to be Considered at the General Meeting
At the meeting, you will be asked to consider and vote upon:
THAT the agreement and plan of merger dated as of January 24, 2016 (the “merger agreement”) among Parent, Merger Sub and the Company (such merger agreement being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the general meeting), the plan of merger among Merger Sub and the Company required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the general meeting) and any and all transactions contemplated by the merger agreement, including the merger, be and are hereby authorized and approved; and
THAT the chairman of the general meeting be instructed to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the general meeting to pass the shareholders resolution to be proposed at the general meeting.
If the merger is completed, at the effective time of the merger, each outstanding Share, other than the Excluded Shares, will be cancelled in exchange for the right to receive $6.00 in cash without interest, net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time of the merger, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the BVI Companies Act. Each Excluded Share other than Dissenting Share will be cancelled without receiving any merger consideration. At the effective time of the merger, all shares of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share, par value of  $1.00 per share, of the surviving company.
Our Board’s Recommendation
Our board of directors, acting upon the unanimous recommendation of the Special Committee of our board of directors:
•
determined that it is fair to and in the best interests of the Company and its shareholders (other than holders of Excluded Shares), and declared that it is advisable, to enter into the merger agreement;

•
authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•
resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at a general meeting of the shareholders of the Company.

Quorum
A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the general meeting is the presence, in person or by proxy, of shareholders holding not less than fifty percent of Shares that are entitled to vote on the record date. We expect, as of the record date, there will be 16,418,456 Shares entitled to be voted at the general meeting. In the event that a quorum is not present at the general meeting.

Record Date; Shares Entitled to Vote
You are entitled to attend and directly vote at the general meeting if you have Shares registered in your name at the close of business in the British Virgin Islands on                  , the Share record date for voting at the general meeting. Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the general meeting and any adjournment thereof. We expect that, as of the share record date, there will be 16,418,456 Shares entitled to be voted at the general meeting. If you have Shares registered in your name on the share record date, the deadline for you to lodge your proxy card and vote is                   at      a.m. (Beijing Time). Please see “The General Meeting — Procedures for Voting” below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company’s Shares would continue to be listed on NASDAQ.
Vote Required
Under the BVI Companies Act and the merger agreement, we cannot complete the merger unless the merger agreement, the transactions contemplated by the merger agreement, including the merger, are adopted by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company present and voting in person or by proxy as a single class at a quorate general meeting of the Company’s shareholders. As of January 24, 2016, the Rollover Shareholders as a group beneficially owned, in the aggregate, 3,850,791 Shares, which represents 23.45% of the total issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 86 for additional information. Pursuant to the terms of the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger the transactions contemplated by the merger agreement, including the merger, at the general meeting of the Company. Based on the number of Shares expected to be outstanding on the record date, 4,358,438 Shares, approximately 34.68% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the general meeting.
Shareholders Entitled to Vote; Voting Materials
Only holders of Shares entered in the register of members of the Company at the close of business on                   (British Virgin Islands time), the share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the share record date or their proxy holders are entitled to vote and may participate in the general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than       a.m. on                   (Beijing Time).
Shareholders who have acquired Shares after the close of business on                   (British Virgin Islands time), the share record date, may not attend the general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder has one vote for each Share.
Proxy Holders for Registered Shareholders
Shareholders registered in the register of members of the Company as of the share record date who are unable to participate in the general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the merger according to the recommendation of the board of directors of the Company. If new proposals (other than those on the agenda) are put forth before the general meeting, the Company as proxy holder will vote in accordance with the position of the board of directors of the Company.
Voting of Proxies and Failure to Vote; Discretionary Proxy of the Company Under the Deposit Agreement
All Shares represented by valid proxies will be voted at the general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.
Revocability of Proxies
Registered holders of our Shares may revoke their proxies in one of three ways:
•
first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the general meeting before the general meeting commences. Any written notice revoking a proxy should be sent to Jinpan International Limited, 390 Veterans Boulevard, Carlstadt, NJ 07072, Attention Chief Financial Officer.

•
second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the general meeting; or

•
third, a registered shareholder may attend the general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.
Rights of Shareholders Who Object to the Merger
Shareholders who continue to hold their Shares in their own name until the completion of the merger will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, which is attached as Annex C to this proxy statement, for the exercise of Appraisal Rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise Appraisal Rights with respect to your Shares.
Whom to Call for Assistance
If you have any questions or need assistance in voting your Shares, you may contact Innisfree M&A Incorporated, the firm assisting us with this proxy solicitation, at 877-825-8730 toll-free in North America or at 212-750-5833 collect.
Solicitation of Proxies
We have engaged Innisfree M&A Incorporated to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the general meeting. We expect that Innisfree M&A Incorporated’s fees for its services will be approximately $15,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners.
Other Business
We are not currently aware of any business to be acted upon at the general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER
This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.
Structure and Completion of the Merger
The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the third business day immediately after all of the closing conditions have been satisfied or waived or another date agreed in writing by Parent and the Company. At the closing, Merger Sub and the Company will execute the plan of merger and register the plan of merger and other related documents with the Registrar of Corporate Affairs of the British Virgin Islands. The merger will become effective at the time when the plan of merger has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date (not exceeding 30 days after the date the plan of merger is registered) as Merger Sub and the Company may agree and specify in the plan of merger in accordance with the BVI Companies Act.
We expect that the merger will be completed in the first half of 2016, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.
Memorandum and Articles of Association; Directors and Officers of the Surviving C ompany
As of the effective time of the merger, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub then in effect will be the memorandum and articles of association of the surviving company, except that, at the effective time of the merger, except that, at the effective time, Article I of the memorandum and articles of association of the surviving company shall be amended to be and read as follows: “The name of the company is Jinpan International Limited.”
In addition, unless otherwise determined by Parent prior to the effective time of the merger, the directors of Merger Sub at the effective time of the merger (identified below in Annex D — “Directors and Executive Officers of Each Filing Person”) will become the directors of the surviving company and the officers (other than those officers who also were directors) of the Company immediately prior to the effective time of the merger will become the officers of the surviving company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.
Merger Consideration
At the effective time of the merger, each outstanding Share will be cancelled in exchange for the right to receive $6.00 per Share in cash without interest and net of any applicable withholding taxes, except for the Excluded Shares.
Each Excluded Share (other than Dissenting Shares) issued and outstanding immediately prior to the effective time of the merger, will be cancelled and will cease to exist, and no merger consideration will be delivered with respect thereto. Each Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. Please see “Appraisal Rights” beginning on page 77 for additional information.

At the effective time of the merger, each ordinary share, with par value, of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one fully paid and non-assessable ordinary share, par value of  $1.00 per share, of the surviving company.
Treatment of Share Options
Immediately after the effective time of the merger, each outstanding option of the Company to purchase Shares under the Company’s Stock Plan, whether vested or unvested, shall be cancelled and converted into the right of the holder of such option to receive cash in the amount equal to: (i) the total number of Shares subject to such option immediately prior to the effective time (without regard to vesting); multiplied by (ii) the excess, if any, of  (x) US$6.00 in cash per Share without interest over (y) the exercise price per Share under such option, which amount shall be paid, net of any applicable withholding taxes, as soon as reasonably practicable after the effective time. No holder of an option that has an exercise price per Share that is equal to or greater than the merger consideration of US$6.00 per Share shall be entitled to any payment with respect to such cancelled option before or after the effective time.
Exchange Procedures
At the effective time, Parent will deposit, or shall cause to be deposited, with a bank or trust company selected by Parent and reasonably acceptable to the Company, for the benefit of the holders of Shares (other than the Excluded Shares), a cash amount in immediately available funds sufficient for the paying agent to make payment under the merger agreement.
Promptly after the effective time (and in any event within (x) five (5) business days in the case of registered holders of the Shares and (y) three (3) business days in the case of the depository trust company on behalf of the holders holding the Shares through brokers, nominees, custodians or through a third party), Parent and the surviving company will cause the paying agent to mail (or, in the case of the depository trust company, to deliver), to each person who was, at the effective time of the merger, a registered holder of Shares entitled to receive the per Share merger consideration pursuant to the merger agreement: (i) a letter of transmittal (which will be in customary form as Parent and the Company may mutually agree); and (ii) instructions for effecting the surrender of the share certificates (or affidavits of loss in lieu of the Share Certificates as provided in the merger agreement and book-entry shares and/or such other documents as may be required in exchange for the merger consideration, as applicable.
Representations and Warranties
The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes 00ng$of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to, and for the matters that members of the Buyer Group had knowledge of as of, the date of the merger agreement.
The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:
•
due organization, existence, good standing and authority to carry on the Company’s businesses;

•
the Company’s capitalization, the absence of preemptive or other rights with respect to securities of the Company, or any securities that give their holders the right to vote with the Company’s shareholders;

•
the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•
the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and the merger by the Special Committee and by the board of directors of the Company, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger by the board of directors of the Company;

•
the required vote of the Company’s shareholders to adopt the merger agreement;

•
the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•
the Company’s SEC filings since January 1, 2013 and the financial statements included therein;

•
the Company’s disclosure controls and procedures and internal controls over financial reporting;

•
the absence of any “Material Adverse Effect” (as defined below) on the Company or certain other changes or events since September 30, 2015;

•
the absence of any legal proceedings against the Company;

•
compliance with applicable laws and licenses;

•
labor and employment matters;

•
material contracts and the absence of any default under, or breach or violation of, any material contract;

•
real property;

•
tax matters;

•
intellectual property;

•
insurance matters;

•
the receipt of opinion from Duff  & Phelps;

•
the absence of any undisclosed broker’s or finder’s fees; and

•
the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the merger agreement.

Many of the representations and warranties made by the Company are qualified as to “knowledge”, “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any change, effect, event, circumstance, occurrence, development or fact, that is, or would reasonably be expected to be, either individually or in the aggregate with all other effects, materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole. However, none of the following events will constitute a Material Adverse Effect or will be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may, or would occur:
(i)
the announcement of this Agreement or pendency of the transactions contemplated by this Agreement, including any initiation of shareholder litigation or any other legal proceeding relating to this Agreement or the transactions contemplated hereby, or the identity of Parent or its shareholders as the acquiror of the Company;

(ii)
any change in the Company’s stock price or trading volume (it being understood that any change in the Company underlying or contributing to such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect exists);

(iii)
actions or omissions of the Company or any of its Subsidiaries that are required or permitted by this Agreement or taken with the consent or at the request of Parent, Merger Sub or the Rollover Shareholders;

(iv)
any breach of the Transaction Documents by Parent, Merger Sub or any other party thereunder (other than the Company);

(v)
changes in general business, economic, political or financial market conditions, including in the PRC;

(vi)
changes in GAAP or any interpretation or enforcement thereof after the date hereof;

(vii)
changes that are the result of factors generally affecting the principal industries of the Company and its Subsidiaries in the regions in which the Company and its Subsidiaries operate;

(viii)
any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, acts of God or natural disasters, or similar events;

(ix)
the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that any change in the Company underlying or contributing to such failure may be taken into account in determining whether a Material Adverse Effect exists); or

(x)
any change or prospective change in any party’s credit ratings (it being understood that any change in the Company underlying or contributing to such change in the Company’s credit rating may be taken into account in determining whether a Material Adverse Effect exists),

(xi)
effects attributable to the execution, delivery or performance of the merger agreement, pendency or consummation of the transactions contemplated by the merger agreement or the announcement of any of the foregoing, or the identity of, or any facts or circumstances relating to, Parent, its shareholders or any of their respective affiliates, except, in the case of the foregoing clauses (v), (vi), (vii) and (viii), to the extent such Effects referred to therein have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries and regions in which the Company conducts its businesses after taking into account the size of the Company relative to such other companies.
The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:
•
their due organization, existence and good standing;

•
their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•
capitalization of Parent and Merger Sub, Parent ownership of Merger Sub and the operations of Parent and Merger Sub;

•
sufficiency of funds in the financing for the merger, subject to certain conditions;

•
the absence of violations of, or conflict with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•
governmental consents and approvals;

•
the execution and validity of the limited guarantees provided by the Buyer Group and the lack of any default thereunder;

•
the absence of legal proceedings against Parent and Merger Sub;

•
the absence of, other than the transaction documents as specified in the merger agreement and any documents or agreements with respect to the shareholder arrangements of the Parent (or any equity holder of Parent, (A) side letters or contracts relating to the transactions contemplated under the merger agreement among the members of the Buyer Group; (B) contracts (whether oral or written) (i) between Parent, Merger Sub or any of their affiliates (excluding the Company and its subsidiaries), on the one hand, and any of the Company’s or its subsidiaries’ directors, officers, employees or shareholders, on the other hand, that relate in any way to the transactions contemplated by the merger agreement, or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the merger consideration, or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the merger or has agreed to vote against any superior proposal, or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the merger;

•
solvency of the surviving company immediately following completion of the merger;

•
the absence of any undisclosed broker’s or finder’s fees;

•
the absence of secured or unsecured creditors for Merger Sub;

•
independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates; and

•
acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub, other than the representations and warranties made by Parent and/or Merger Sub contained in the merger agreement and the disclosure schedules delivered by Parent and Merger Sub.

Conduct of Business Prior to Closing
The Company has agreed that from the date of the merger agreement until the effective time (or the termination of the merger agreement) (a) the business of the Company and its subsidiaries will be conducted in the ordinary course and (b) the Company and its subsidiaries will use their respective reasonable efforts to preserve their business organizations intact and maintain its existing relations with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and other Persons with whom the Company or any Subsidiary of the Company has material business relations.
From the date of the merger agreement until the effective time (or the termination of the merger Agreement), without the prior written consent of Parent, the Company will not and will not permit its subsidiaries to, directly or indirectly:
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adopt or propose any change in the memorandum and articles of association or equivalent organizational documents of the Company or any of its subsidiaries;

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effect any scheme of arrangement, merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or material restrictions on assets, operations or businesses of the Company or any of its Subsidiaries;

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acquire, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers) other than those with a value or purchase price not in excess of US$250,000 in any transaction or a related series of transactions, except in the ordinary course of business (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any Person is not in the ordinary course of business);

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issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or redeem, purchase or otherwise acquire, any share capital of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities, other than the transfer or other disposition of securities pursuant to existing Contracts or commitments;

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create or incur (a) any Lien or other security interest on any material Company IP owned or exclusively licensed or that is material and nonexclusively licensed by the Company or any of its Subsidiaries outside the ordinary course of business having a current value in excess of US$250,000 or (b) any lien on any other assets of the Company or any of its Subsidiaries in excess of US$500,000, in each case, other than permitted liens;

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make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect Wholly Owned Subsidiary of the Company) in excess of US$250,000, except pursuant to Contracts in effect as of the date hereof which have been filed as exhibits to the Company Reports filed with the SEC;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares (except for dividends paid by any Subsidiary to the Company or to any Wholly- Owned Subsidiary and periodic dividends and other periodic distributions by Non-Wholly Owned Subsidiaries in the ordinary course consistent with past practices), or enter into any Contract with respect to the voting of its share capital;

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reclassify, split, combine or subdivide, directly or indirectly, any of the share capital or securities convertible or exchangeable into or exercisable for any of the share capital of the Company or any of its Subsidiaries;

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incur, alter, amend, modify or repay any indebtedness for borrowed money or guarantee such indebtedness of another Person, or permit any subsidiary of the Company to guarantee any indebtedness of the Company, other than the incurrence or guarantee of indebtedness in the ordinary course of business not to exceed US$5,000,000 in the aggregate, including any borrowings under the existing credit facilities of the Company and its subsidiaries to fund working capital needs, any payment, discharge or satisfaction of such indebtedness as it becomes due in the ordinary course of business and consistent with past practice, and such other actions taken in the ordinary course of business consistent with past practice;

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issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than the transfer or other disposition of securities pursuant to existing Contracts or commitments;

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make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or law;

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settle any Action before a Governmental Entity by or against the Company or any of its Subsidiaries or relating to any of their business, properties or assets, other than settlements (A) entered into in the ordinary course of business consistent with past practice, (B) requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding US$250,000 or (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

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engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

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make or change any material Tax election, materially amend any Tax Return (except as required by applicable law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

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make or authorize any capital expenditure in excess of US$250,000 per project or related series of projects of US$1,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice and except as provided for under the annual budget of the Group Company for the fiscal year 2016;

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enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any Material Contract (or Contract that would have been a Material Contract if such Contract had been entered into prior to the date hereof), in each case, in a manner materially adverse to the interests of the Company and its Subsidiaries, taken as a whole;

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transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, or otherwise dispose of, any material assets of the Company or its Subsidiaries, where the amount involved is in excess of US$250,000, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of inventory, obsolete or excessive assets, and other than pursuant to Contracts in effect as of the date hereof;

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except as required pursuant to existing written plans or Contracts in effect as of the date hereof or as otherwise required by applicable law, (A) enter into any new employment or compensatory agreements (except for the renewal of any existing agreement) with any director or officer of the Company or any of its Subsidiaries, (B) grant or provide any severance or termination payments or benefits to any director or officer of the Company or any of its Subsidiaries, involving an amount in excess of US$500,000 in the aggregate, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or officer of the Company or any of its Subsidiaries, in each case, involving an amount in excess of US$500,000 in the aggregate, (D) establish, adopt, materially amend or terminate any Company Benefit Plan (except as required by law) or materially amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already required in any such Company Benefit Plan, or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or

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agree, authorize or commit to do any of the foregoing.

Shareholders’ Meeting
The Company will cause a general meeting of its shareholders to be duly called and held promptly after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement. The Company may adjourn or postpone the shareholders’ meeting to allow reasonable time (i) for the filing and mailing of any supplement or amendment to the disclosure, which the Company has determined in good faith after consultation with its outside legal counsel is necessary or advisable under applicable law, and (ii) for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the shareholders’ meeting, and the Company may adjourn or postpone the shareholders’ meeting if as of the time for which the shareholders’ meeting is originally scheduled there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholders’ meeting or if the Company deems necessary to solicit more proxies.
In the event that the board of directors of the Company changes, withholds, withdraws, qualifies or modifies its recommendation to the shareholders of the Company, the Company will have the right not to submit the merger agreement to the holders of Shares for the approval at, and will have the right not to hold the shareholders’ meeting.
Acquisition Proposals
From January 24, 2016 until the effective time of the merger or, if earlier, the termination of the merger agreement, neither the Company nor any of its subsidiaries nor any of the officers and directors of it or any of its subsidiaries will: (a) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

(b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any third party relating to any acquisition proposal or (c) otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.
The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent and Merger Sub in writing if any proposals or offers with respect to an acquisition proposal are initially received by, any such information is initially requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of such person, the material terms and conditions of any proposals or offers and whether the Company has any intention to provide confidential information to such person, and thereafter shall keep Parent and Merger Sub informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and material terms of any such acquisition proposal, indication, inquiry or request and of any material changes in the status and material terms of any such acquisition proposal, indication, inquiry or request (including the material terms and conditions thereof). The Company shall not, and shall cause its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date hereof that prohibits the Company from providing such information to Parent or Merger Sub. Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent and Merger Sub in writing if it determines to initiate actions concerning an acquisition proposal as permitted by under the merger agreement.
Change of Recommendation
The board of directors of the Company and the Special Committee will not:
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withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; or

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subject to certain exceptions and conditions, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement (other than a confidentiality agreement entered into in accordance with the merger agreement) relating to any acquisition proposal.

However, prior to obtaining the required shareholder authorization and approval of the merger agreement, the board of directors of the Company, based on the recommendation of the Special Committee, may withhold, withdraw, qualify or modify the company recommendation in a manner adverse to Parent or Merger Sub to approve, recommend or otherwise declare advisable any superior proposal not solicited, entered into or agreed to in breach of obligations under the merger agreement, and/or authorize the Company to terminate the merger agreement or enter into an alternative acquisition agreement with respect to such superior proposal, and made after the date of the merger agreement, if the board of directors of the Company (upon the direction of the Special Committee after consultation with outside legal counsel to the Special Committee) determines in good faith, , that failing to do so would be inconsistent with its fiduciary obligations under applicable laws; provided, however, that prior to making any such adverse recommendation:
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the Company will give Parent and Merger Sub at least four (4) business days written notice advising that the Company (acting through the Special Committee) currently intends to take such action and the basis therefor;

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during the four (4) business day period following Parent’s and Merger Sub’s receipt of such notice of superior proposal, the Company will, and will cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal; and

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following the end of the four (4) business day period, the board of directors of the Company (upon the direction of the Special Committee after consultation with its financial advisor and outside legal counsel) will have determined in good faith, taking into account any changes to the merger agreement proposed in writing by Parent and Merger Sub, that the acquisition proposal continues to constitute a superior proposal;

provided further, that substantially simultaneous with the Company’s board of directors’ making of such adverse recommendation, the Company shall terminate this Agreement and pay the termination fee as required under the merger agreement to Parent.
Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal and will require a new notice of superior proposal to Parent and Merger Sub and the Company will be required to comply with the requirements under the merger agreement fully with respect to such amended acquisition proposal.
In addition, prior to obtaining the required shareholder authorization and approval of the merger agreement, the board of directors of the Company, based on the recommendation of the Special Committee, may withhold, withdraw, qualify or modify the company recommendation in a manner adverse to Parent or Merger Sub, in connection with an intervening event unforeseeable at the date of the merger agreement and other than in response to or in connection with a superior proposal, if the board of directors of the Company determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that failure to make an adverse recommendation and/or terminate the merger agreement would be inconsistent with its fiduciary duties under applicable laws, provided that prior to making such adverse recommendation,
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the Company will give Parent and Merger Sub at least four (4) business days written notice with reasonable details about the intervening event advising that the Company (acting through the Special Committee) currently intends to take such action;

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during the four (4) business day period following Parent’s and Merger Sub’s receipt of such notice of intervening event, the Company will, and will cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that it would no longer be inconsistent with the board of directors’ fiduciary obligations not to effect an adverse recommendation; and

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following the end of the four (4) business day period, the board of directors of the Company (upon the direction of the Special Committee after consultation with financial advisor and outside legal counsel to the Special Committee) will have determined in good faith, taking into account any changes to the merger agreement proposed in writing by Parent and Merger Sub, that that it would continue to be inconsistent with the board of directors’ fiduciary duties under applicable law not to effect an adverse recommendation in light of the intervening event.

Indemnification; Directors’ and Officers’ Insurance
Pursuant to the merger agreement, the Parent and Merger Sub have agreed that:
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The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time, will survive the merger and may not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights of such Indemnified Parties thereunder.

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The surviving company and its subsidiaries (and Parent shall cause the surviving company and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under any indemnification, advancement and exculpation provisions set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its subsidiaries in effect on the date of the merger agreement and all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time (the “Indemnified Parties”).
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The memorandum and articles of association of the surviving company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

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From and after the effective time until the sixth anniversary of the effective time, the surviving company shall comply with all of the Company’s obligations, and shall cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties thereof against any and all Damages, arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time to the extent provided under the Company’s or such subsidiary’s respective organizational and governing documents or agreements in effect on the date hereof, and to the fullest extent permitted by the BVI Companies Act or any other applicable Law, including the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity during the course of performance of their duties in such capacities.

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The surviving company will, and Parent will cause the surviving company to, maintain the Company’s and its subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated hereby) covering each Indemnified Parties covered as of the effective time of the merger by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement for a period of six years after the effective time of the merger; provided, however, that, subject to the immediately succeeding sentence, in no event will the surviving company be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Alternatively, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the effective time of the merger on terms with respect to the coverage and amounts that are equivalent to those of the existing directors’ and officers’ liability insurance maintained by the Company.

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If Parent, the surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then the obligations of Parent or the surviving company, as the case may be, that are described in the forging paragraph will survive, and to the extent necessary, proper provision will be made so that the successors and assigns of Parent or the surviving company, as the case may be, will assume such obligation.

Financing
As of the date of the merger agreement, Parent has delivered to the Company a copy of an executed equity commitment letter from each Sponsor, pursuant to which each Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent, up to the aggregate amount set forth therein, the proceeds of which will be used to finance the consummation of the transactions contemplated under the merger agreement, including the merger. The equity commitment letters provides, and will continue to provide, that the Company is a third party beneficiary with respect to the provisions therein.
Each of Parent and Merger Sub shall use its reasonable best efforts to (i) obtain the financing on the terms and conditions described in the equity commitment letters, (ii) shall not permit any amendment or modification to be made to, or any waiver of any provision under, the equity commitment letters, and shall maintain in effect the equity commitment letters until the merger is consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the equity commitment letters applicable to Parent or Merger Sub that are within its control, (iv) seek to enforce its right under the equity commitment letters and (v) consummate the financing at or prior to the effective time.
Buyer Group Contracts
Parent and Merger Sub shall not, and shall cause its respective affiliates not to, (a) amend, modify, withdraw, waive or terminate any Buyer Group Contract (as defined in the merger agreement), or (b) enter into or modify any other Contract directly relating to the transactions as contemplated under the merger agreement, in each case without the prior written consent of the Special Committee (acting on behalf of the Company).
Certain additional Covenants
The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:
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the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

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access by Parent and its representatives to the offices, properties, books, records of the Company or any of its subsidiaries and other information between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement (subject to all applicable legal or contractual obligations and restrictions);

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delisting and deregistration of the Shares;

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consultation with respect to press releases and other public announcements relating to the merger agreement and the transactions contemplated by the merger agreement;

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notification of certain events;

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resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request;

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participation in the defense and settlement of any shareholder litigation relating to the merger agreement or the Transactions;

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Parent’s obligation to cause Merger Sub to perform its obligations under the merger agreement; and

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acknowledgment that the Company will not be in breach of the merger agreement if the Company establishes that the alleged breach is the proximate result of any action or inaction taken by the Company at the direction of Parent or the Rollover Shareholders.

Conditions to the Merger
The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:
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the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, being authorized and approved by an affirmative vote ofshareholders representing more than fifty percent (50%) of the outstanding Shares of the Company present and voting in person or by proxy as a single class at a quorate general meeting of the Company’s shareholders; and

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no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:
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(i) certain representations and warranties of the Company in the merger agreement being true and correct (disregarding any limitation or qualification by “materiality” or “Material Adverse Effect”) as of the date of the merger agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect; and (ii) certain other representations and warranties of the Company in the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date);

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the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

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since the date of the merger agreement, there having been no effect that has had, individually or in the aggregate, a Material Adverse Effect and is ongoing; and

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Parent having received a certificate signed by an executive officer of the Company certifying as to the fulfillment of the above conditions.

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:
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the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct (disregarding any limitation or qualification by “materiality”) as of the date of the merger agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct in all material respects, individually or in the aggregate, would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the merger agreement;

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each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

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the Company having received a certificate signed by an officer or director of each of Parent and Merger Sub certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:
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by mutual written consent of the Company and Parent;

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by either Parent or the Company, if:

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the merger is not consummated on or before nine (9) months following the date hereof; provided, however, that this termination right is not available to a party if the failure of the merger to have been consummated on or before the termination date was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement;

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any injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and non-appealable; provided, however, that this termination right will not be available to a party if the issuance of such injunction was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement; or

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the shareholders’ meeting has been held and completed and the requisite shareholders’ approval has not been obtained at the general meeting duly convened therefor or at any adjournment or postponement thereof.

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by Parent, if:

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the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by the Company under the merger agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured within thirty (30) business days following receipt by the Company of written notice from Parent; provided that this termination right is not available to Parent if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the corresponding conditions to closing would not be satisfied; or

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prior to the receipt of the shareholders’ approval, the board of directors of the Company (A) has effected a Company adverse recommendation, or (B) acting upon recommendation of the Special Committee, approves, endorses or recommends any acquisition proposal other than the merger, or (C) fails to include the company recommendation in favor of the merger in the proxy statement.

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by the Company, if:

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Parent or Merger Sub has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured within thirty (30) business days following receipt by Parent or Merger Sub of written notice from the Company; provided that this termination right is not available to the Company if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the corresponding conditions to closing would not be satisfied;

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prior to obtaining the shareholder approval in order to enter into an alternative acquisition agreement with respect to an acquisition proposal pursuant to terms of the merger agreement; or

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the board of directors of the Company or the Special Committee shall have made a company adverse recommendation pursuant to terms of the merger agreement.

Termination Fee
The Company is required to pay Parent a termination fee of  $3,940,429, if:
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(a) a bona fide acquisition proposal for 50% or more of the voting power of the shares of the Company has been made, proposed or communicated (and not withdrawn) by a third party after the date of the merger agreement and prior to the shareholders’ meeting (or prior to the termination of the agreement if there has been such shareholders’ meeting); (b) this Agreement is terminated by the Company or Parent pursuant to the merger agreement (without the board of directors of the Company having made any company adverse recommendation); and (c) within twelve (12) months after such termination of the merger agreement, the Company or any of its subsidiaries enters into a definitive agreement with such third party in respect of such acquisition proposal;

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the merger agreement is terminated by Parent due to a breach by the Company of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied;

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the merger agreement is terminated by Parent if prior to the receipt of the requisite shareholders’ approval, the board of the Company (A) has effected a Company adverse recommendation, or (B) approves, endorses or recommends any acquisition proposal other than the merger, or (C) fails to include the company recommendation in favor of the merger in the proxy statement;

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the merger agreement is terminated by the Company, if prior to obtaining the shareholder approval, in order to enter into an alternative acquisition agreement with respect to an acquisition proposal pursuant to terms of the merger agreement; and

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the merger agreement is terminated by the Company, if the board of directors of the Company or the Special Committee has made a company adverse recommendation pursuant to terms of the merger agreement.

Parent is required to pay the Company a termination fee of  $3,940,429, if
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the merger agreement is terminated by the Company due to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied.

Expenses
Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense except as otherwise provided in the merger agreement.
Remedies and Limitations on Liability
The parties to the merger agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of competent jurisdiction, pursuant to the merger agreement, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity. Each party to the merger agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.
Until such time as the Company pays the termination fee or Parent pays the termination fee, as the case may be, the remedies available to each party shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate the merger agreement and collect the termination fee in accordance with the merger agreement or the Company from, in the alternative, seeking to terminate the merger agreement and collect the termination fee in accordance with the merger agreement. The maximum amount of the monetary damages the Company on one hand, and the Parent, on the other hand, will be entitled to under the merger agreement shall be the aggregate amount of the termination fee payable by the other side plus the expense reimbursement.
Modification or Amendment
The merger agreement may be amended with the approval of the respective boards of directors of the parties at any time (whether before or after the adoption of the merger agreement by the shareholders of the Company); provided, however, that (a) in the case of the Company, the board of directors of the Company and the Special Committee have approved such amendment in writing; and (b) after any such adoption of the agreement by the shareholders of the Company, no amendment will be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.
Governing Law and Dispute Resolution
The merger agreement will be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of the merger with specific reference to the laws of the British Virgin Islands will be subject to the laws of the British Virgin Islands, the laws of the British Virgin Islands will supersede the laws of the State of New York with respect to such provision.
Any dispute, controversy or claim arising out of or relating to the merger agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of the merger agreement) will be finally settled by arbitration. The place of arbitration will be Hong Kong, and the arbitration will be administered by the Hong Kong International Arbitration Centre in accordance with its Arbitration Rules then in force.
PROVISIONS FOR UNAFFILIATED SHAREHOLDERS
No provision has been made to (a) grant the Company’s shareholders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

APPRAISAL RIGHTS
The following is a brief summary of the rights of holders of the Shares to dissent from the merger and receive cash equal to the appraised fair value of their Shares (“Appraisal Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 179 of the BVI Business Companies Act, as amended (the “BVI Companies Act”), a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Appraisal Rights. These procedures are complex and you are advised to consult your British Virgin Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the BVI Companies Act, you will lose your Appraisal Rights.
Requirements for Exercising Appraisal Rights
A Dissenting Shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting from the merger.
The enforcement of your Appraisal Rights will exclude the enforcement of any other rights by virtue of holding Shares in connection with the merger, other than the right to institute proceedings to obtain relief on the grounds that the merger is illegal. To preserve your Appraisal Rights, the following procedures must be followed:
•
you must give written objection to the merger (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for all your Shares if the merger takes place;

•
within twenty (20) days immediately following the date on which the vote approving the merger is taken, the Company must give written notice of the approval (“Approval Notice”) to all shareholders who gave Notice of Objection, except those shareholders who voted for the merger;

•
within twenty (20) days immediately following the date on which the Approval Notice is given (the “Dissent Period”), a Shareholder who was entitled to receive the Approval Notice must give a written notice of his decision to elect to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and a demand for payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he holds;

•
within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the merger becomes effective, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase his Shares at a price determined by the Company to be the fair value of such Shares;

•
if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period:

•
the Company and the Dissenting Shareholder shall each designate an appraiser;

•
the two designated appraisers together shall designate a third appraiser;

•
the three appraisers shall fix the fair value of the Dissenting Shareholder Shares; and

•
under the BVI Companies Act the fair value of the Dissenting Shares will be determined at the close of business on the day prior to the date on which the vote to approve the merger was taken, excluding any appreciation or depreciation in the value of the Shares, directly or indirectly, induced by the merger or its proposal. The value determined by the appraisers is binding on the Company and the Dissenting Shareholder for all purposes. Upon the surrender of the Dissenting Shareholder’s certificates representing their Shares, the Company will pay, in cash, the fair value of the Shares determined by the appraisers.

All objections, notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Appraisal Rights attach to the Shares.
If you do not satisfy each of these requirements, you cannot exercise Appraisal Rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, will not alone satisfy the objection requirement referred to above. You must send all objections and notices to the Company at 390 Veterans Boulevard, Carlstadt, NJ 07072, Attention: Chief Financial Officer.
If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 179 of the BVI Companies Act could be more than, the same as, or less than the $6.00 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of  $6.00 is equal to the fair value of each of your Shares.
The provisions of Section 179 of the BVI Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 179, you will lose your Appraisal Rights. You are advised to consult your British Virgin Islands legal counsel if you wish to exercise Appraisal Rights.

FINANCIAL INFORMATION
The following sets forth certain selected historical consolidated financial information of the Company. The financial data has been derived from the audited financial statements filed as part of the Company’s annual report on Form 20-F for the year ended December 31, 2014 and the unaudited financial statements for the third quarter ended September 30, 2015. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 20-F and Form 6-K. Please see “Where You Can Find More Information” beginning on page 90 for a description of how to obtain a copy of such Form 20-F and Form 6-K.
Audited Financial Statements For the Year Ended December 31
	Year ended December 31,
	2014 US$(1)	2014 RMB	2013 RMB	2012 RMB	2011 RMB	2010 RMB
	(In thousands, except per share and share data)
Income Statement Data:
Net sales	241,007	1,472,045	1,397,861	1,324,952	1,414,289	967,074
Costs of goods sold	(165,540)	(1,011,100)	(949,081)	(892,042)	(895,473)	(591,591)
Gross profit	75,467	460,945	448,780	432,910	518,816	375,483
Selling and administrative expenses	(59,585)	(363,939)	(345,464)	(339,221)	(350,822)	(273,518)
Income from operations	15,882	97,006	103,316	93,689	167,994	101,965
Interest expense	(2,323)	(14,188)	(12,830)	(11,115)	(8,088)	(2,078)
Non operating income	4,747	28,991	28,714	20,282	15,567	16,431
Income before income taxes	18,306	111,809	119,200	102,856	175,473	116,318
Income taxes	(2,792)	(17,051)	(16,579)	(14,363)	(21,334)	(26,314)
Net income	15,514	94,758	102,621	88,493	154,139	90,004
Earnings per share:
Basic	0.96	5.84	6.32	5.47	9.54	5.57
Diluted	0.93	5.70	6.14	5.29	9.37	5.46
Number of shares outstanding:(2)
Basic	16,232,381	16,232,381	16,230,165	16,170,107	16,163,696	16,159,893
Diluted	16,632,497	16,632,497	16,711,192	16,717,277	16,456,611	16,457,462
Dividends per share	US$ 0.16	US$ 0.16	US$ 0.12	US$ 0.18	US$ 0.14	US$ 0.14
Balance Sheet Data:
Cash and cash equivalents	13,209	80,826	149,874	116,341	152,597	182,300
Total assets	364,999	2,233,431	2,113,194	1,943,998	1,747,632	1,500,633
Net assets	226,689	1,387,113	1,305,616	1,212,189	1,139,789	1,003,294
Long term debt	26,239	160,553	195,087	165,406	—	—
Long term liabilities	4,964	30,377	29,176	19,383	9,451	16,458
Equity	226,689	1,387,113	1,305,616	1,212,189	1,139,789	1,003,294
Cash Flows Data
Depreciation	7,325	44,739	42,499	33,016	27,791	24,449
Capital expenditures:(3)	4,581	27,980	80,734	223,650	83,963	56,468
Ratio of earnings to fixed charges(4)	11.26%	11.26%	9.72%	9.75%	4.41%	1.76%

(1)
Our assets and liabilities are translated into United States dollars at the period-end exchange rate which is RMB 6.119 to 1 US dollar as of December 31, 2014. Revenues and expenses are translated into United Stated dollars at weighted average exchange rates which was RMB 6.1079 to 1 US dollar for the period from January 1, 2014 to December 31, 2014. Equity transactions are translated using historical rates.

(2)
There are 40,000,000 common shares authorized and 2,000,000 preferred shares authorized as of December 31, 2014.

(3)
Capital expenditures are comprised of the purchase of equipment, payment for construction-in-progress, and acquisition of land use rights.

(4)
Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expenses and amortization of deferred financing fees.

Unaudited Financial Statements For the Third Quarter Ended September 30, 2015
Consolidated Statements of Comprehensive Income
For the Three Months Ended September 30, 2015
	Three months ended September 30,
	2015 US$	2015 RMB	2014 RMB
In thousands, except per share data	(unaudited)	(unaudited)	(unaudited)
Net Sales	72,723	462,613	378,260
Cost of Goods Sold	(51,453)	(327,310)	(254,313)
Gross Profit	21,270	135,303	123,947
Selling and Administrative Expenses	(17,525)	(111,480)	(92,202)
Operating income	3,745	23,823	31,745
Interest Expense	(393)	(2,498)	(3,715)
Other Income	238	1,517	4,029
Income Before Income Taxes	3,590	22,842	32,059
Income Taxes	(507)	(3,228)	(5,913)
Net Income After Taxes	3,083	19,614	26,146
Other Comprehensive Income (Loss)
Foreign Currency Translation Adjustment	110	703	(40)
Total Comprehensive Income	3,193	20,317	26,106
Earnings per Share
Basic	US$0.19	RMB 1.21	RMB 1.61
Diluted	US$0.19	RMB 1.21	RMB 1.61
Weighted Average Number of Shares
Basic	16,232,381	16,232,381	16,232,178
Diluted	16,232,381	16,232,381	16,251,287

Jinpan International Limited and Subsidiaries
Consolidated Statements of Comprehensive Income
For the Nine Months Ended September 30, 2015
	Nine months ended September 30,
	2015 US$	2015 RMB	2014 RMB
In thousands, except per share data	(unaudited)	(unaudited)	(unaudited)
Net Sales	204,890	1,303,365	1,033,783
Cost of Goods Sold	(149,009)	(947,888)	(696,666)
Gross Profit	55,881	355,477	337,117
Selling and Administrative Expenses	(44,387)	(282,358)	(254,079)
Operating income	11,494	73,119	83,038
Interest Expense	(1,167)	(7,422)	(11,181)
Other Income	1,287	8,184	9,929
Income Before Income Taxes	11,614	73,881	81,786
Income Taxes	(1,674)	(10,650)	(13,985)
Net Income After Taxes	9,940	63,231	67,801
Other Comprehensive Income (Loss)
Foreign Currency Translation Adjustment	109	692	32
Total Comprehensive Income	10,049	63,923	67,833
Earnings per Share
Basic	US$0.61	RMB 3.90	RMB 4.18
Diluted	US$0.61	RMB 3.90	RMB 4.17
Weighted Average Number of Shares
Basic	16,232,381	16,232,381	16,232,178
Diluted	16,232,381	16,232,381	16,261,519

Jinpan International Limited and Subsidiaries Consolidated Balance Sheet
	(Unaudited) September 30, 2015	(Unaudited) September 30, 2015	(Audited) December 31, 2014
In thousands, except per share data	$US	RMB	RMB
Assets
Current Assets
Cash and bank	9,050	57,572	80,826
Restricted Cash	4,761	30,288	7,210
Short Term Investment	20,751	132,000	80,500
Notes receivable	10,648	67,738	70,718
Accounts receivable, net	171,444	1,090,605	858,037
Inventories	63,372	403,130	305,967
Prepayments	16,520	105,087	127,619
Deferred Tax Assets	3,358	21,362	15,388
Other receivables	9,132	58,089	42,229
	309,036	1,965,871	1,588,494
Fixed Assets
Property, plant and equipment, net	66,931	425,767	452,660
Construction in progress	1,096	6,972	16,481
Intangible Assets	13,243	84,245	84,245
Prepaid leases	14,018	89,175	90,902
Other assets	24	153	649
TOTAL ASSETS	404,348	2,572,183	2,233,431
Current Liabilities
Short term loans	3,985-	25,351	—
Accounts payable	44,989	286,189	228,633
Notes Payable	42,842	272,534	89,733
Advances from customers	22,964	146,079	131,946
Other payables	28,821	183,337	192,687
Taxes payable	2,191	13,939	12,389
Total current liabilities	145,792	927,429	655,388
Long Term Loans	25,243	160,578	160,553
Deferred Income	5,564	35,397	30,377
Total Liabilities	176,599	1,123,404	846,318
Shareholders’ Equity
Convertible preferred stock, US$0.0045 par value:
Authorized shares – 2,000,000
Issued and outstanding shares – none in 2015 & 2014	—	—	—
Common stock, US$0.0045 par value:
Authorized shares – 40,000,000
Issued and outstanding shares – 16,418,456 in 2015 and 2014	95	606	606
Additional paid-in capital	47,026	299,148	298,418
Reserves	14,775	93,985	93,985
Retained earnings	166,837	1,061,297	1,001,054
Accumulated other comprehensive income	(496)	(3,155)	(3,848)
	228,237	1.451,881	1,390,215
Less: Treasury shares at cost
Common stock – 135,488 in 2015 and 2014	(488)	(3,102)	(3,102)
Total Shareholders’ Equity	227,749	1,448,779	1,387,113
Total Liabilities and Shareholders’ Equity	404,348	2,572,183	2,233,431

Jinpan International Limited and Subsidiaries
Consolidated Statement of Cash Flows
For the Nine Months Ended September 30, 2015
	Nine Months Ended September 30
	2015 US$	2015 RMB	2014 RMB
In thousands	(Unaudited)	(Unaudited)	(Unaudited)
Operating Activities
Net Income	9,940	63,231	67,801
Adjustments to reconcile net income to
Net Cash provided by (used in) operating activities:
Depreciation	6,000	38,168	32,465
Amortization of prepaid lease	271	1,727	1,299
Deferred Income Tax	(882)	(5,611)	(1,940)
Provision for doubtful debts	4,323	27,499	10,974
Stock-based compensation Cost	115	730	1,864
Changes in operating assets and liabilities
Restricted Cash	(3,628)	(23,077)	966
Accounts Receivable	(40,883)	(260,067)	(36,774)
Notes Receivable	468	2,979	24,786
Inventories	(14,041)	(89,321)	(93,991)
Prepaid Expenses	3,542	22,532	(33,904)
Other Receivable	(2,472)	(15,726)	(7,550)
Accounts Payable	9,048	57,556	23,982
Notes Payable	28,736	182,801	23,499
Income Tax	244	1,550	(3,606)
Advance From customers	2,222	14,132	23,826
Other liabilities	(1,470)	(9,349)	(8,040)
Net Cash provided by (used in) operating activities	1,533	9,754	25,657
Investing activities
Purchases of property, plant and equipment	(881)	(5,603)	(7,700)
Payment for construction in progress	(630)	(4,005)	(3,799)
Sell of S/T Investment	81,181	516,415	334,000
Increase in S/T investment	(89,277)	(567,915)	(357,000)
Receipt of government grant for new plant construction	789	5,020	1,167
Net Cash provided by (used in) investing activities	(8,817)	(56,088)	(33,332)
Financing activities
Proceeds from bank loan	4,038	25,687	60,390
Repayment of bank loan	(49)	(311)	(140,746)
Proceeds from exercised stock options	—	—	96
Dividend paid	(470)	(2,988)	(11,967)
Net Cash provided by (used in) financing activities	3,519	22,388	(92,227)
Effect of exchange rate changes on cash	(394)	692	61
Net increase/(decrease) in cash and cash equivalents	(4,159)	(23,254)	(99,841)
Cash and Cash equivalents at beginning of year	13,209	80,826	149,874
Cash and Cash equivalents at end of year	9,050	57,572	50,033
Interest paid	763	4,854	7,911
Income Tax paid	2,299	14,623	19,517

TRANSACTIONS IN THE SHARES
Purchases by the Company
The Company has not purchased any Shares during the past two years.
Purchases by the Members of the Buyer Group
None of the Buyer Group members has purchased any Shares during the past two years.
Prior Public Offerings
Our Shares have been listed on NASDAQ since September 8, 2008 and prior to that on the American Stock Exchange since February 6, 1998, under the symbol “JST.”. We completed our initial public offering of the Share on February 6, 1998. We have not made any underwritten public offering of our securities since then.
Transactions in Prior 60 Days
Other than the merger agreement and agreements entered into in connection therewith including the Forebright Equity Commitment Letter, the Mr. Li Equity Commitment Letter, the Debt Commitment Letter, the Limited Guarantee, the Voting Agreement, the Rollover Agreement and the Interim Investors Agreement, there have been no transactions in the Company’s Shares during the past 60 days by us, any of our officers or directors (including the Rollover Shareholders), Parent, Merger Sub or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY
The following table sets forth specific information as of the date hereof, to the best of our knowledge, concerning the beneficial ownership of  (i) persons or entities who, to our knowledge, beneficially own more than 5% of our outstanding Common Shares, (ii) each of our directors, and (iii) each of our directors and executive officers as a group.
Title of Class	Name of Beneficial Owner	Amount Owned(1)	Percent of Class
Common Shares	Li Zhiyuan(2)	2,740,977	16.6%
Common Shares	Ling Xiangsheng(3)	651,575	4.0%
Common Shares	Jing Yuqing(4)	1,245,635	7.6%
Common Shares	Mark Du(5)	59,350	*
Common Shares	Jing Zhang	—	—
Common Shares	Li-wen Zhang(6)	24,863	*
Common Shares	Cai Xu	—	—
Common Shares	All officers and directors as a group (7 persons)(7)	4,722,400	28.3%
Common Shares	First Wilshire Securities Management, Inc.(8)	1,315,951	8.1%

*
Represents share ownership of less than one percent (1%).

(1)
We believe that all persons named in the table have sole investment power with respect to all shares of common shares beneficially owned by them, unless otherwise noted in these footnotes.

(2)
Represents (i) 2,650,739 common shares held directly by Mr. Li. and (ii) 90,238 common shares issuable upon exercise of currently exercisable share options held by Mr. Li. Does not include (a) 388,477 common shares held directly by Yuqing Jing, the wife of Mr. Li and our Secretary, (b) 811,575 common shares held by Yuqing Jing as custodian under an account for the benefit of a child, and (c) 45,583 common shares issuable upon exercise of currently exercisable share options held by Ms. Jing. The options have exercise prices and expiration dates ranging from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively. Around 8,448 options have an exercise price of US$5.53 per share.

(3)
Represents (i) 612,992 common shares and (ii) 38,583 common shares issuable upon exercise of currently exercisable share options. The options have exercise prices and expiration dates ranging from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively. Around 8,448 options have an exercise price of US$5.53 per share.

(4)
Represents (i) 388,477 common shares held directly by Ms. Jing, (ii) 811,575 common shares held by Ms. Jing as custodian under an account for the benefit of a child and (iii) 45,583 common shares issuable upon exercise of currently exercisable share options held by Ms. Jing. The number of common shares beneficially owned by Ms. Jing does not include (i) 2,650,739 common shares held directly by Li Zhiyuan, the husband of Ms. Jing and our Chairman and Chief Executive Officer, and (ii) 90,238 common shares issuable upon exercise of currently exercisable share options held by Mr. Li. The options have exercise prices and expiration dates ranging from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively. Around 8,448 options have an exercise price of US$5.53 per share.

(5)
Represents 59,350 common shares issuable upon exercise of currently exercisable share options. The options have exercise prices and expiration dates ranging from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively. Around 6,985 options have an exercise price of US$5.53 per share.

(6)
Represents (i) 5,000 common shares and (ii) 19,863 common shares issuable upon exercise of currently exercisable share options. The options have exercise prices and expiration dates ranging from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively. Around 2,818 options have an exercise price of US$5.53 per share.

(7)
Represents (i) 4,468,783 common shares and (ii) 253,617 common shares issuable upon exercise of currently exercisable share options issued to all directors and executive officers. The options have exercise prices and expiration dated ranging from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively.

(8)
Represents 59,350 common shares issuable upon exercise of currently exercisable share options. The options have exercise prices and expiration dates which range from US$5.53 to US$10.83 and March 6, 2016 to March 3, 2022, respectively.

As of the date hereof, 16,418,456 common shares were issued and outstanding and were held by 16 record holders in the United States.
Our shareholders who beneficially own 5.0% or more of the common shares outstanding do not have different voting rights from other shareholders of common shares.
FUTURE SHAREHOLDER PROPOSALS
If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, an annual general meeting is expected to be held in the first half of 2016.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.
The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:
•
the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•
the cash position of the Company and its subsidiaries at the effective time;

•
debt financing may not be funded at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

•
the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•
the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

•
the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•
diversion of our management’s attention from our ongoing business operations;

•
the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•
the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters, including the SEC’s investigation into whether there have been any past violations of the federal securities laws related to the Company; and

•
other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2014. Please see “Where You Can Find More Information” beginning on page 90 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward- looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.
You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.jinpaninternational.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.
Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 30, 2015 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since September 15, 2015, including, without limitation, the reports on Form 6-K filed with the SEC on September 16, 2015, September 30, 2015, October 8, 2015, November 24, 2015 and January 25, 2016 are incorporated herein by reference.
We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.
Requests for copies of our filings should be directed to our proxy solicitor, Innisfree M&A Incorporated, at the address and phone numbers provided in this proxy statement.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED            . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
Execution Version
Strictly Confidential

AGREEMENT AND PLAN OF MERGER
Dated as of January 24, 2016
among
FNOF E&M INVESTMENT LIMITED
SILKWINGS LIMITED
and
JINPAN INTERNATIONAL LIMITED

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS
Acquisition Proposal	A-2
Actions	A-17
Affiliate	A-2
Agreement	A-1
Alternative Acquisition Agreement	A-32
Applicable Date	A-15
Bankruptcy and Equity Exception	A-14
Book-Entry Shares	A-8
Business Day	A-2
BVI Companies Act	A-1
BVI Plan of Merger	A-6
Closing	A-6
Closing Date	A-6
Company	A-1
Company Adverse Recommendation	A-32
Company IP	A-21
Company Recommendation	A-14
Company Reports	A-15
Contract	A-15
Damages	A-37
Dispute	A-45
Dissenting Shareholders	A-8
Dissenting Shares	A-8
Effect	A-3
Effective Time	A-7
Employees	A-20
Environmental Law	A-2
Environmental Permits	A-19
Equity Commitment Letters	A-23
Equity Financing	A-23
Exchange Act	A-15
Exchange Fund	A-9
Excluded Shares	A-8
FCPA	A-18
GAAP	A-16
Governmental Entity	A-10
Guarantors	A-25
Hazardous Substance	A-3
HKIAC	A-45
HKIAC Rules	A-46
Indemnified Parties	A-37
Injunction	A-40
Intellectual Property	A-3
Internal Revenue Code	A-3
Judgment	A-17
Knowledge	A-3
Laws	A-18
Leased Real Property	A-19
Licenses	A-18
Lien	A-13
Liens	A-13
Limited Guarantee	A-2
Material Adverse Effect	A-3
Material Contract	A-18
Memorandum and Articles of Association	A-7
Merger	A-1
Merger Sub	A-1
NASDAQ	A-36
Non-Wholly Owned Subsidiaries	A-13
Notice of Superior Proposal	A-32
Option	A-12
Options	A-12
Owned Real Property	A-19
Parent	A-1
Parent Termination Fee	A-44
Paying Agent	A-9
Per Share Merger Consideration	A-7
Permitted Liens	A-4
Person	A-4
PRC	A-4
Preferred Shares	A-13
Proxy Statement	A-15
Representatives	A-5
Requisite Company Vote	A-14
Rollover Agreement	A-1
Rollover Shareholders	A-8
Rollover Shares	A-8
Sarbanes-Oxley Act	A-16
SC Financial Advisor	A-21
Schedule 13E-3	A-5
SEC	A-12
Securities Act	A-15
Share	A-7
Share Certificate	A-8

A-iv

Shareholders’ Meeting	A-34
Shares	A-7
Special Committee	A-5
Sponsors	A-23
Stock Incentive Plan	A-5
Subsidiary	A-5
Superior Proposal	A-5
Surviving Corporation	A-6
Tax	A-5
Tax Return	A-6
Taxes	A-5
Termination Date	A-41
Termination Fee	A-43
Third Party	A-6
Trade Secrets	A-3
Transaction Documents	A-6
Voting Agreement	A-1
Wholly Owned Subsidiaries	A-13

A-v

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 24, 2016, is by and among FNOF E&M Investment Limited, a company with limited liability incorporated under the laws of British Virgin Islands (“Parent”), Silkwings Limited, a company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by Parent (“Merger Sub”), and Jinpan International Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”).
W I T N E S S E T H:
WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly owned Subsidiary of Parent as a result of the Merger;
WHEREAS, the board of directors of the Company, acting upon the unanimous recommendation of the Special Committee (as defined below), has (i) determined that it is in the best interest of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend the approval of this Agreement and the BVI Plan of Merger (as defined below) by the shareholders of the Company pursuant to Part IX of the BVI Business Companies Act, as amended, of the British Virgin Islands (the “BVI Companies Act”), at the Shareholders’ Meeting (as defined below);
WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, the Rollover Shareholders (as defined below) have each executed and delivered to Parent the rollover agreement, dated as of the date hereof  (the “Rollover Agreement”), pursuant to which and subject to the terms and conditions set forth therein, they will each agree to the cancellation of the Rollover Shares (as defined below) and to subscribe for newly issued shares of Parent;
WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, the Rollover Shareholders (as defined below) have each executed and delivered to Parent the voting agreement, dated as of the date hereof  (the “Voting Agreement”), pursuant to which and subject to the terms and conditions set forth therein, they will each vote in favor of this Agreement and consummation of the transactions contemplated hereby, including the Merger; and
WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, Mr. Zhiyuan Li and Forebright New Opportunities Fund, L.P., an exempted limited partnership registered in the Cayman Islands has each executed and delivered to the Company a limited guarantee in favor of the Company, dated as of the date hereof  (the “Limited Guarantee”) to guarantee the due and punctual performance and discharge of the payment obligations of Parent and Merger Sub under Section 8.3(b) of this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
1.1   Certain Definitions.   For purposes of this Agreement:
(a) “Acquisition Proposal” means (i) any bona fide written inquiry, proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, scheme of arrangement or similar transaction involving the Company or any of its Subsidiaries, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, 15% or more of the total voting power of the equity securities of the Company, and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of the Company, or any of its Subsidiaries, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.
(b) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.
(c) “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, the British Virgin Islands, Hong Kong or Beijing.
(d) “Buyer Group Contracts” means collectively, (i) the Consortium Agreement dated as of September 15, 2015 by and between Mr. Zhiyuan Li and Forebright Smart Connection Technology Limited, (ii) the Interim Investors Agreement dated the date hereof by and between Parent and the Sponsors, (iii) the Limited Guarantee, (iv) the Commitment Letters, (v) the Rollover Agreement, and (vi) the Voting Agreement.
(e) “Commitment Letters” means collectively, the Equity Commitment Letters and the Debt Commitment Letter.
(f) “Debt Commitment Letter” means the Debt Commitment Letter by and among the Sponsors, and Forebright New Opportunities Fund, L.P. dated the date hereof.
(g) “Environmental Law” means any applicable PRC local, provincial or national Law, Judgment or License relating to: (i) the protection of health, safety or the environment; or (ii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.
(h) “Hazardous Substance” means any chemical, pollutant, waste or substance that is: (i) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material.
(i) “Intellectual Property” means: (i) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (ii) patents and proprietary inventions and discoveries; (iii) confidential and proprietary information, trade secrets and know-how, (including confidential and proprietary processes, technology, research, recipes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); and (iv) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing.
(j) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(k) “Intervening Event” shall mean any event, fact, development, circumstance or occurrence occurring after the date hereof that is unrelated to an Acquisition Proposal and that was not known to or reasonably foreseeable by the Company as of the date hereof.
(l) “Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry and investigation, of the officers identified in the Company’s annual report on Form 20-F for the year ended December 31, 2014 and any subsequent current reports on Form 6-K, and with respect to any other party hereto, the actual knowledge of any director or controlling shareholders of such party, in each case, after reasonable inquiry and investigation.
(m) “Material Adverse Effect” means any change, effect, event, violation, circumstance, occurrence, development or fact, (any such item, an “Effect”) that is, or would reasonably be expected to be, either individually or in the aggregate with all other Effects, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, alone or in combination, shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) the announcement of this Agreement or pendency of the transactions contemplated by this Agreement, including any initiation of shareholder litigation or any other legal proceeding relating to this Agreement or the transactions contemplated hereby, or the identity of Parent or its shareholders as the acquiror of the Company; (ii) any change in the Company’s stock price or trading volume (it being understood that any change in the Company underlying or contributing to such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect exists); (iii) actions or omissions of the Company or any of its Subsidiaries that are required or permitted by this Agreement or taken with the consent or at the request of Parent, Merger Sub or the Rollover Shareholders; (iv) any breach of the Transaction Documents by Parent, Merger Sub or any other party thereunder (other than the Company); (v) changes in general business, economic, political or financial market conditions, including in the PRC, (vi) changes in GAAP or any interpretation or enforcement thereof after the date hereof, (vii) changes that are the result of factors generally affecting the principal industries of the Company and its Subsidiaries in the regions in which the Company and its Subsidiaries operate; (viii) any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, acts of God or natural disasters, or similar events; (ix) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that any change in the Company underlying or contributing to such failure may be taken into account in determining whether a Material Adverse Effect exists); or (x) any change or prospective change in any party’s credit ratings (it being understood that any change in the Company underlying or contributing to such change in the Company’s credit rating may be taken into account in determining whether a Material Adverse Effect exists), except, in the case of the foregoing clauses (v), (vi), (vii) and (viii), to the extent such Effects referred to therein have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries and regions in which the Company conducts its businesses after taking into account the size of the Company relative to such other companies.
(n) “Permitted Liens” means: (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that are (x) incurred in the Company’s ordinary course of business and (y) not material to the business, operations and financial conditions of the Company or any of its Subsidiaries; (iii) limitation or restriction under any leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in any Company Reports filed prior to the date hereof; and (ix) any other Liens that have been incurred or suffered in the ordinary course of business and that would not reasonably be expected to have a Material Adverse Effect.
(o) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
(p) “PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
(q) “Representatives” means, with respect to any Person, such Person’s Affiliates and such Person and its Affiliates’ respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.
(r) “Schedule 13E-3” means the transaction statement on Schedule 13E-3 under the Exchange Act to be filed pursuant to Section 13(e) of the Exchange Act (together with any amendments thereof or supplements thereto and including any document incorporated by reference therein).
(s) “Special Committee” means the special committee of the Company’s board of directors consisting of Dr. Li-Wen Zhang (Chairperson), Dr. Xu Cai and Ms. Jing Zhang, who are each (i) members of the board of directors of the Company, (ii) not affiliated with Parent or Merger Sub and (iii) not members of the Company’s management.
(t) “Stock Incentive Plan” means the 1997 Stock Option Plan and the 2006 Stock Option Plan of the Company, in each case as amended or modified from time to time.
(u) “Subsidiary” means, with respect to any party, any corporation, limited liability company, partnership or similar entity of which (i) such party or any other Subsidiary of such party is a general partner or (ii) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
(v) “Superior Proposal” means a bona fide Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%)) that was not obtained in violation of Section 6.2 and which the board of directors of the Company has determined in its good faith judgment (upon the recommendation of the Special Committee following consultation with its financial advisor and outside legal counsel) would be reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal, and would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Rollover Shareholders) from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 6.2(b)).
(w) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.
(x) “Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the Internal Revenue Service of the United States or any other Governmental Entity, domestic or foreign, including consolidated, combined and unitary tax returns.
(y) “Third Party” means any Person or group other than the Company, the Company’s Subsidiaries, Parent, Merger Sub and any of their respective Affiliates.

(z) “Transaction Documents” means this Agreement, the Limited Guarantee, the Commitment Letters, the Rollover Agreement and the Voting Agreement.
ARTICLE II
THE MERGER; CLOSING; EFFECTIVE TIME
2.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the BVI Companies Act, at the Effective Time Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the BVI Companies Act except as set forth in Article III. The Merger shall have the effects specified in the BVI Companies Act.
2.2   Closing.   Unless otherwise mutually agreed in writing between the Company, Merger Sub, and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong commencing at 9:00 p.m. (Hong Kong time) on the third Business Day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company (the date on which the Closing actually takes place being the “Closing Date”).
2.3   Effective Time.   Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Merger Sub and the Company shall execute the articles of merger and plan of merger (together, the “BVI Plan of Merger”) substantially in the form contained in Appendix 1 hereto and the Company shall file the BVI Plan of Merger and other documents required by the BVI Companies Act with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act, and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the BVI Companies Act. The Merger shall become effective at the time when the BVI Plan of Merger has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date or time as Merger Sub and the Company may agree and specify in the BVI Plan of Merger in accordance with the BVI Companies Act (the “Effective Time”).
2.4   The Memorandum and Articles of Association.   As of the Effective Time, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Corporation (the “Memorandum and Articles of Association”), except that, at the Effective Time, Article I of the memorandum and articles of association of the Surviving Corporation shall be amended to be and read as follows: “The name of the corporation is Jinpan International Limited until thereafter changed or amended as provided therein or by applicable Law.”
2.5   Directors.   The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or termination in accordance with the Memorandum and Articles of Association.
2.6   Officers.   The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

ARTICLE III
EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES
3.1   Effect on Issued Share Capital.   At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other holders of any securities of the Company:
(a)   Merger Consideration.   Each common share, with par value of US$0.0045 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be cancelled in exchange for the right to receive US$6.00 in cash per Share without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Surviving Corporation will be amended accordingly. Each Share formerly represented by a certificate (a “Share Certificate”) and non-certificated Share represented by book-entry (“Book-Entry Shares”) (in each case other than any Excluded Share) shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 3.2(f). “Excluded Shares” means, collectively, (i) Shares beneficially owned by certain holders of Shares (the “Rollover Shareholders”) as set forth on Appendix II hereto (the “Rollover Shares”), (ii) Shares (“Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Companies Act (“Dissenting Shareholders”) and (iii) Shares owned by the Company or any direct or indirect Wholly-Owned Subsidiary of the Company. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, merger, issuer self-tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such change, be the Per Share Merger Consideration.
(b)   Cancellation of Excluded Shares.   Each Excluded Share (other than the Dissenting Shares) issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of its holder, shall be cancelled and shall cease to exist as of the Effective Time, and no consideration shall be delivered with respect thereto.
(c)   Merger Sub.   At the Effective Time, each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Corporation. Such ordinary share shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation after the Effective Time.
(d)   Untraceable and Dissenting Shareholders.   Remittances for the Per Share Merger Consideration shall not be sent to holders of Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Shares will be deemed to be untraceable if  (i) he has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such Person and has been returned undelivered or has not been cashed or, (B) has not been sent to such Person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (C) notice of the Shareholders’ Meeting has been sent to such Person and has been returned undelivered. Monies due to Dissenting Shareholders and holders of Shares who are untraceable and any monies which are returned shall be held by the Surviving Corporation in a separate non-interest bearing bank account for the benefit of Dissenting Shareholders and holders of Shares who are untraceable. Monies unclaimed after a period of seven (7)

years from the date of the notice of the Shareholders’ Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and holders of Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should be advised to contact the Surviving Corporation.
3.2   Exchange of Certificates.
(a)   Paying Agent.   At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares (other than the Excluded Shares), a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 3.1(a) and Section 3.2(f) (in the case of payments under Section 3.2(f), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”).
(b)   Exchange Procedures.   Promptly after the Effective Time (and in any event within (x) five (5) Business Days in the case of registered holders of the Shares and (y) three (3) Business Days in the case of the Depository Trust Company on behalf of the holders holding the Shares through brokers, nominees, custodians or through a Third Party), Parent shall cause the Paying Agent to mail (or, in the case of the Depository Trust Company, to deliver), to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a): (i) a letter of transmittal which shall be in customary form specifying that delivery shall be effected, and risk of loss and title to the Share Certificates and Book-Entry Shares shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 3.2(e)) and Book-Entry Shares to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 3.2(e)) and Book-Entry Shares and/or such other documents as may be required in exchange for the Per Share Merger Consideration, as applicable. Upon surrender of, if applicable, a Share Certificate (or affidavit of loss in lieu of the Share Certificate as provided in Section 3.2(e)) or Book-Entry Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of the Shares represented by such Share Certificate and each registered holder of Book-Entry Shares shall be entitled to receive in exchange therefor a cheque, in the amount (after giving effect to any required tax withholdings as provided in Section 3.2(h)) equal to (x) the number of Shares represented by such Share Certificate (or affidavit of loss in lieu of the Share Certificate as provided in Section 3.2(e)) or the number of Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. No interest shall be paid or will accrue on any amount payable in respect of the Shares pursuant to the provisions of this Article III. In the event of a transfer of ownership of the Shares that is not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates, if any, which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.
(c)   Transfers.   From and after the Effective Time, (A) no transfers of Shares shall be effected in the register of members of the Company, and (B) the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. If, on or after the Effective Time, any Share Certificate or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificates or Book-Entry Shares shall be cancelled and (except for Excluded Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate or Book-Entry Shares is entitled pursuant to this Article III.
(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares

(other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this Article III upon due surrender of its Share Certificates (or affidavit of loss in lieu of the Share Certificates as provided in Section 3.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any domestic, multinational or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (a “Governmental Entity”) shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(e)   Lost, Stolen or Destroyed Certificates.   In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a cheque in the amount (after giving effect to any required tax withholdings) equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.
(f)   Dissenters’ Rights.   No Person who has validly exercised their appraisal rights pursuant to Section 179 of the BVI Companies Act shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written notice of a shareholder’s election to dissent, and any other instruments served pursuant to applicable Law that are received by the Company relating to any rights of dissent and (ii) the opportunity to direct all negotiations and proceedings with respect to any dissent under the BVI Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any dissent, or offer to settle or settle any such demands or approve any dissent.
(g)   Transfer Books; No Further Ownership Rights.   The Per Share Merger Consideration paid in respect of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a) upon the surrender for exchange of Share Certificates or for Book-Entry Shares in accordance with the terms of this Article III, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and, at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time, other than with respect to shares held by Dissenting Shareholders. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.2(f), if, after the Effective Time, any Share Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and shall be exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article III.
(h)   Tax Withholding.   Each of Parent, the Surviving Corporation and the Paying Agent, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Options, such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to Taxes. In the event that Parent determines that any deduction or withholding is required to be made from any amounts payable pursuant to this Agreement, Parent shall so notify the Company in writing at least five (5) days prior to the Closing Date (or as soon as practicable prior to the Closing Date if the circumstances giving rise to such deduction or withholding obligation occur less than five (5) days prior to the Closing Date). To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Options in respect of which such deduction and withholding was made.
3.3   Treatment of Stock Incentive Plans.
(a)   Treatment of Options.   At the Effective Time, each option to purchase Shares pursuant to any of the Stock Incentive Plans (an “Option” and collectively the “Options”) that is then outstanding, whether or not vested, shall be cancelled and converted into the right of the holder of such Option to receive cash in the amount equal to: (i) the total number of Shares subject to such Option immediately prior to the Effective Time (without regard to vesting); multiplied by (ii) the excess, if any, of  (x) the Per Share Merger Consideration over (y) the exercise price per Share under such Option, which amount shall be paid, net of any applicable withholding Taxes, as soon as reasonably practicable after the Effective Time. No holder of an Option that has an exercise price per Share that is equal to or greater than the Per Share Merger Consideration shall be entitled to any payment with respect to such cancelled Option before or after the Effective Time.
(b)   Corporate Actions.   At or prior to the Effective Time, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of Section 3.3(a).
(c)   Termination of Stock Incentive Plans.   Unless otherwise determined by Parent, all Stock Incentive Plans shall terminate as of the Effective Time.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as may be disclosed in the Company Reports filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof  (excluding disclosures in such Company Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof), (b) as may be disclosed in this Agreement or (c) for any information that would cause one or more of the representations and warranties contained in this Article IV to be untrue or incorrect which information is Known to the Rollover Shareholders, the Sponsors or Parent prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:
4.1   Organization, Good Standing and Qualification.   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where, with respect to the Company’s Subsidiaries, the failure to be so organized, validly existing or in good standing or to have such power, authority and government approvals would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. The memorandum and articles of association (or equivalent organizational document) of each of the Company and its Subsidiaries as amended to date and are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association (or equivalent organizational document) in any material respect.
4.2   Capital Structure.   The Company is authorized to issue a maximum of: (a) 2,000,000 convertible preferred shares with par value of US$ 0.0045 per convertible preferred share (the “Preferred Shares”); and (b) 40,000,000 Shares with par value of US$0.0045 per Share. As of the date of this Agreement, no Preferred Share is issued and outstanding and 16,418,456 Shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable. As of the second Business Day prior to the date hereof, 153,571 Shares are reserved for future issuance pursuant to the Stock Incentive Plans. Each of the outstanding shares of share capital or other securities of each of the Company’s directly or indirectly wholly owned Subsidiaries, which are set forth in the Company’s annual report on Form 20-F for the year ended December 31, 2014 (“Wholly Owned Subsidiaries”), has been duly authorized, and validly issued, and is fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction) and owned by the Company or by a Wholly Owned Subsidiary, free and clear of any lien, charge, pledge, security interest, mortgage, claim or other encumbrance (each, a “Lien” and collectively, “Liens”). The outstanding shares of capital stock or other securities that are directly or indirectly owned by the Company of each of the Company’s Subsidiaries that are not Wholly Owned Subsidiaries (“Non-Wholly Owned Subsidiaries”) has been duly authorized and validly issued, and is fully paid and non-assessable and owned by the Company or by a Wholly Owned Subsidiary, free and clear of any Lien other than Permitted Liens. Except as set forth in this Section 4.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of share capital or other securities of or equity interests in the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Shares on any matter. The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan.
4.3   Corporate Authority; Vote Required; Approval and Fairness; No Violations.
(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof, subject only to approval of this Agreement by an affirmative vote at the Shareholders’ Meeting duly called and held for such purpose of holders of Shares representing at least a majority of the Shares present and voting in person or by proxy as a single class (the “Requisite Company Vote”). The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger and the other transactions contemplated hereby, have been duly authorized and approved by its board of directors, acting upon the direction of the Special Committee, and, except for obtaining the Requisite Company Vote, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
(b) The board of directors of the Company, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholders), (ii) approved and declared advisable to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby, (iii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the transactions contemplated hereby and (iv) resolved to recommend approval and authorization of this Agreement and the Plan of Merger by the holders of Shares (the “Company Recommendation”). The board of directors of the Company, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement, the transactions contemplated hereby, including the Merger, and the BVI Plan of Merger be submitted to the holders of Shares for their approval and authorization.
(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger or the other transactions contemplated hereby will not (i) conflict with or violate, in any material respects, any provision

(x) of the memorandum and articles of association of the Company or (y) of the similar organizational documents of any of the Company’s Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Requisite Company Vote are obtained and the filings referred to in Section 4.4 are made, violate any Laws applicable to the Company or any of its Subsidiaries, or (iii) violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, letter of credit, guarantee, power of attorney, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract, agreement, commitment, arrangement, or understanding (each, whether oral or written, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract, or result in the creation of any Lien (other than Permitted Encumbrances) on any properties or assets of the Company or any of its Subsidiaries pursuant to any Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrence which would not reasonably be expected to have a Material Adverse Effect.
4.4   Government Approvals.
(a) Except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing of the Schedule 13E-3, which shall incorporate by reference a proxy statement relating to the Merger to be prepared in connection with the Shareholders’ Meeting (including any amendments or supplements thereto, the “Proxy Statement”), (ii) compliance with the rules and regulations of the NASDAQ and (iii) the registration of the BVI Plan of Merger by the Registrar of Corporate Affairs of the British Virgin Islands pursuant to the BVI Companies Act, no material consent or approval of, or material filing, license, permit or authorization, declaration or registration with, any Governmental Entity or any stock market or stock exchange on which the Shares are listed for trading are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby.
(b) No consent or approval of, or filing, authorization or registration with, any Governmental Entity relating to antitrust or competition matters is required in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby.
4.5   Company Reports; Financial Statements.
(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), since January 1, 2013 (the “Applicable Date”) (the forms, statements, reports and other documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments or exhibits thereto and the documents incorporated by reference therein, collectively, the “Company Reports”). No Subsidiary of the Company is or has been required to file or furnish any periodic reports with the SEC. Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply when filed or furnished in all material respects with the applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(b) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) in all material respects.

(c) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP and the rules and standards of the Public Company Accounting Oversight Board applied on a consistent basis throughout the period indicated except as may be noted therein.
(d) The Company has implemented disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company or other persons performing similar functions. Neither the Company nor the Company’s independent registered public accounting firm has identified or been made aware of  “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.
4.6   Proxy Statement.   The Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement or document incorporated by reference) and the Schedule 13E-3 relating to the approval of this Agreement by the shareholders of the Company shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting or, in the case of the Schedule 13E-3, on the date it and any amendment or supplement to it is filed with the SEC, (i) with respect to the Schedule 13E-3, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or (ii) with respect to the Proxy Statement, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting or subject matter which has become false or misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub, the Sponsors or the Rollover Shareholders for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
4.7   Absence of Certain Changes.   Since September 30, 2015, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which has had a Material Adverse Effect.
4.8   Litigation and Liabilities.   As of the date of this Agreement, there are no civil, criminal, administrative or other actions, suits, litigations, arbitrations, investigations or other proceedings (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, if adversely determined, would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity, except as would not reasonably be expected to have a Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise (“Liabilities”), except (a) as reflected or reserved against in the Company’s consolidated financial statements (and the notes thereto) included in the Company Reports filed after the Applicable Date but prior to the date hereof, (b) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Reports, (c) for Liabilities incurred pursuant to this Agreement, or (d) for Liabilities that do not and would not reasonably be expected to constitute a Material Adverse Effect.
4.9   Employee Benefits.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans, (ii) increase any benefits otherwise payable under any of the Company Benefit Plans, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.
4.10   Compliance with Laws; Licenses.
(a) The businesses of each of the Company and its Subsidiaries are, and since the Applicable Date, have been, conducted in compliance in all material respects with all applicable United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, and any rule, regulation, directive, decree and treaty provision applicable to the Company and its Subsidiaries, and any Judgment of any Governmental Entity (collectively, “Laws”).
(b) The Company and its Subsidiaries each has made applications for or obtained, renewed and is in compliance with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business in all material respects as presently conducted.
(c) The Company and its Subsidiaries have conducted their businesses in compliance with the applicable anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, except as would not reasonably be expected to constitute a Material Adverse Effect.
4.11   Material Contracts.
(a) Except for this Agreement and the Contracts filed as exhibits to the Company Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract that is required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company’s most recently filed annual report on Form 20-F. Each such Contract described in this Section 4.17(a) is referred to herein as a “Material Contract.”
(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, in each case subject to the Bankruptcy and Equity Exception, (ii) there is no breach or default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, no other party to any Material Contract is in breach of or in default under the terms of any Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iv) neither the Company nor any of its Subsidiaries has received any notice in writing from any counterparty that such counterparty intends to terminate any Material Contract.
4.12   Properties.
(a) With respect to real property owned by the Company or any of its Subsidiaries, and all buildings, structures, improvements, and fixtures thereon (the “Owned Real Property”), and except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company or its applicable Subsidiary has good and marketable title, or validly granted long-term land use rights and building ownership rights, as applicable, to the Owned Real Property, free and clear of any Liens (except for Permitted Liens), and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein;

(b) with respect to real property leased, subleased or licensed to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole (“Leased Real Property”), the lease, sublease or license for such Leased Real Property is valid, legally binding, enforceable and in full force and effect; and
(c) the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other material properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Liens, except as would not reasonably expected to have a Material Adverse Effect.
4.13   Environmental Matters.   Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in all respects in compliance with all applicable Environmental Laws. The Company and each of its Subsidiaries have obtained and possess all material permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (“Environmental Permits”), and each of the Company and its Subsidiaries is in compliance with its Environmental Permits. Neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances.
4.14   Tax Matters.
(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.
(b) All material Taxes owed by the Company and each of its Subsidiaries that are due and payable (whether or not shown on any Tax Return) have been timely paid, other than any such Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP on the balance sheet of the Company and its Subsidiaries (other than in the notes thereto).
(c) Neither the Company nor any of its Subsidiaries has received written notice of the expected commencement of any, audits, examinations, investigations, claims or other proceedings in respect of any material Taxes of the Company or any of its Subsidiaries.
(d) There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than (i) Permitted Liens, (ii) Taxes not yet due and payable and (iii) Taxes that are being contested in good faith and for which reserves been established in accordance with GAAP.
(e) All material amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Laws, all such withheld amounts have been timely paid over to the appropriate Governmental Entity. No deficiency for any material Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment, settled or withdrawn.
(f) As of the date hereof, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any material amount of Tax or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
4.15   Labor Matters.   As of the date hereof, (a) there is no material pending or, to the Knowledge of the Company, threatened dispute in respect of employment matters with the directors of the Company or any of its Subsidiaries or with any of the employees or former employees of the Company or any of its Subsidiaries, (b) except as would not reasonably be expected to have a Material Adverse Effect, there are no unfair labor practice complaints against the Company or any of its Subsidiaries before any Government Entity with respect to current or former employees of the Company or any Subsidiary of the Company (collectively, “Employees”), (c) there are no collective bargaining agreement or other labor union Contract applicable to persons employed by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries is a party or bound by, (d) there are no labor unions, works councils or other organizations representing or purporting to represent any Company personnel, nor are there any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any of its Subsidiaries and (e) except as would not reasonably be expected to constitute a Material Adverse Effect, neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits for the Employees.
4.16   Intellectual Property.
(a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is used in their respective businesses as currently conducted (the “Company IP”); (ii) all of the registrations and applications included in the Company IP owned by the Company, and to the Knowledge of the Company, the Company IP exclusively licensed by the Company and, by its Subsidiaries, are subsisting; and (iii) all of the Company IP are free and clear of any Lien, except for Permitted Liens.
(b) Except as would not reasonably be expected to have a Material Adverse Effect: (i) neither the conduct of the business of the Company and/or the conduct of the business of each of its Subsidiaries nor the Company IP infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of any Third Party; and (i) no Third Party is infringing, diluting, misappropriating or otherwise violating any material Company IP owned or exclusively licensed by the Company or its Subsidiaries.
(c) The Company and its Subsidiaries have taken commercially reasonable measures to maintain, preserve and protect the confidentiality of all material Trade Secrets.
4.17   Customers.   Since January 1, 2015, the Company has not received any notice in writing from any of its ten largest customers (based on aggregate sales or purchases, as applicable, during the fiscal year ended December 31, 2015) that any such customer intends to terminate, materially reduce, or not renew its relationship with the Company or its Subsidiaries.
4.18   Insurance.   Except as would not reasonably be expected to have a Material Adverse Effect: (a) all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect and are of the type and in amounts customarily carried by Persons conducting business similar to the Company in the PRC; (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary to conduct its business as now conducted; (c) neither the Company nor any of its Subsidiaries has received any written notice of threatened termination of, material premium increase with respect to, or material alteration of coverage under any of its respective insurance policies; and (d) neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.
4.19   Opinion of Financial Advisor.   The Special Committee has received the opinion of Duff  & Phelps, LLC (the “SC Financial Advisor”) to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration to be received by holders of Shares (in each case, other than holders of Excluded Shares) is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Special Committee. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub or any of their respective Affiliates or Representatives.
4.20   Brokers and Finders.   No broker, finder or investment banker (other than the SC Financial Advisor) is entitled to any brokerage fees, commissions, finders’ or other fees or commission or expenses reimbursement in connection with the Merger or the other transactions contemplated in this Agreement.
4.21   No Additional Representations.   Except for the representations and warranties made by the Company in this Article IV, Parent and Merger Sub acknowledge that neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or

Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:
5.1   Organization, Good Standing and Qualification.   Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. Each of Parent and Merger Sub has made available to the Company (i) complete and correct copies of its memorandum and articles of association, or similar governing documents, as currently in effect, and (ii) a true and complete list of all directors and executive officers of Parent and Merger Sub, as of the date hereof.
5.2   Corporate Authority; No Conflict.
(a) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or consent of the holders of any class or series of share capital of Parent is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The vote or consent of Parent, as the sole shareholder of Merger Sub, is the only vote or consent of the holders of any class or series of share capital of Merger Sub necessary to authorize and approve this Agreement, and the transactions contemplated hereby, including the Merger.
(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the memorandum and articles of association, or similar governing documents, of Parent or Merger Sub, (ii) a breach or violation of any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, (iii) a default under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or an acceleration of Parent’s or Merger Sub’s obligations under any such Contract, or (iv) the creation of any encumbrance on any properties or assets of Parent or Merger Sub, except, in the case of clause (iii) or clause (iv), for any such default, acceleration or creation as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby.
5.3   Available Funds and Financing.
(a) Parent has delivered to the Company true, correct and complete copies of the executed equity commitment letters (the “Equity Commitment Letters”) pursuant to which each of Forebright Smart Connection Technology Limited and Mr. Zhiyuan Li (together, the “Sponsors”) have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amount set forth therein (“Equity Financing”) and the Debt Commitment Letter. Each of the Commitment Letters provide, and will continue to provide, that the Company is a third-party beneficiary with respect to the provisions therein.

(b) None of the Commitment Letters hast been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 6.15), and none of the obligations and commitments of any party thereto contained in the Commitment Letters has been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination, or restriction is contemplated. Assuming the accuracy of the representations and warranties set forth in Section 4.2 hereof  (except for de minis inaccuracies), Parent and Merger Sub will have at and after the Closing funds sufficient to pay the aggregate Per Share Merger Consideration and related fees and expenses in connection with the Merger. The Commitment Letters are in full force and effect and are legal, valid and binding obligations of the parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any parties thereto, under the Commitment Letters. Parent and Merger Sub do not have any reason to believe that any of the conditions to the Equity Financing or the financing as contemplated under the Debt Commitment Letter will not be satisfied or that the Equity Financing will not be available to Parent or Merger Sub at the Closing. The Commitment Letters contain all of the conditions precedent (or, where applicable, refer to customary conditions precedent for a transaction of the nature contemplated by the Commitment Letters) to the obligations of the parties thereunder to make the Equity Financing available to Parent on the terms under the Equity Commitment Letters. There are no side letters or other agreements, contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Equity Financing other than as expressly set forth in the Commitment Letters and any customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Equity Financing. Between the date hereof and the Effective Time, Parent and Merger Sub will not need to enter into any new agreements or arrangements with unaffiliated third parties with respect to the provision of financing or funds in order to satisfy their obligations in this Agreement. For the avoidance of doubt, it is not a condition to Closing under this Agreement or the consummation of the Merger, for Parent or Merger Sub to obtain the Equity Financing or any alternative financing.
5.4   Absence of Litigation.   There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any property or asset of Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Judgment.
5.5   Parent and Merger Sub.   The authorized share capital of Merger Sub consists solely of one ordinary share, par value US$1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Parent and Merger Sub each has not conducted any business prior to the date hereof and each has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and, pursuant to this Agreement, the Merger and the other transactions contemplated by the Transaction Documents.
5.6   Schedule 13E-3; Proxy Statement; Other Information.   None of the information provided by Parent or Merger Sub with respect to itself or its Affiliates for inclusion in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement, (a) at the time of the mailing of the Proxy Statement or any amendment or supplement thereto and (b) at the time of the Shareholders’ Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information that is contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement other than with respect to Parent, Merger Sub, the Sponsors or the Rollover Shareholders as set forth in this Section 5.6.
5.7   Guarantee.   Parent has delivered to the Company a duly executed Limited Guarantee with respect to matters on the terms specified therein. The Limited Guarantee is in full force and effect and constitutes, on a several but not joint basis, legal, valid and binding obligation of Mr. Zhiyuan Li and Forebright New Opportunities Fund, L.P. (“Guarantors”), subject to the Bankruptcy and Equity Exception, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of either Guarantor under the Limited Guarantee.

5.8   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
5.9   Ownership of Company Shares.   As of the date hereof, other than the Rollover Shares which will be cancelled at the Effective Time in accordance with the Rollover Agreement, none of Parent, Merger Sub, the Sponsors or Rollover Shareholders or any of their respective Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company.
5.10   Solvency.   Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or the waiver of the conditions of Parent and Merger Sub to consummate the Merger as set forth herein, immediately after giving effect to all of the transactions contemplated hereby, including the Equity Financing, the payment of the Per Share Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related expenses, both the Parent and the Surviving Corporation will be solvent as of the Effective Time and immediately after the Effective Time.
5.11   Independent Investigation.   Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that, as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).
5.12   Transaction Documents.   Parent has delivered to the Company a true, correct and complete copy of each of the Transaction Documents. As of the date hereof, other than the Transaction Documents and any documents or agreements with respect to the shareholder arrangements of Parent (or any equity holder of Parent), there are (a) no side letters or other Contracts (whether oral or written) relating to the Transactions between two or more of the following persons: each of the Rollover Shareholders, Sponsors, Parent, Merger Sub, Guarantors or any of their respective Affiliates, and (b) no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders, on the other hand, that relate in any way to the transactions contemplated hereby, or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Merger.
5.13   Non-Reliance on Company Estimates.   The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.
5.14   No Additional Representations.   Except for the representations and warranties made by Parent and Merger Sub in this Article V, the Company acknowledges that none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.
ARTICLE VI
COVENANTS
6.1   Conduct of Business Pending the Merger.
(a)   Operation of the Company’s Business.   Except (i) as required by applicable Law, (ii) as required or permitted by this Agreement, or (iii) as consented to in writing by Parent in advance (which consent shall not be unreasonably withheld, conditioned or delayed), the Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the business of the Company and its Subsidiaries shall be conducted in the ordinary course and the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain its existing relations with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and other Persons with whom the Company or any Subsidiary of the Company has material business relations as of the date hereof. Without limiting the generality of, and in furtherance of, the foregoing, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except (A) as required or permitted by this Agreement or as required by Law; or (B) as consented to by Parent in writing and in advance (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its Subsidiaries to, directly or indirectly:
(i) adopt or propose any change in the memorandum and articles of association or equivalent organizational documents of the Company or any of its Subsidiaries;
(ii) effect any scheme of arrangement, merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or material restrictions on assets, operations or businesses of the Company or any of its Subsidiaries;
(iii) acquire, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers) other than those with a value or purchase price not in excess of US$250,000 in any transaction or a related series of transactions, except in the ordinary course of business (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any Person is not in the ordinary course of business);
(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or redeem, purchase or otherwise acquire, any share capital of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities, other than the transfer or other disposition of securities pursuant to existing Contracts or commitments;
(v) create or incur (x) any Lien or other security interest on any material Company IP owned or exclusively licensed or that is material and non-exclusively licensed by the Company or any of its Subsidiaries outside the ordinary course of business having a current value in excess of US$250,000 or

(y) any Lien on any other assets of the Company or any of its Subsidiaries in excess of US$500,000, in each case, other than Permitted Liens;
(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect Wholly Owned Subsidiary of the Company) in excess of US$250,000, except pursuant to Contracts in effect as of the date hereof which have been filed as exhibits to the Company Reports filed with the SEC;
(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares (except for dividends paid by any Subsidiary to the Company or to any Wholly-Owned Subsidiary and periodic dividends and other periodic distributions by Non-Wholly Owned Subsidiaries in the ordinary course consistent with past practices), or enter into any Contract with respect to the voting of its share capital;
(viii) reclassify, split, combine or subdivide, directly or indirectly, any of the share capital or securities convertible or exchangeable into or exercisable for any of the share capital of the Company or any of its Subsidiaries;
(ix) incur, alter, amend, modify or repay any indebtedness for borrowed money or guarantee such indebtedness of another Person, or permit any Subsidiary of the Company to guarantee any indebtedness of the Company, other than the incurrence or guarantee of indebtedness in the ordinary course of business not to exceed US$5,000,000 in the aggregate, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, any payment, discharge or satisfaction of such indebtedness as it becomes due in the ordinary course of business and consistent with past practice, and such other actions taken in the ordinary course of business consistent with past practice;
(x) issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than the transfer or other disposition of securities pursuant to existing Contracts or commitments;
(xi) make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;
(xii) settle any Action before a Governmental Entity by or against the Company or any of its Subsidiaries or relating to any of their business, properties or assets, other than settlements (A) entered into in the ordinary course of business consistent with past practice, (B) requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding US$250,000 or (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;
(xiii) engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;
(xiv) make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;
(xv) make or authorize any capital expenditure in excess of US$250,000 per project or related series of projects of US$1,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice and except as provided for under the annual budget of the Group Company for the fiscal year 2016;
(xvi) enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any Material Contract (or Contract that would have been a Material Contract if such Contract had been entered into prior to the date hereof), in each case, in a manner materially adverse to the interests of the Company and its Subsidiaries, taken as a whole;
(xvii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, or otherwise dispose of, any material assets of the Company or its Subsidiaries, where the amount involved is in excess of US$250,000, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of inventory, obsolete or excessive assets, and other than pursuant to Contracts in effect as of the date hereof;
(xviii) except as required pursuant to existing written plans or Contracts in effect as of the date hereof or as otherwise required by applicable Law, (A) enter into any new employment or compensatory agreements (except for the renewal of any existing agreement) with any director or officer of the Company or any of its Subsidiaries, (B) grant or provide any severance or termination payments or benefits to any director or officer of the Company or any of its Subsidiaries, involving an amount in excess of US$500,000 in the aggregate, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or officer of the Company or any of its Subsidiaries, in each case, involving an amount in excess of US$500,000 in the aggregate, (D) establish, adopt, materially amend or terminate any Company Benefit Plan (except as required by Law) or materially amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already required in any such Company Benefit Plan, or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or
(xix) agree, authorize or commit to do any of the foregoing.
(b)   Operation of Parent’s and Merger Sub’s Business.   Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, it shall not: (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.
(c)   No Control of Other Party’s Business.   Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, respectively, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.
6.2   Acquisition Proposals.
(a)   No Solicitation or Negotiation.   The Company agrees that, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and shall instruct and cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly:
(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or
(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any Person relating to, any Acquisition Proposal; or
(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.
(b) Notwithstanding anything in the foregoing to the contrary, prior to, but not after, the time that the Requisite Company Vote is obtained, if the Company has otherwise complied in all respects with Section 6.2(a), (i) following receipt by the Company of an Acquisition Proposal from any Person, the Company and its Representatives may communicate with such Person solely in order to (A) clarify and understand the terms and conditions of any Acquisition Proposal made by such Person so as to determine whether such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (B) notify such Person of the restrictions of this Section 6.2; and (ii) the Company may (A) provide information in response to a request therefor by a Person (other than any Affiliate of the Company) who has made an unsolicited written Acquisition Proposal that the Company’s board of directors believes in good faith (upon the recommendation of the Special Committee following consultation with its financial advisor and outside legal counsel) to be bona fide and providing for the acquisition of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement containing terms no less restrictive as those contained in the Confidentiality Agreement, dated October 28, 2015, by and between the Company and Forebright Smart Connection Technology Limited; and promptly discloses (and, if applicable, provides copies of) any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub; (B) engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal of the type described in clause (ii)(A) above; or (C) after having materially complied with this Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal; provided, however, that (x) in each such case referred to in clause (ii)(A) or (ii)(B) above, the Company’s board of directors has determined in good faith based on the information then available (acting at the direction of the Special Committee following consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; (y) in the case referred to in clause (ii)(C) above, the Company’s board of directors determines in good faith (acting at the direction of the Special Committee following consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (z) in each such case referred to in clause (ii)(A), (B) or (C) above, the Company’s board of directors has determined in good faith (acting at the direction of the Special Committee and following consultation with its outside legal counsel) that failure to engage in the activities described therein would be inconsistent with their fiduciary duties under applicable Law.
(c)   No Company Adverse Recommendation or Alternative Acquisition Agreement.   The board of directors of the Company and the Special Committee shall not:
(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub the Company Recommendation with respect to the Merger; or
(ii) except as expressly permitted by, and after compliance with, Section 8.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or any other definitive agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with this Section 6.2) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).
Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company, acting at the direction of the Special Committee, may withhold, withdraw, qualify or modify the Company Recommendation in a manner adverse to the Parent (a “Company Adverse Recommendation”) to approve, recommend or otherwise declare advisable any Superior Proposal not solicited, entered into or agreed to in breach of this Section 6.2, and made after the date of this Agreement, if the board of directors of the Company determines in good faith, upon the direction of the Special Committee following consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Laws ; provided, however, that prior to making any Company Adverse Recommendation, (i) the Company shall give Parent and Merger Sub at least four (4) Business Days written notice advising that the Company (acting through the Special Committee) (the “Notice of Superior Proposal”) currently intends to take such action and the basis therefor, including all required information under Section 6.2(g), (ii) during the four (4) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of the four (4) Business Day period, the board of directors Company (acting at the direction of the Special Committee following consultation with its financial advisor and outside legal counsel) shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal; provided further, that substantially simultaneous with the Company’s board of directors’ making of the Company Adverse Recommendation, the Company shall terminate this Agreement in accordance with Section 8.1(d)(ii) and pay the Termination Fee to Parent in accordance with Section 8.3(a)(ii). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and shall require a new Notice of Superior Proposal to Parent and Merger Sub as contemplated by Section 6.2(g); and the Company shall be required to comply with the requirements of this Section 6.2 fully with respect to such amended Acquisition Proposal.
(d)   Intervening Event.   Notwithstanding anything in this Section 6.2 to the contrary, prior to obtaining the Requisite Company Vote, in connection with an Intervening Event and other than in response to or in connection with a Superior Proposal, if the board of directors of the Company determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that failure to make a Company Adverse Recommendation and/or terminate this Agreement pursuant to Section 8.1 would be inconsistent with its fiduciary duties under applicable Law, the board of directors of the Company may, upon the recommendation of the Special Committee, effect a Company Adverse Recommendation and/or terminate this Agreement pursuant to Section 8.1(d)(iii); provided that prior to making such Company Adverse Recommendation, (i) the Company has provided Parent at least four (4) Business Days’ prior written notice with reasonable details about the Intervening Event indicating that the board of directors of the Company intends to effect a Company Adverse Recommendation and/or terminate this Agreement, and (ii) during the four (4) Business Day period following Parent and Merger Sub’s receipt of the aforementioned notice, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that it would no longer be inconsistent with the board of directors’ fiduciary obligations not to effect a Company Adverse Recommendation, and (iii) following the end of the four (4) Business Day period, the board of directors of the Company (acting at the direction of the Special Committee following consultation with its financial advisor and outside legal counsel) shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the aforementioned notice, that it would continue to be inconsistent with the board of directors’ fiduciary duties under applicable Law not to effect the Company Adverse Recommendation in light of the Intervening Event.
(e)   Certain Permitted Disclosure.   Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to an Acquisition Proposal; provided, however, that if such disclosure includes a Company Adverse Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed a Company Adverse Recommendation. Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 8.1(c)(ii) (it being understood that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, or any substantially similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall not be deemed a Company Adverse Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).
(f)   Existing Discussions.   The Company agrees that it will: (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal as of the date hereof; (ii) take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.2(f) of the obligations undertaken in this Section 6.2; and (iii) promptly request each Person that has executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.
(g)   Notice.   The Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent and Merger Sub in writing if any proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person, the material terms and conditions of any proposals or offers and whether the Company has any intention to provide confidential information to such Person, and thereafter shall keep Parent and Merger Sub informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such Acquisition Proposal, indication, inquiry or request and of any material changes in the status and terms of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing such information to Parent or Merger Sub. Without limiting the foregoing, the Company shall promptly (and in any event within forty-eight (48) hours) notify Parent and Merger Sub in writing if it determines to initiate actions concerning an Acquisition Proposal as permitted by this Section 6.2.
6.3   Preparation of the Proxy Statement and Schedule 13E-3.   As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Concurrently with filing the Proxy Statement with the SEC, the Company and Parent shall prepare and file the Schedule 13E-3 with the SEC. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, each party will furnish to the other party the information relating to it required by the Exchange Act to be set forth in each of the Proxy Statement and the Schedule 13E-3. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 as promptly as reasonably practicable after receipt thereof. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and the Schedule 13E-3 and any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information in connection therewith. The Company will promptly provide Parent with copies of all correspondence between the Company and the SEC with respect to the Proxy Statement and Schedule 13E-3, and Parent will promptly provide the Company with copies of all correspondence between Parent and the SEC with respect to the Schedule 13E-3. Prior to filing or mailing (as applicable) the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, with respect to the Proxy Statement or any response with respect thereto, the Company shall (i) provide Parent and its counsel with an opportunity to review and comment on such document or response, as the case may be and (ii) consider in good faith all comments reasonably proposed by Parent and its counsel, and with respect to the Schedule 13E-3 or any response with respect thereto, each party shall (x) provide the other party and its counsel with an opportunity to review and comment on such document or response, as the case may be and (y) consider in good faith all comments reasonably proposed by the other party and its counsel; provided, however, nothing in this Section 6.3 shall limit or preclude the board of directors of the Company to effect a Company Adverse Recommendation in accordance with Section 6.2(c) or Section 6.2(d) of this Agreement; provided, further, that no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by Parent, the Rollover Shareholders or the Sponsors for inclusion or incorporation by reference in the Proxy Statement.
6.4   Shareholders’ Meeting.
(a) Subject to Section 8.1, the Company will take, in accordance with applicable Law and its memorandum and articles of association, all actions necessary to convene a general meeting (the “Shareholders’ Meeting”) as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement to consider and vote upon the approval and authorization of this Agreement and the Plan of Merger. The Company may adjourn or postpone the Shareholders’ Meeting to allow reasonable time (i) for the filing and mailing of any supplement or amendment to the disclosure, which the Company has determined in good faith after consultation with its outside legal counsel is necessary or advisable under applicable Law, and (ii) for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the

Company Shareholders’ Meeting, and the Company may adjourn or postpone the Shareholders’ Meeting if, as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or if the Company reasonably deems necessary to solicit more proxies.
(b) Subject to Section 6.2 and Section 8.1, the Company shall include the Company Recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Requisite Company Vote. In the event that subsequent to the date hereof, the board of directors of the Company makes a Company Adverse Recommendation in accordance with Section 6.2(c) or Section 6.2(d), the Company shall not be required to submit this Agreement to the holders of the Shares for the approval at the Shareholders’ Meeting in accordance with this Section 6.4.
6.5   Filings; Other Actions; Notification.
(a)   Cooperation.   Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub and their respective Affiliates and Representatives shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing, execution and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.
(b)   Information.   The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.
(c)   Status.   Subject to applicable Laws and as required by any Governmental Entity, the Company, on the one hand, Parent and Merger Sub, on the other hand, shall keep each other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent, Merger Sub or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give reasonably prompt notice to Parent and Merger Sub of the discovery of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent’s and Merger Sub’s respective obligations to effect the Merger. Parent and Merger Sub shall give reasonably prompt notice to the Company of the discovery of any change, fact or condition that is reasonably expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement or of any failure of any condition to the Company’s obligations to effect the Merger; provided, however, that the delivery of any notice pursuant to this Section 6.5(c) shall not (A) cure any breach of any representation or warranty requiring disclosure or such other matter prior to the date hereof, or noncompliance with, any other provision of this Agreement or (B) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that the failure to give prompt notice pursuant to this Section 6.5(c) shall not constitute a failure of a condition to the Merger Set forth in Article VII except to the extent that the underlying fact or circumstance, the occurrence or nonoccurrence of the event, or failure to comply with or satisfy any covenant, condition or agreement not so notified would, standing alone, constitute such failure.
6.6   Access and Reports.   (a) Subject to applicable Law, upon reasonable advance notice from Parent, the Company shall, and shall cause its Subsidiaries to (i) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours, throughout the period prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, to its employees, properties, books, Contracts and records and, (ii) during such period, furnish as promptly as reasonably practicable to Parent and their authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would (A) jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries, (B) violate any Contract entered into prior to the date of this Agreement, Law or order, or (C) give a third party the right to terminate or accelerate the rights under a Contract entered into prior to the date of this Agreement; provided, in each case of  (A), (B) and (C), that the Company shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation or third party right.
6.7   Stock Exchange Delisting.   Parent and its Affiliates shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of The NASDAQ Global Select Market (“NASDAQ”) to cause the delisting of the Shares from NASDAQ and the deregistration of the Company under the Exchange Act as promptly as practicable after the Effective Time.
6.8   Publicity.   The initial press release regarding the execution of this Agreement shall be a joint press release, mutually agreed upon by the Company and Parent. After the initial press release, so long as this Agreement is in effect, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement (other than any press release or public statement with respect to a Company Adverse Recommendation, a Superior Proposal or an Acquisition Proposal) and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity. This Section 6.8 shall terminate upon a Company Adverse Recommendation.
6.9   Financing.   Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to (i) obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letters, (ii) shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Equity Commitment Letters, and shall maintain in effect the Equity Commitment Letters until the Merger is consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Equity Commitment Letters applicable to Parent or Merger Sub that are within its control, (iv) seek to enforce its right under the Equity Commitment Letters and (v) consummate the Equity Financing at or prior to the Effective Time. Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Equity Financing is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independent of the availability of the Equity Financing.
6.10   Expenses.   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except as otherwise provided in this Agreement.
6.11   Indemnification; Directors’ and Officers’ Insurance.
(a) The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). The Memorandum and Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the BVI Companies Act or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner, unless such modification is required by Law.
(b) From and after the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiary’s respective organizational and governing documents or agreements in effect on the date hereof, and to the fullest extent permitted by the BVI Companies Act or any other applicable Law, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity during the course of performance of their duties in such capacities.
(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Indemnified Parties covered as of the Effective Time by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to expend an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Alternatively, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms with respect to the coverage and amounts that are equivalent to those of the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 6.11(c) shall terminate.
(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 6.11 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.
(e) The provisions of this Section 6.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.11.
6.12   Resignations.   To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company or any Subsidiary of the Company specified by Parent in writing.

6.13   Participation in Litigation.   Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the Company’s Knowledge on the one hand and Parent’s Knowledge on the other hand, threatened against such party which relate to this Agreement and the transactions contemplated hereby. The Company and Parent shall give each other reasonable opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to this Agreement or the transactions contemplated hereby, and no such litigation shall be settled without the other party’s prior written consent.
6.14   Obligations of Merger Sub.   Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.
6.15   No Amendment to Transaction Documents.   Parent and Merger Sub shall not, and shall cause its respective Affiliates not to, (a) amend, modify, withdraw, waive or terminate any Buyer Group Contract or (b) enter into or modify any other Contract directly relating to the Transactions, in each case without the prior written consent of the Special Committee (acting on behalf of the Company).
6.16   Management.   In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s or its Subsidiaries’ management or any other Company or Subsidiary employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an Acquisition Proposal.
6.17   Actions Taken at Direction or Acquiescence of Parent or the Rollover Shareholders. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article IV and this Article VI hereof, if the alleged breach is the proximate result of an action or inaction by the Company at the direction of Parent, the Rollover Shareholders, the Sponsors or their respective Affiliates, regardless of whether there is any approval by or direction from the Company’s board (acting with the concurrence of the Special Committee) or the Special Committee.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Closing Date of each of the following conditions:
(a)   Requisite Company Vote.   The Requisite Company Vote shall have been obtained.
(b)   No Injunction.   No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger (collectively, an “Injunction”).
7.2   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   (i) Other than the representations and warranties of the Company contained in Section 4.2 (Capital Structure), which shall be true and correct except for de minimis inaccuracies, and Sections 4.1 (Organization, Good Standing and Qualification), 4.3 (Corporate Authority; Approval and Fairness; No Violations), 4.7(ii) (Absence of Changes) and 4.20 (Brokers and Finders), the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality” or “Material Adverse Effect”) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that (i) any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect); and (ii) the representations and warranties of the Company contained in Sections 4.1 (Organization, Good Standing and Qualification), 4.3 (Corporate Authority; Approval and Fairness; No Violations), 4.7(ii) (Absence of Changes), and 4.20 (Brokers and Finders) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)   No Material Adverse Effect.   Since the date hereof, there shall not have been any Material Adverse Effect.
(d) Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 7.2(a), (b) and (c).
7.3   Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub set forth in this Agreement (disregarding for this purpose any limitation or qualification by “materiality”) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that (i) any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) such failures to be true and correct in all material respects, individually or in the aggregate, would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby).
(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c) The Company shall have received a certificate signed by an officer or director of each of Parent and Merger Sub certifying as to matters set forth in Sections 7.3(a) and (b).
7.4   Frustration of the Closing Conditions.   None of the Company, Parent or Merger Sub may rely upon the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.
ARTICLE VIII
TERMINATION
8.1   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote (except as otherwise expressly noted):
(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors (in the case of the Company, acting upon the direction of the Special Committee); or
(b) by either of the Company or Parent:
(i) if the Merger shall not have been consummated on or before nine (9) months (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under this Agreement;

(ii) if any Injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Injunction was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under this Agreement; or
(iii) if the Shareholders’ Meeting shall have been held and completed and the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or
(c) by Parent,
(i) if the representations and warranties of the Company shall have become untrue after the date of this Agreement or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (B) cannot be cured by the Company by the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination (or, if earlier, the Termination Date); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or Section 7.3 not being satisfied; or
(ii) if  (A) the board of directors of the Company shall have made a Company Adverse Recommendation, (B) the board of directors of the Company approves, endorses or recommends any Acquisition Proposal other than the Merger, or (C) the Company or the board of directors of the Company, acting upon the unanimous recommendation of the Special Committee, fails to include the Company Recommendation in the Proxy Statement; or
(d) by the Company:
(i) if the representations and warranties of Parent or Merger Sub shall have become untrue after the date of this Agreement or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and (B) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination (or, if earlier, the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or Section 7.2 not being satisfied;
(ii) prior to obtaining the Requisite Company vote, in order to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal in accordance with Section 6.2; or
(iii) the board of directors of the Company or the Special Committee shall have made a Company Adverse Recommendation pursuant to Section 6.2(c) or Section 6.2(d).
8.2   Effect of Termination.   In the event of a valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Representatives, except that (i) this Section 8.2, Section 8.3, and Article IX shall remain in full force and effect and survive termination of this Agreement and (ii) nothing shall relieve any party from liability for fraud.

8.3   Termination Fee.
(a) In the event that:
(i) (A) a bona fide Acquisition Proposal shall have been made, proposed or communicated (and not withdrawn) by a Third Party after the date hereof and prior to the Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Shareholders’ Meeting), and (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) (without the board of directors of the Company having made any Company Adverse Recommendation), and within twelve (12) months after such termination the Company or any of its Subsidiaries shall enter into a definitive agreement with any Third Party with respect to an Acquisition Proposal (provided that for purposes of this Section 8.3(a), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”); or
(ii) (A) this Agreement is terminated by Parent pursuant to Section 8.1(c), or (B) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii);
then, in any such event under clause (i) or (ii) of this Section 8.3(a), the Company shall pay if and as directed by Parent or its designee a cash amount equal to US$3,940,429 (the “Termination Fee”) to Parent or its designee by wire transfer of same day funds, within five (5) Business Days after such termination; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. In the event that Parent or its designee shall receive full payment of the Termination Fee pursuant to this Section 8.3(a), the receipt of the Termination Fee and the expenses referred to in Section 8.3(c) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Representatives arising out of or in connection with this Agreement or the other Transaction Documents, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(a) shall limit the rights of Parent and Merger Sub under Section 9.11.
(b) In the event that the Company shall terminate this Agreement pursuant to Section 8.1(d)(i), Parent shall pay or cause to be paid to the Company or its designee promptly (but in any event no later than five (5) Business Days) after the Company validly terminates this Agreement pursuant to Section 8.1(d)(i) a termination fee equal to US$3,940,429 (the “Parent Termination Fee”). In the event that the Company shall receive full payment pursuant to this Section 8.3(b) and reimbursement of any applicable expenses pursuant to Section 8.3(c), the receipt of the Parent Termination Fee and such expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, and the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any of their respective former, current or future Representatives or Affiliates arising out of or in connection with this Agreement or any of the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall limit the rights of the Company under Section 9.11.
(c) Each of the parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that without these agreements the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

ARTICLE IX
MISCELLANEOUS AND GENERAL
9.1   Non-Survival of Representations and Warranties and Agreements.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2   Modification or Amendment.   This Agreement may be amended with the approval of the respective boards of directors of the parties at any time (whether before or after the adoption of this Agreement by the shareholders of the Company); provided, however, that (a) in the case of the Company, the board of directors of the Company (upon the direction of the Special Committee) has approved such amendment in writing, and (b) after any such adoption of this Agreement by the Requisite Company Vote, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.3   Waiver.   The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws and this Section 9.3. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
9.4   Governing Law and Venue.
(a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transaction contemplated hereby shall be interpreted, construed and governed by and in accordance with, the Laws of the State of New York, without regard to the conflicts of laws principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the British Virgin Islands shall be subject to the Laws of the British Virgin Islands, the Laws of the British Virgin Islands shall supersede the Laws of the State of New York with respect to such provision.
(b) Each of the parties irrevocably agrees that any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC in force at the date of commencement of the arbitration (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, who shall be qualified to practice law in the State of New York, the United States of America. The claimants, on one hand, and the respondents, on the other hand, shall each select one (1) arbitrator, and the HKIAC Council shall select the third arbitrator, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.5   Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.5):
(a)
If to Parent or Merger Sub:

FNOF E&M Investment Limited
Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong
Attention: Mr. Kiril Ip
Facsimile: (852) 2520 5125
E-mail: kiril.ip@forebrightcapital.com

with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter Huang, Esq.
Facsimile: +86 10 6535 5577
e-mail: peter.huang@skadden.com

(b)
If to the Company:

Jinpan International Limited
390 Veterans Boulevard
Carlstadt, NJ 07072
Attn.: Mark Du, Chief Financial Officer
Telephone: (201) 460-8778 (x140)
Facsimile: (201) 460-8775
mdu@jstusa.net

with a copy to (which copy shall not constitute notice):

Gibson, Dunn & Crutcher LLP
Unit 1303, Tower 1, China Central Place
No. 81 Jianguo Road
Beijing 100025, PRC
Attention: Fang Xue, Esq.
Facsimile: +86 10 6502 8510
e-mail: fxue@gibsondunn.com

9.6   Entire Agreement.   This Agreement, the schedules and exhibits hereto, the Rollover Agreement, the Voting Agreement, the Commitment Letters and the Limited Guarantee constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
9.7   No Third Party Beneficiaries.   Except as expressly set forth in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.
9.8   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, illegal, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.
9.9   Interpretation; Absence of Presumption.
(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules, exhibits and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and clause references are to the Articles, Sections, paragraphs, and clauses to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified; (iv) the word “or” shall not be exclusive; (v) references to a Person are also to its successors and permitted assigns; provisions shall apply, when appropriate, to successive events and transactions; (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified and (vii) all terms defined herein shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
9.10   Assignment.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party hereto except that Parent may designate, by written notice to the Company, another company all of the outstanding voting securities of which are owned by Parent to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date hereof shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation.
9.11   Remedies.   Notwithstanding any other provision of this Agreement, the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity (in the case of the Company, acting upon the direction of the Special Committee). Each of the parties irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto, and any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Until such time as the Company pays the Termination Fee or Parent pays the Parent Termination Fee, as the case may be, the remedies available to each party shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee under Section 8.3(a) or the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 8.3(b). Notwithstanding anything in this Agreement to the contrary, (A) under no circumstances will the Company be entitled to monetary damages in connection with this Agreement in excess of the aggregate amount of (x) Parent Termination Fee, and (y) any amount payable by Parent pursuant to Section 8.3(c), and (B) under no circumstances will Parent be entitled to monetary damages in excess of the aggregate amount of  (A) the Termination Fee and (B) any amount payable by the Company pursuant to Section 8.3(c).
9.12   Counterparts; Signatures.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Agreement is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.
FNOF E&M INVESTMENT LIMITED
By:	/s/ Kiril Ip Name: Kiril Ip Title: Director

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.
SILKWINGS LIMITED
By:	/s/ Kiril Ip Name: Kiril Ip Title: Director

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.
JINPAN INTERNATIONAL LIMITED
By:	/s/ Li-Wen Zhang Name: Li-Wen Zhang Title: Director

APPENDIX 1
PLAN OF MERGER
Part I: Articles of Merger
Part II: Plan of Merger
Appendix 1-1

ARTICLES OF MERGER
SECTION 171 OF THE
BVI BUSINESS COMPANIES ACT

These Articles of Merger are entered into this • day of •, 2016 by Jinpan International Limited (“Jinpan” or the “Surviving Company”), a company incorporated under the laws of the British Virgin Islands with company number 225569 and its registered office at Offshore Incorporations Centre, PO Box 957, Road Town, Tortola, British Virgin Islands, and Silkwings Limited (the “Merging Company”) a company incorporated under the laws of the British Virgin Islands with company number 1901011 and its registered office at Offshore Incorporations Centre, PO Box 957, Road Town, Tortola, British Virgin Islands, pursuant to the provisions of section 171 of the BVI Business Companies Act (as amended, the “Act”).
WITNESSETH as follows:
1.
Jinpan and the Merging Company HEREBY ADOPT a plan of merger, a copy of which is annexed hereto (the “Plan of Merger”), with the intent that the Merging Company shall merge with and into Jinpan and that the merger shall be effective on the date these Articles of Merger are registered by the Registrar of Corporate Affairs.

2.
Jinpan was incorporated under the laws of the British Virgin Islands as a business company incorporated under the International Business Companies Act on the 3rd day of April, 1997 with company number 225569.

3.
The Merging Company was incorporated under the laws of the British Virgin Islands as a business company incorporated under the BVI Business Companies Act on the 1st day of January, 2016 with company number 1901011.

4.
The memorandum of association and articles of association of Jinpan were first registered by the Registrar of Corporate Affairs on the 3rd day of April, 1997 and were last amended on the 10th day of February, 2010.

5.
The memorandum of association and articles of association of the Merging Company were registered by the Registrar of Corporate Affairs on the 1st day of January, 2016.

6.
The memorandum of association and articles of association of the Surviving Company shall be the memorandum of association and articles of association of the Merging Company provided that section 2 of the memorandum of association shall be amended to be and read as follows: “The name of the company is Jinpan International Limited”.

7.
The Plan of Merger was approved by the directors of Jinpan on the 22nd day of January, 2016 and was authorised by the members of Jinpan on the • day of •, 2016.

8.
The Plan of Merger was approved by the sole director of the Merging Company on the 22nd day of January, 2016 and was authorised by the sole member of the Merging Company on the 22nd day of January, 2016.

9.
This merger is to be effective on the date these Articles of Merger are registered by the Registrar of Corporate Affairs.

10.
These Articles of Merger may be executed in one or more counterparts which, when taken together, shall constitute one instrument.

Jinpan and the Merging Company have executed these Articles of Merger on the • day of •, 2016.
Appendix 1-2

SIGNED for and on behalf of	)
Jinpan International Limited	)
By: •	)
Director	)
)
)
SIGNED for and on behalf of	)
Silkwings Limited	)
By: •	)
Director	)
)
Appendix 1-3

PLAN OF MERGER
SECTION 171 OF THE
BVI BUSINESS COMPANIES ACT

This Plan of Merger is made the • day of •, 2016 by Jinpan International Limited (“Jinpan” or the “Surviving Company”), a company incorporated under the laws of the British Virgin Islands with company number 225569 and its registered office at Offshore Incorporations Centre, PO Box 957, Road Town, Tortola, British Virgin Islands, and Silkwings Limited (the “Merging Company”) a company incorporated under the laws of the British Virgin Islands with company number 1901011 and its registered office at Offshore Incorporations Centre, PO Box 957, Road Town, Tortola, British Virgin Islands, pursuant to the provisions of section 171 of the BVI Business Companies Act (as amended, the “Act”).
Whereas Jinpan is existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of section 171 of the Act.
Whereas the Merging Company is existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of section 171 of the Act.
Now therefore this Plan of Merger provides as follows:
1.
The constituent companies are Jinpan and the Merging Company.

2.
The surviving company is Jinpan.

3.
Jinpan has [16,418,456] common shares in issue, all of which are entitled to vote on the merger as one class. No preferred shares of Jinpan are in issue.

4.
Upon the merger, the separate corporate existence of the Merging Company shall cease and the Surviving Company shall become the owner, without further action, of all the assets of every description, including choses in action and the business of each of the constituent companies, and the Surviving Company shall become subject to all claims, debts, liabilities and obligations of the constituent companies.

5.
The manner and basis of converting the shares of the constituent companies into shares of the Surviving Company shall be as follows:

(i)
as at the effective time of the merger, each common share, with par value of US$0.0045 per share, of Jinpan other than the Excluded Shares, shall be cancelled in exchange for the right to receive US$6.00 in cash per share without interest;

(ii)
as at the effective time of the merger, each Excluded Share shall be cancelled, and no consideration shall be delivered with respect thereto; and

(iii)
as at the effective time of the merger, each share, par value US$1.00 per share, of the Merging Company shall be converted into one fully paid and non-assessable share, par value US$1.00 per share, of the Surviving Company.

For these purposes.
“Excluded Shares” means, collectively, (i) shares beneficially owned by Zhiyuan Li and Yuqing Jing and (ii) shares of Jinpan owned by Jinpan or any direct or indirect Wholly-Owned Subsidiary.
“Wholly-Owned Subsidiary” means any corporation, limited liability company, partnership or similar entity which is directly or indirectly wholly owned by Jinpan.
6.
The memorandum of association and articles of association of the Merging Company in effect on the effective date of the merger shall be the memorandum of association and articles of association of the Surviving Company provided that section 2 of the memorandum of association shall be amended to be and read as follows: “The name of the company is Jinpan International Limited”.

Appendix 1-4

Jinpan and the Merging Company have executed this Plan of Merger on the • day of •, 2016.
)
SIGNED for and on behalf of	)
Jinpan International Limited	)
By: •	)
Director	)
)
)
SIGNED for and on behalf of	)
Silkwings Limited	)
By: •	)
Director	)
)
Appendix 1-5

APPENDIX 2
ROLLOVER SHAREHOLDERS
Rollover Shareholder Name	Address Facsimile	Rollover Shares
Zhiyuan Li	A9-301 Sunshine West, 169 Binhai Blvd, Haikou, Hainan 57216 , P.R China Facsimile: 898 6681-3519	2,650,739
Yuqing Jing	APT.15 KN,100 Winston Drive Cliffside Park, NJ 07010 Facsimile: 898 6681-3519	1,200,052
Appendix 2-1

Annex B
Confidential	January 22, 2016
Jinpan International Limited 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone Haikou, Hainan Province, China
Attention: Special Committee of the Board of Directors
Ladies and Gentlemen:
Jinpan International Limited (the “Company”) and the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) have engaged Duff  & Phelps, LLC (“Duff  & Phelps”) to serve as an independent financial advisor to the Special Committee (solely in its capacity as the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of common shares, par value US $0.0045 per share, of the Company (individually, a “Share” and collectively, the “Shares”), other than the holders of Excluded Shares (as defined below), of the Per Share Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares other than in their capacity as a holder of Shares).
Description of the Proposed Transaction
It is Duff  & Phelps’ understanding that the “Proposed Transaction” involves a “going private” transaction whereby Li Zhiyuan, the Company’s Chairman of the Board of Directors, President, and Chief Executive Officer, and Forebright Smart Connection Technology Limited (collectively with their affiliates, the “Consortium”), will acquire all of the outstanding Shares of the Company other than (i) Shares beneficially owned by the Consortium, (ii) Shares for which the holders have validly exercised and not withdrawn or otherwise lost their right to appraisal, and (iii) Shares owned by the Company or any of its subsidiaries (the “Excluded Shares”) at a price of US $6.00 in cash per Share (the “Per Share Merger Consideration”). The Consortium has formed a new company incorporated under the laws of the British Virgin Islands (“Parent”) and an acquisition vehicle that is a wholly owned subsidiary of Parent (“Merger Sub”) for the purpose of implementing the acquisition in the form of a merger of the Company with Merger Sub, with the Company being the surviving corporation and becoming a wholly owned subsidiary of Parent.
Scope of Analysis
In connection with this Opinion, Duff  & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff  & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff  & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:
1.
Reviewed the following documents:

a.
The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the fiscal years ended December 31, 2011, December 31, 2012, December 31, 2013, and December 31, 2014;

Jinpan International Limited

January 22, 2016
b.
The Company’s unaudited interim financial statements included in the Company’s Form 6-K filed with the SEC for the nine months ended September 30, 2013, September 30, 2014, and September 30, 2015;

c.
A detailed financial projections model for the years ending December 31, 2015 through December 31, 2020, prepared and provided to Duff  & Phelps by management of the Company, upon which Duff  & Phelps has, with the Special Committee’s consent, relied in performing its analysis (the “Management Projections”);

d.
The preliminary, non-binding proposal letter, dated September 15, 2015, from Li Zhiyuan and Forebright Smart Connection Technology Limited; and

e.
Documents related to the Proposed Transaction (the “Transaction Documents”), including a draft, dated as of January 21, 2016, of the Agreement and Plan of Merger among FNOF E&M Investment Limited, Silkwings Limited, and the Company, a draft, dated as of January 21, 2016, of the Voting Agreement by and among FNOF E&M Investment Limited and the shareholders of the Company listed on Schedule A thereto, a draft, dated as of January 21, 2016, of the Rollover Agreement by and among FNOF E&M Investment Limited and the shareholders of the Company listed on Schedule A thereto, a draft, dated as of January 21, 2016, of the Limited Guarantee by Mr. Zhiyuan Li and Forebright New Opportunities Fund, L.P., a draft, dated as of January 21, 2016, of the Forebright Smart Connection Technology Limited Equity Commitment Letter, a draft, dated as of January 21, 2016, of the Mr. Zhiyuan Li Equity Commitment Letter, and a draft dated of January 21, 2016, of a Debt Commitment Letter by and among FNOF E&M Investment Limited, Mr. Zhiyuan Li, and Forebright New Opportunities Fund, L.P.;

2.
Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.
Discussed with Company management its plans and intentions with respect to the management and operation of the business;

4.
Reviewed the historical trading price and trading volume of the Company’s common stock and the publicly traded securities of certain other companies that Duff  & Phelps deemed relevant;

5.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff  & Phelps deemed relevant, and an analysis of selected transactions that Duff  & Phelps deemed relevant; and

6.
Conducted such other analyses and considered such other factors as Duff  & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff  & Phelps, with the Company’s and the Special Committee’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

Jinpan International Limited

January 22, 2016

3.
Assumed that any estimates, evaluations, forecasts and projections, including the Management Projections, furnished to Duff  & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff  & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.
Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

5.
Assumed that the representations and warranties made in the Transaction Documents are substantially accurate and that each party to the Transaction Documents will fully and timely perform all covenants and agreements required to be performed by such party;

6.
Assumed that the final versions of all documents reviewed by Duff  & Phelps in draft form conform in all material respects to the drafts reviewed;

7.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff  & Phelps, and that there is no information or facts that would make the information reviewed by Duff  & Phelps incomplete or misleading;

8.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

9.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or any other party to the Proposed Transaction or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff  & Phelps’ analysis and in connection with the preparation of this Opinion, Duff  & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff  & Phelps does not express any view or opinion, including as to the reasonableness of such assumptions.
Duff  & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff  & Phelps as of the date hereof and market, economic, financial and other conditions as they exist as of the date hereof, and Duff  & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff  & Phelps after the date hereof.
Duff  & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff  & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff  & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Transaction Documents, or (iii) advise the Special Committee, the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.

Jinpan International Limited

January 22, 2016

Duff  & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff  & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff  & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.
This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff  & Phelps’ express consent, except that a copy of this Opinion may be provided to the Board of Directors and included in the filings of Schedule 13E-3 to be submitted to the SEC in relation to the Proposed Transaction. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration received is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Merger Consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff  & Phelps to any party.
This Opinion is solely that of Duff  & Phelps, and Duff  & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff  & Phelps, the Company and the Special Committee dated October 5, 2015 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff  & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff  & Phelps’ fee for the Opinion is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff  & Phelps’ fee for the Opinion is payable upon Duff  & Phelps’ stating to the Special Committee that it is prepared to deliver its Opinion. Furthermore, pursuant to the terms of the Engagement Letter, the Company agrees to pay Duff  & Phelps Securities, LLC a fee for Investment Banking Services equal to 5% of the amount by which the purchase price per share exceeds $4.50 multiplied by the number of shares to be acquired for cash as of the closing of the Proposed Transaction, provided, however, that such deal fee shall not exceed $750,000. Other than this engagement, during the two years preceding the date of this Opinion, Duff  & Phelps was engaged by a special committee of independent directors of the Board of Directors of the Company to provide a fairness opinion in connection with the Board of Directors receiving a non-binding proposal letter dated September 21, 2014 from Li Zhiyuan, the Company’s Chairman of the Board of Directors, President, and Chief Executive Officer, and FNOF E&M Investment Limited (collectively, the “2014 Consortium”), to acquire all of the outstanding common shares of the Company not owned at the time by the 2014 Consortium in a “going private” transaction at a price of US$8.80 in cash per common share of the Company. As the offer from the 2014 Consortium was unilaterally withdrawn on December 29, 2014 and the transaction was ultimately not consummated, Duff  & Phelps’ fees were limited to the nonrefundable retainer received from the Company, as well as reimbursement for out-of-pocket expenses.

Jinpan International Limited

January 22, 2016

Conclusion
Based upon and subject to the foregoing, Duff  & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of common shares of the Company, other than the holders of Excluded Shares, is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares other than in their capacity as a holder of Shares).
This Opinion has been approved by the Opinion Review Committee of Duff  & Phelps.
Respectfully submitted,
/s/ Duff  & Phelps, LLC
Duff  & Phelps, LLC

Annex C
Extract of Section 179 of the BVI Business Companies Act
179.   Rights of dissenters
(1)   A member of a company is entitled to payment of the fair value of his or heri shares upon dissenting from —
(a)
a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b)
a consolidation, if the company is a constituent company;

(c)
any sale, transfer, lease, exchange or other disposition of more than 50%ii in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including —

(i)
a disposition pursuant to an order of the Court having jurisdiction in the matter;

(ii)
a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or

(iii)
a transfer pursuant to the power described in section 28(2);

(d)
a redemption of his or heriii shares by the company pursuant to section 176; and

(e)
an arrangement, if permitted by the Court.

(2)   A member who desires to exercise his or heriv entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.
(3)   An objection under subsection (2) shall include a statement that the member proposes to demand payment for his or herv shares if the action is taken.
(4)   Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing tovi, the proposed action.
(5)   A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his or herviidecision to elect to dissent, stating —
(a)
his or herviii name and address;

(b)
the number and classes of shares in respect of which he or sheix dissents; and

(c)
a demand for payment of the fair value of his or herx shares;

and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.
(6)   A member who dissents shall do so in respect of all shares that he or shexi holds in the company.
(7)   Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his or herxii shares.

(8)   Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company, or the consolidated company shall make a written offer to each dissenting member to purchase his or herxiii shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his or herxiv shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his or herxv shares.
(9)   If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply —
(a)
the company and the dissenting member shall each designate an appraiser;

(b)
the 2xvi designated appraisers together shall designate an appraiser;

(c)
the 3xvii appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d)
the company shall pay to the member the amount in money upon the surrender by him or herxviii of the certificates representing his or herxix shares.

(10)   Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.
(11)   The enforcement by a member of his or herxx entitlement under this section excludes the enforcement by the member of a right to which he or shexxi might otherwise be entitled by virtue of his or herxxii holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.
(12)   Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

i
BVI Business Companies (2013 Revision)

ii
BVI Business Companies (2013 Revision)

iii
BVI Business Companies (2013 Revision)

iv
BVI Business Companies (2013 Revision)

v
BVI Business Companies (2013 Revision)

vi
BVI Business Companies (Amendment) Act, 2005

vii
BVI Business Companies (2013 Revision)

viii
BVI Business Companies (2013 Revision)

ix
BVI Business Companies (2013 Revision)

x
BVI Business Companies (2013 Revision)

xi
BVI Business Companies (2013 Revision)

BVI Business Companies (2013 Revision)

BVI Business Companies (2013 Revision)

xiv
BVI Business Companies (2013 Revision)

xv
BVI Business Companies (2013 Revision)

xvi
BVI Business Companies (2013 Revision)

xvii
BVI Business Companies (2013 Revision)

xviii
BVI Business Companies (2013 Revision)

xix
BVI Business Companies (2013 Revision)

xx
BVI Business Companies (2013 Revision)

xxi
BVI Business Companies (2013 Revision)

BVI Business Companies (2013 Revision)

Annex D
ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON
1. Directors and Executive Officers of the Company
Name	Business Address	Present Principal Employment	Citizenship
Li Zhiyuan	No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone Haikou, Hainan, People’s Republic of China	President and Chief Executive Officer of the Company	China
Ling Xiangsheng	No. 168 Nanhai Avenue (Building No. 7), Haikou Free Trade Zone Haikou, Hainan, People’s Republic of China	Vice Chairman of the Board of the Company	China
Jing Yuqing	390 Veterans Boulevard, Carlstadt, NJ 07072, United States	Secretary of the Company	United States
Mark Du	390 Veterans Boulevard, Carlstadt, NJ 07072, United States	Chief Financial Officer of the Company	United States
Jing Zhang	c/o Jinpan International Limited, 390 Veterans Boulevard, Carlstadt, NJ 07072, United States	Life coach for Pathfinder Coach Jing LLC	United States
Dr. Li-Wen Zhang	c/o Jinpan International Limited, 390 Veterans Boulevard, Carlstadt, NJ 07072, United States	Staff member of the United Nations Department of General Assembly Management Affairs	United States
Cai Xu	602 Room, 13 Apartment, Lane 666, Hongqiao Rd., Shanghai People’s Republic of China	Faculty member of the School of Electronic, Information, and Electrical Engineering at Shanghai Jiaotong University	China
2. Directors and Executive Officers of Parent
The name, business address, present principal employment and citizenship of the directors of Parent are set forth below. As of the date of this proxy statement, Parent does not have any executive officers.
Name	Business Address	Present Principal Employment	Citizenship
Cheng Liu	Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong	Chief Executive Officer of Forebright Capital Management Limited (“FCML”)*	Hong Kong SAR
Kun Wan Ip	Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong	Chief Operating Officer of FCML	Australia

*
FCML is a company incorporated under the laws of Hong Kong. Its business address is Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong. The principal business of FCML is providing investment advisory services.

Each of Cheng Liu and Kun Wan Ip served as a Managing Director of China Everbright Investment Management Limited (“CEIM”) for the past five years until May 2014. The business address of CEIM is 46th Floor, Far East Finance Centre, 16 Harcourt Road, Hong Kong. The principal business of CEIM is providing investment advisory and management services.
3. Directors and Executive Officers of Merger Sub
The name, business address, present principal employment and citizenship of the directors of Merger Sub are set forth below. As of the date of this proxy statement, Merger Sub does not have any executive officers.
Name	Business Address	Present Principal Employment	Citizenship
Cheng Liu	Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong	Chief Executive Officer of FCML	Hong Kong SAR
Kun Wan Ip	Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong	Chief Operating Officer of FCML	Australia
4. Directors and Executive Officers of Forebright SPV
The name, business address, present principal employment and citizenship of the directors of Forebright SPV are set forth below. As of the date of this proxy statement, Forebright does not have any executive officers.
Name	Business Address	Present Principal Employment	Citizenship
Cheng Liu	Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong	Chief Executive Officer of FCML	Hong Kong SAR
Kun Wan Ip	Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong	Chief Operating Officer of FCML	Australia
5. Directors and Executive Officers of Smart Anchor
The name, business address, present principal employment and citizenship of the directors of Smart Anchor are set forth below. As of the date of this proxy statement, Smart Anchor does not have any executive officers.
Name	Business Address	Present Principal Employment	Citizenship
Cheng Liu	Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong	Chief Executive Officer of FCML	Hong Kong SAR
Kun Wan Ip	Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong	Chief Operating Officer of FCML	Australia
6. Directors and Executive Officers of Forebright Fund
The general partner of Forebright Fund is FNOF GP. As of the date of this proxy statement, Forebright Fund does not have any director or executive officer.

7. Directors and Executive Officers of FNOF GP
The name, business address, present principal employment and citizenship of the directors of FNOF GP are set forth below. As of the date of this proxy statement, FNOF GP does not have any executive officers.
Name	Business Address	Present Principal Employment	Citizenship
Ling He	46th Floor, Far East Finance Centre, 16 Harcourt Road, Hong Kong	Chief Investment Officer of CEIM	Hong Kong SAR
Pearce James Griffith	45 Market Street, Gardenia Court, Camana Bay, P.O. Box 242 Grand Cayman, KY1-1104 Cayman Islands	Employee of HF Fund Services Limited*	Ireland
Kun Wan Ip	Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong	Chief Operating Officer of FCML	Australia

*
HF Fund Services Limited is a Cayman Islands-based company licensed in the Cayman Islands to provide independent directors to alternative investment funds and investment management companies, with its business address at 45 Market Street, Gardenia Court, Camana Bay, P.O. Box 242 Grand Cayman, KY1-1104 Cayman Islands.

Pearce James Griffith has been in his current position(s) for the past five years.
Ling He served as a Chairman of CEIM for the past five years until May 2014. The business address of CEIM is 46th Floor, Far East Finance Centre, 16 Harcourt Road, Hong Kong. The principal business of CEIM is providing investment advisory and management services.
During the last five years, none of the persons referred to above, or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex E
Execution Version
Strictly Confidential
ROLLOVER AGREEMENT
This ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of January 24, 2016 by and among FNOF E&M Investment Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”) and the shareholders of Jinpan International Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”) listed on Schedule A (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently herewith, Parent, Silkwings Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof  (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”);
WHEREAS, each Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such ordinary shares, par value US$0.0045 per share, of the Company (the “Shares”) as set forth opposite such Rollover Shareholder’s name on Schedule A (with respect to each Rollover Shareholder, the “Rollover Shares”);
WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Shareholders desire to waive their right to receive any Merger Consideration with respect to any of the Rollover Shares in exchange for newly issued, ordinary shares of Parent (the “Parent Shares”);
WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and
WHEREAS, the Rollover Shareholders acknowledge that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree as follows:
1.   Cancellation of Rollover Shares.   Subject to the conditions set forth herein, without further action by the Rollover Shareholders, all of the Rollover Shares shall be cancelled at the Closing for no consideration.
2.   Issuance of Parent Shares.    As consideration for the cancellation of the Rollover Shares pursuant to Section 1, Parent shall issue Parent shares in the name of each Rollover Shareholder (or, if designated by the Rollover Shareholder in writing, in the name of an Affiliate of such Rollover Shareholder) for the Rollover Shares cancelled by such Rollover Shareholder, in the amount set forth on Schedule A (collectively, the “Parent Shares”). Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such

Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent with respect to the cancellation of the applicable Rollover Shares, and (b) upon receipt of such Parent Shares, such Rollover Shareholder shall have no right to any Merger Consideration with respect to the Rollover Shares so cancelled.
3.   Closing.    Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the cancellation and exchange of the Rollover Shares contemplated hereby (the “Rollover Closing”) shall take place within at or prior to the Closing.
4.   Deposit of Rollover Shares.    No later than five (5) Business Days prior to the Rollover Closing, the Rollover Shareholders and any agent of the Rollover Shareholders holding certificates evidencing any Rollover Shares (including, without limitation, any broker holding securities in “street name”) shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such persons’ possession for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held in escrow by Parent or any agent authorized by Parent until the Rollover Closing.
5.   Irrevocable Election.
(a)   The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 8 and the proviso in Section 22, the irrevocable election and agreement by the Rollover Shareholders to cancel their respective Rollover Shares in exchange for Parent Shares at the Rollover Closing upon the terms and subject to conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 8, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer; (ii) sell (constructively or otherwise), offer to sell, give, transfer, pledge, hypothecate, grant, encumber, assign, grant any option for the sale of or otherwise dispose of  (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of Law), including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, except (x) pursuant to this Agreement or the Merger Agreement, or (y) any Transfer to an Affiliate of such Rollover Shareholder, provided that such Affiliate shall have agreed in writing in a form reasonably acceptable to Parent to be bound by this Agreement and notice shall have been provided to the Company; (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent and the Rollover Shareholders (the “Voting Agreement”)) with respect to any Rollover Shares; or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii). Any purported Transfer in violation of this paragraph shall be void.
(b)   Each Rollover Shareholder covenants and agrees, severally and not jointly, that (i) without the prior written consent of Parent and the Company, such Rollover Shareholder shall not, directly or indirectly, alone or with others in any manner, acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, or enter into any agreement, arrangement or undertaking to acquire, directly or indirectly, alone or in concert with others by purchase, gift or otherwise, any direct or indirect interest in Shares, (ii) such Rollover Shareholder shall promptly (and in any event within 24 hours) notify Parent and the Company of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, as a result of a purchase, share dividend or distribution, share split, recapitalization, combination, reclassification, exchange of such shares, or upon exercise or conversion of any options or securities of the Company, if any, after the date hereof, and (iii) such Rollover Shareholder shall not take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of its/his/her obligations under this Agreement. Any Shares acquired by a Rollover Shareholder as a result of a share dividend or distribution, share split, share combination, reclassification or exchange shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.
6.   Representations and Warranties of the Rollover Shareholders.    Each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent, each and all of which shall be true and correct as of the date of this Agreement, as of the Rollover Closing and as of the Closing, and shall survive the execution and delivery of this Agreement:
(a)   Ownership of Shares.    Such Rollover Shareholder is the beneficial owner of, and has and will have good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement, the Voting Agreement and the Consortium Agreement dated as of September 15, 2015 by and between Mr. Zhiyuan Li and Forebright Smart Connection Technology Limited (the “Consortium Agreement”). Such Rollover Shareholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights or appraisal rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the British Virgin Islands, Laws of the People’s Republic of China, the terms of this Agreement and the Voting Agreement. As of the date hereof, other than the Rollover Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). (A) There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Rollover Shareholder is a party relating to the Rollover Shares, and (B) the Rollover Shares held by such Rollover Shareholder are not, and will not be, subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares, in each case, other than this Agreement, the Voting Agreement and the Consortium Agreement. Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.
(b)   Organization, Standing and Authority.    Such Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). If such Rollover Shareholder is married, and any of the Rollover Shares of such Rollover Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
(c)   Consents and Approvals; No Violations.    Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Rollover Shareholder or his, her or its properties or assets, (B) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets.
(d)   No Litigation.    There is no action, suit, investigation, complaint or other proceeding pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of his, her or its obligations under this Agreement.
(e)   Reliance.    Such Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.
(f)   Receipt of Information.    Such Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary, and to receive answers from representatives of Parent concerning the terms and conditions of the transactions contemplated hereby, and the merits and risks of owning the Parent Shares following the Rollover Closing. Such Rollover Shareholder acknowledges that he, she or it has been advised to discuss with his, her or its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.
7.   Representations and Warranties of Parent.    Parent represents and warrants to each Rollover Shareholder that:
(a)   Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(b)   Consents and Approvals; No Violations.    Except for the applicable requirements of the Exchange Act and laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

(c)   Issuance of Parent Shares.    The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Rollover Closing by all of the Rollover Shareholders) when issued.
8.   Termination.    This Agreement, and the obligation of the Rollover Shareholders to cancel the Rollover Shares, will terminate on the earlier of  (a) a valid termination of the Merger Agreement in accordance with its terms and (b) the Closing; provided, however, that the provisions set forth in this Section 8 and Sections 9 through 24 shall survive the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Rollover Closing has already taken place, then Parent shall promptly return the Share Documents to the Rollover Shareholders at their respective addresses set forth on Schedule A and take all such actions as are necessary to restore each such Rollover Shareholder to the position he, she or it was in with respect to ownership of the Company’s Shares prior to the Rollover Closing.
9.   Further Assurances.    Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary, or as reasonably requested by Parent or the Company, to carry out the provisions of this Agreement.
10.   Amendments and Modification.    This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the consent of the Company.
11.   Waiver.    No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
12.   Survival of Representations and Warranties.    All representations and warranties of the Rollover Shareholders or by or on behalf of Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or the Rollover Shareholders, and the issuance of the Parent Shares, until the earlier to occur of  (x) the termination of this Agreement and (y) the Closing.
13.   Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such party may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13):
(i)
If to a Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule A.

(ii)
If to Parent:

FNOF E&M Investment Limited
Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong
Attention: Mr. Kiril Ip
Facsimile: (852) 2520 5125
E-mail: kiril.ip@forebrightcapital.com

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter X. Huang, Esq.
Facsimile: +86 10 6535 5577
E-mail: Peter.Huang@skadden.com
14.   Entire Agreement.    This Agreement (together with the Merger Agreement and the Voting Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.
15.   Third-Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this letter agreement by the parties hereto, in addition to any other remedy at law or equity.
16.   Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.
17.   Dispute Resolution.    Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 17 (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
18.   Assignment; Successors.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties and the Company, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
19.   Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Notwithstanding Section 17 hereof, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that in addition to any recourse to arbitration as set out in Section 17, each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement in the federal courts of the United States of America located in the City of New York, this being in addition to any other remedy to which they are entitled at Law or in equity, without the requirement to post bond or other security.
20.   Severability.    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
21.   Waiver of Jury Trial.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
22.   Counterparts.    This Agreement may be executed in two or more counterparts, and by facsimile or in .pdf format, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement, it being understood that all parties need not sign the same counterpart; provided, however, that if any of the Rollover Shareholders fails for any reason to execute or perform their obligations under this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.
23.   Headings.    The section headings in this Agreement are for convenience of reference only and shall not affect, in any way, the meaning or interpretation of this Agreement.
24.   No Presumption Against Drafting Party.    Each of the parties to this Agreement acknowledges that it/he/she has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.
FNOF E&M Investment Limited
By:	/s/ Kiril Ip
Name: Kiril Ip
Title: Director
[Signature Page to Rollover Agreement]

ZHIYUAN LI
/s/ Zhiyuan Li

[Signature Page to Rollover Agreement]

YUQING JING
By:	/s/ Yuqing Jing

[Signature Page to Rollover Agreement]

Schedule A
Rollover Shareholder Name	Address Facsimile	Rollover Shares	Parent Shares
Zhiyuan Li	A9-301 Sunshine West, 169 Binhai Blvd, Haikou, Hainan 57216, P.R. China Facsimile: 898 6681-3519	2,650,739	2,650,739
Yuqing Jing	APT. 15 KN, 100 Winston Drive Cliffside Park, NJ 07010 Facsimile: 898 6681-3519	1,200,052	1,200,052

Annex F
Execution Version
Strictly Confidential
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) is made and entered into as of January 24, 2016, by and among FNOF E&M Investment Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and the shareholders of Jinpan International Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”) listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently herewith, Parent, Silkwings Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which at the effective time under the Merger Agreement (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”);
WHEREAS, as of the date hereof, each Shareholder Beneficially Owns (as defined below) the Existing Shares (as defined below);
WHEREAS, the Shareholders intend and are obligated to cancel their Securities (as defined below) immediately prior to the consummation of the Merger pursuant to a rollover agreement entered into in connection with the Merger Agreement dated as of the date hereof  (the “Rollover Agreement”); and
WHEREAS, as a condition to the willingness of and material inducement to Parent, Merger Sub and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, each Shareholder has agreed to enter into this Agreement, pursuant to which such Shareholder is agreeing, among other things, to support the approval of the Merger Agreement at the Company Shareholders’ Meeting and to vote all of the Securities (as hereinafter defined) it/he/she Beneficially Owns in accordance with the terms of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1.   Certain Definitions.   For purposes of this Agreement:
(a)   “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(b)   “Company Shares” means the common shares, par value $0.0045 per share, of the Company.
(c)   “Existing Shares” means with respect to a Shareholder, the Company Shares as set forth opposite such Shareholder’s name on Schedule A hereto. In the event of a share dividend or distribution, or any change in the Company Shares by reason of any share dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term “Existing Shares” will be deemed to refer to and include all such share dividends and distributions and any shares into which or for which any or all of the Existing Shares may be changed or exchanged as well as the Existing Shares that remain.

(d)   “Securities” means with respect to a Shareholder, the Existing Shares together with any Company Shares and other voting securities of the Company which such Shareholder acquires Beneficial Ownership of after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.
Section 2.   Representations and Warranties of Shareholders.   Each Shareholder, severally and not jointly, hereby represents and warrants to Parent as follows:
(a)   Ownership of Company Shares.   As of the date hereof and at all times prior to the termination of this Agreement, such Shareholder Beneficially Owns and has good and valid title to (and will Beneficially Own unless any Existing Shares are Transferred pursuant to Section 6(a) hereof, and have good and valid title to) a number of Company Shares no less than the Existing Shares set forth opposite such Shareholder’s name on Schedule A. Such Shareholder has and will have at all times through the termination of this Agreement sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 7 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Existing Shares set forth opposite such Shareholder’s name on Schedule A and any other Securities, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement. As of the date hereof, neither such Shareholder nor any of his, her or its Affiliates Beneficially Owns any Securities other than the Existing Shares set forth opposite such Shareholder’s name on Schedule A. None of the Existing Shares of such Shareholder is the subject of any commitment, undertaking or agreement, contingent or otherwise, the terms of which relate to or could give rise to the Transfer of any Existing Shares or would affect in any way the ability of such Shareholder to perform its, his or her obligations as set out in this Agreement. Such Shareholder has not appointed or granted any proxy inconsistent with this Agreement with respect to the Securities.
(b)   Authority.   Such Shareholder has the requisite power to agree to all of the matters set forth in this Agreement with respect to the Securities he, she or it Beneficially Owns and the full authority to vote, Transfer and hold all the Securities he, she or it Beneficially Owns, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement.
(c)   Power; Binding Agreement.   Such Shareholder has the legal capacity and authority to enter into and deliver this Agreement and to perform all of his, her or its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding agreement, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
(d)   No Conflicts.   None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of any of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof  (i) violates any Law applicable to such Shareholder or any of such Shareholder’s properties or assets, (ii) results in or constitutes (with or without notice or lapse of time or both) any breach of or default under, or results in the creation of any lien or encumbrance or restriction on, such Shareholder or any of the Securities of such Shareholder, including pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which the Securities of such Shareholder is bound, or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Authority. There is no beneficiary, trustee or holder of a voting trust certificate or other interest in such Shareholder whose consent is required for the execution and delivery of this Agreement of the performance by such Shareholder of the obligations hereunder.
(e)   No Encumbrance.   The Existing Shares are free and clear of any Liens other than those created by this Agreement, the Rollover Agreement and the Consortium Agreement dated as of September 15, 2015 by and between Mr. Zhiyuan Li and Forebright Smart Connection Technology Limited.

(f)   No Litigation.   Except for any shareholder litigation in connection with the Merger, there is no action, suit, investigation, complaint or other proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder or the Securities of such Shareholder at Law or in equity before or by any Governmental Authority or any other person that could reasonably be expected to impair the ability of such Shareholder to perform his obligations under this Agreement on a timely basis.
(g)   Reliance.   Such Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Shareholder contained herein.
Section 3.   Representations and Warranties of Parent.   Parent hereby represents and warrants to each Shareholder that:
(a)   Power; Binding Agreement.   Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Shareholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
(b)   No Conflicts.   None of the execution and delivery of this Agreement by Parent, the consummation by Parent of any of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof  (i) conflicts with, violates or results in any breach of, any provision of the organizational documents of Parent, (ii) violates Law applicable to Parent, any of its subsidiaries or any of their respective properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Authority.
Section 4.   Disclosure.   Unless required by Law or legal process, each Shareholder shall not, and shall cause his, her or its Affiliates and Representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent and the Company. Each Shareholder (a) consents to and authorizes the publication and disclosure by Parent and the Company of such Shareholder’s identity and beneficial ownership of the Securities and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent or the Company reasonably determines in its good faith judgment is required to be disclosed by Law (including the rules and regulations of the SEC) in any press release, any Current Report on Form 6-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Authority in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agrees promptly to provide to Parent and the Company any information it may reasonable request for the preparation of any such documents.
Section 5.   Additional Securities.   Each Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with Section 10 hereof, such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Company of the number of any additional Securities acquired by such Shareholder after the date hereof.
Section 6.   Transfer and Other Restrictions.   Prior to the termination of this Agreement, each Shareholder hereby irrevocably and unconditionally agrees not to, and to cause each of his, her or its Affiliates not to, directly or indirectly:
(a)   Transfer (as defined in the Rollover Agreement) any or all of the Securities such Shareholder Beneficially Owns or any interest therein, except (i) pursuant to the Rollover Agreement or the Merger Agreement, or (ii) any Transfer to an Affiliate of such Shareholder, provided that such Affiliate shall have agreed in writing, in a form reasonably acceptable to Parent and the Company, to be bound by this Agreement and a notice in respect of such Transfer shall have been provided to the Company;
(b)   grant any proxy or power of attorney with respect to any of the Securities he, she or it Beneficially Owns, or deposit any of the Securities he, she or it Beneficially Owns into a voting trust or enter into a voting agreement or arrangement with respect to any such Securities except as provided in this Agreement; or

(c)   take any other action that would prevent or impair such Shareholder from performing any of his, her or its obligations under this Agreement or that would make any representation or warranty of such Shareholder hereunder untrue or incorrect or have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of any of his, her or its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Parent or the Company of its respective obligations under the Merger Agreement or by any Shareholder of his, her or its obligations under this Agreement.
Any purported Transfer in violation of this Section 6 shall be null and void.
Section 7.   Voting of the Securities.   Unless and until the board of directors of the Company (at the direction of the Special Committee) or the Special Committee has made a Company Adverse Recommendation, or the termination of this Agreement, each Shareholder (severally and not jointly) covenants and agrees that:
(a)   at the Company Shareholders’ Meeting and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, or in any other circumstances upon which any vote, consent or other approval with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, such Shareholder shall, or shall cause the holder of record of the Securities on any applicable record date to (solely in its/his/her capacity as a beneficial owner of the Securities owned by it/him/her), (i) if a meeting is held, appear at such meeting (in person or by proxy) or otherwise cause the Securities it/he/she Beneficially Owns to be counted as present thereat for purposes of establishing a quorum and (ii) vote (or cause to be voted) such Securities in favor of the approval and adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof,
(b)   at the Company Shareholders’ Meeting or any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, or in any other circumstances upon which such Shareholder’s vote, consent or other approval is sought, such Shareholder shall (solely in its/his/her capacity as a beneficial owner of the Securities owned by it/him/her), to the extent the Securities may vote on the matter in question, vote against the approval of any Alternative Transaction or the approval of any other action contemplated by an Alternative Transaction.
(c)   against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by such Shareholder of its/his/her obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consideration or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a Transfer of any material assets of the Company or any Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement or (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent;
(d)   against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement or otherwise;
(e)   in favor of any adjournment or postponement of the Company Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof); and

(f)   in favor of any other matter necessary to effect the Transactions, including the Merger.
Notwithstanding anything to the contrary herein, this Section 7 shall not limit or restrict any Shareholder who serves as a member of the board of directors of the Company in action in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities.
Section 8.   Grant of Irrevocable Proxy; Appointment of Proxy.
(a)   Each Shareholder hereby irrevocably grants to Parent (and any designee of Parent) a proxy (and appoints Parent or any such designee of Parent as its attorney-in-fact, with full power of substitution) to vote or grant a consent or approval with respect to all of the Securities Beneficially Owned by it/him/her, for and in the name, place and stead of such Shareholder, for each of the matters set forth in Section 7 above at the Company Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 7 above is to be considered. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.
(b)   Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 8 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest, may under no circumstances be revoked and shall survive the death, dissolution, bankruptcy or other incapacity of such Shareholder. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 7 above. The parties hereto agree that the foregoing is a voting agreement. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement in accordance with the terms hereof.
Section 9.   Additional Covenants.
(a)   Each Shareholder agrees, prior to the termination of this Agreement, not to take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or that could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of such Shareholder’s obligations under this Agreement.
(b)   Each Shareholder irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent that such Shareholder may have in connection with the Merger Agreement with respect to such Shareholder’s Securities (including without limitation any rights under Section 179 of the BVI Companies Act).
Section 10.   Termination.   This Agreement shall terminate on the earlier to occur of: (a) termination of the Merger Agreement in accordance with its terms and (b) the Effective Time; provided that the provisions set forth in Section 4 and Section 11 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.
Section 11.   Miscellaneous.
(a)   Entire Agreement.   This Agreement (together with the Merger Agreement and the Rollover Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.
(b)   Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties and the Company, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
(c)   Amendment; Modification and Waiver.   This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the consent of the Company.

(d)   Interpretation.   When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including any schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean each Shareholder and Parent.
(e)   Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such party may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(e)):
(i)
if to a Shareholder to such Shareholder in accordance with the contact information set forth next to such Shareholder’s name on Schedule A;

(ii)
if to Parent, to:

FNOF E&M Investment Limited
Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong
Attention: Mr. Kiril Ip
Facsimile: (852) 2520 5125
E-mail: kiril.ip@forebrightcapital.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter X. Huang, Esq.
Facsimile: +86 10 6535 5577
E-mail: Peter.Huang@skadden.com
(f)   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(g)   Other Remedies; Specific Performance.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Notwithstanding the provisions under Section 11(k) hereof, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that in addition to any recourse to arbitration as set out in Section 11(k), each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal courts of the United States of America located in the City of New York, this being in addition to any other remedy to which they are entitled at Law or in equity, without the requirement to post bond or other security.
(h)   No Survival.   None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of the Agreement in accordance with its terms, except for the agreements in Section 4 and this Section 11.
(i)   Enforceability; Third-Party Beneficiary.   Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or equity.
(j)   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.
(k)   Dispute Resolution.   Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 11(k) (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
(l)   Waiver of Jury Trial.   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(m)   Counterparts.   This Agreement may be executed in two or more counterparts, and by facsimile or in .pdf format, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement, it being understood that all parties need not sign the same counterpart; provided, however, that if any Shareholder fails for any reason to execute, or perform its/his/her obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.
FNOF E&M Investment Limited
By:	/s/ Kiril Ip Name: Kiril Ip Title: Director
[Signature Page to Voting Agreement]

ZHIYUAN LI
/s/ Zhiyuan Li
[Signature Page to Voting Agreement]

YUQING JING
/s/ Yuqing Jing
[Signature Page to Voting Agreement]

Schedule A
Shareholder Name	Address Facsimile	Existing Shares
Zhiyuan Li	A9-301 Sunshine West, 169 Binhai Blvd, Haikou, Hainan 57216, P.R. China Facsimile: 898 6681-3519	2,650,739
Yuqing Jing	APT. 15 KN, 100 Winston Drive Cliffside Park, NJ 07010 Facsimile: 898 6681-3519	1,200,052

Annex G
Execution Version
Strictly Confidential
LIMITED GUARANTEE
This LIMITED GUARANTEE, dated as of January 24, 2016 (this “Limited Guarantee”), by Mr. Zhiyuan Li, PRC ID No. 450103195501120512 (the “Chairman”) and Forebright New Opportunities Fund, L.P., an exempted limited partnership registered in the Cayman Islands (“Forebright”, together with the Chairman, the “Guarantors” and each, a “Guarantor”), in favor of Jinpan International Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Guaranteed Party”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).
1.   LIMITED GUARANTEE   (a) To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date of this Limited Guarantee (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among FNOF E&M Investment Limited, a British Virgin Islands company (“Parent”), Silkwings Limited, a British Virgin Islands company (“Merger Sub”) and the Guaranteed Party pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party surviving the merger as a wholly owned subsidiary of Parent, each Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, severally but not jointly, as a primary obligor and not merely as surety, on the terms and subject to the conditions herein, the due and punctual payment and discharge of its respective percentage as set forth opposite to its name on Annex 1 hereto (for each such Guarantor, the “Guaranteed Percentage”) of the payment obligations of Parent to the Guaranteed Party under Section 8.3(b) of the Merger Agreement and the payment of the entire expense reimbursement pursuant to Section 8.3(c) of the Merger Agreement as well as any damages that may be awarded to the Guaranteed Party as a result of a breach of the Merger Agreement by Parent or Merger Sub, in each case, as and when due (collectively, the “Guaranteed Obligations”), provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall any Guarantor’s aggregate liability under this Limited Guarantee (exclusive of obligations, if applicable, pursuant to Section 1(b) below) exceed such Guarantor’s Guaranteed Percentage of the Guaranteed Obligations (for each such Guarantor, the “Maximum Amount”). This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each Guarantor shall make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guarantee. Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guarantee.
(b)   If Parent fails to fully and timely discharge any of the Guaranteed Obligations when due, then all of the Guarantors’ liabilities and obligations to the Guaranteed Party hereunder in respect of the Guaranteed Obligations shall, on demand, become immediately due and payable and each Guarantor hereby agrees to promptly fully perform and discharge, or to cause to be promptly fully performed or discharged, any such Guaranteed Obligations (subject to each Guarantor’s Maximum Amount, to the extent applicable). In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against any Guarantor for the Guaranteed Obligations (subject to each Guarantor’s Maximum Amount, to the extent applicable), regardless of whether any action is brought against Parent, Merger Sub or any other Guarantor. Each Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder.
(c)   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached, and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against each Guarantor to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Each Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity (collectively, the “Prohibited Defense”).
2.   NATURE OF GUARANTY   The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made (subject to each Guarantor’s Maximum Amount, to the extent applicable). This Limited Guarantee is an unconditional guarantee of payment and not of collectability, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantors hereunder or to pursue any other remedy in the Guaranteed Party’s power whatsoever.
3.   CHANGES IN GUARANTEED OBLIGATIONS, CERTAIN WAIVERS   Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of performance of any of the Guaranteed Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting the Guarantors’ obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Each Guarantor agrees that his/its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed by Parent, Merger Sub and the Guaranteed Party in connection with any of the Guaranteed Obligations; (c) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantors with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge or release of the Parent with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement) of the Guarantors or any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the limited partnership, limited liability company, corporate or other existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off, judgment or other right which any Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (h) any lack of authority of any officer, director or any other Person acting or purporting to act on behalf of Parent or Merger Sub, or any defect in the formation of Parent or Merger Sub; (i) any act or omission by Parent or Merger Sub which directly or indirectly results in or aids in the discharge or release of Parent or Merger Sub or any portion of the Guaranteed Obligations by operation of Law or otherwise; or (j) any lack of validity or enforceability of the Merger Agreement or of any other agreement or instrument referred to therein. To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement, (y) in respect of a material breach by the Guaranteed Party of this Limited Guarantee or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates in connection with the Merger Agreement or this Limited Guarantee, including, without limitation, any event, condition or circumstance that might be construed to constitute, an equitable or legal discharge of each Guarantor’s obligations hereunder.). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Each Guarantor hereby covenants and agrees that he or it shall not institute, directly or indirectly, and shall cause his or its Affiliates not to institute, directly or indirectly, any proceeding asserting or assert as a defense in any proceeding, (i) the Prohibited Defenses or, (ii) subject to clause (ii) of the last sentence of Section 5 (No Subrogation) hereof, that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause all of its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby against any Guarantor or any Non-Recourse Party (as defined below), except for (1) claims against any Guarantor under this Limited Guarantee (subject to the limitations contained herein), (2) claims against Parent and Merger Sub to the extent permitted by the Merger Agreement (subject to the limitations contained therein), (3) claims seeking the Equity Financing to be funded to effect the consummation of the Merger, and (4) claims against the Rollover Shareholders pursuant to the terms of the Rollover Agreement and the Voting Agreement. The Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is indefeasibly relieved of all or a portion of its payment obligations under the Merger Agreement (other than any discharge or release arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses waived hereby), each Guarantor shall be similarly relieved of its Guaranteed Obligations under this Limited Guarantee.
4.   NO WAIVER; CUMULATIVE RIGHTS   No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other contracts shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time subject to the terms and provisions hereof. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent, Merger Sub or any other Guarantor shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.
5.   NO SUBROGATION   Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that he or it may now have or hereafter acquire against Parent or Merger Sub with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Limited Guarantee (subject to such Guarantor’s Maximum Amount, to the extent applicable), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable by such Guarantor under this Limited Guarantee (which shall be subject to such Guarantor’s Maximum Amount, to the extent applicable) shall have been paid in full in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of all amounts payable by such Guarantor under this Limited Guarantee (which shall be subject to such Guarantor’s Maximum Amount, to the extent applicable), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied against all amounts payable by such Guarantor under this Limited Guarantee.
6.   REPRESENTATIONS AND WARRANTIES   Each Guarantor (other than, in the case of the representation and warranties contained in Section 6(a), Forebright, and in the case of the representation and warranties contained in Section 6(b), the Chairman) hereby represents and warrants, severally but not jointly, that:
(a)   he is a resident of the People’s Republic of China (“PRC”) and he has the requisite capacity to execute, deliver and perform this Limited Guarantee;
(b)   it is a legal entity duly organized and validly existing under the laws of Cayman Islands and has all corporate or other requisite power and authority to execute, deliver and perform this Limited Guarantee and the execution and delivery of, and the performance under, this Limited Guarantee by it has been duly authorized by all requisite organizational actions, and no other proceedings or actions on its part are necessary therefor;
(c)   the execution and delivery of, and the performance under, this Limited Guaranty by such Guarantor (i) does not and will not violate or conflict with the organizational documents of Forebright or any applicable Law, judgment or order binding on such Guarantor, (ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee by such Guarantor, (iii) does not and will not cause any Liens to be created or imposed upon any of such Guarantor’s assets or property or (iv) violate, conflict with, require consent under, or result in the breach of or loss of benefit under, or constitute a default under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under, any of the Contracts to which such Guarantor is a party or by which it or any of its property is or may be bound or affected;
(d)   this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and
(e)   such Guarantor has the financial capacity to pay and perform his or its obligations under this Limited Guarantee in full, and all funds necessary for the Guarantor to fulfill his or its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 9 (Continuing Guaranty) hereof.
7.   NO ASSIGNMENT   The provisions of this Limited Guarantee shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Limited Guarantee nor any rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided that no assignment by either party shall relieve the assigning party of any of its obligations hereunder. Any purported assignment in violation of this Limited Guarantee will be null and void.

8.   NOTICES   All notices, requests, claims, demands and other communications under this Limited Guarantee shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such party may subsequently specify by proper notice under this Limited Guarantee), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):
(a)
If to the Chairman:

A9-301 Sunshine West, 169 Binhai Blvd, Haikou, Hainan 57216, P.R. China
Fax: 898 6681-3519
Email: lizy@jst.com.cn
(b)
If to Forebright:

Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong
Attention: Mr. Kiril Ip
Fax: 852) 2520 5125
Email: kiril.ip@forebrightcapital.com
with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter X. Huang, Esq.
Facsimile: +86 (10) 6535 5577
Email: Peter.Huang@skadden.com
(c)
If to the Guaranteed Party:

Jinpan International Limited
390 Veterans Boulevard
Carlstadt, NJ 07072
Attn.: Mark Du, Chief Financial Officer
Telephone: (201) 460-8778 (x140)
Facsimile: (201) 460-8775
mdu@jstusa.net
with a copy to (which copy shall not constitute notice):
Gibson, Dunn & Crutcher LLP
Unit 1303, Tower 1, China Central Place
No. 81 Jianguo Road
Beijing 100025, PRC
Attention: Fang Xue, Esq.
Facsimile: +86 10 6502 8510
e-mail: fxue@gibsondunn.com
9.   CONTINUING GUARANTY   This Limited Guarantee shall remain in full force and effect and shall be binding on each Guarantor, his or its successors and assigns until all of the Guaranteed Obligations have been fully performed. Notwithstanding the foregoing, this Limited Guarantee shall terminate and each Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of: (i) the Effective Time, if the Closing occurs, (ii) the payment in full of the Guaranteed Obligations; and (iii) the date falling six (6) months from the date of the termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a written claim for payment of any Guaranteed Obligation to each Guarantor by such date; provided that if the Guaranteed Party has presented such a written claim by such date, this Limited Guarantee shall terminate upon the date that such claim is finally resolved and payment in full of any amounts required to be paid in respect of such final resolution. If any payment or payments made by Parent or Merger Sub, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Guaranteed Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.
10.   NO RECOURSE   Each Guarantor shall have no obligations under or in connection with this Limited Guarantee except as expressly provided by this Limited Guarantee. No liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them, under any theory of liability (including, without limitation, by attempting to pierce a corporate or other veil or by attempting to compel any party to enforce any actual or purported right that they may have against any Person) against any former, current or future equity holders, controlling Person, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of any Guarantor, Merger Sub or Parent, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of any of the foregoing, excluding however the Guarantors, the Sponsors, Forebright New Opportunities Fund, L.P. (the “Fund”), Rollover Shareholders, Parent and Merger Sub and their respective successors and assigns (each a “Non-Recourse Party” and collectively the “Non-Recourse Parties”) in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument executed or delivered in connection with this Limited Guarantee or the Merger Agreement or the transactions contemplated hereby or thereby, except for claims (i) against the Guarantors and their respective successors and assigns under this Limited Guarantee and the Equity Commitment letters, in each case pursuant to the terms thereof, (ii) against the Fund pursuant to the guarantee delivered by it under the Commitment Letters, (iii) against the Parent and Rollover Shareholders under the Rollover Agreement and Voting Agreement, and (iv) for the avoidance of doubt, against Parent and Merger Sub and their respective successors and assigns under the Merger Agreement pursuant to the terms thereof  ((i), (ii), (iii) and (iv) together, the “Retained Claims”).
11.   GOVERNING LAW; JURISDICTION   This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflict of Law principles thereof that would subject such matter to the Laws of another jurisdiction. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 11. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
(b)   Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 11, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Limited Guarantee is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 11(b) is only applicable to the seeking of interim injunctions and does not otherwise restrict the application of Section 11(a) in any way.
12.   COUNTERPARTS   This Limited Guarantee may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement. This Limited Guarantee may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Limited Guarantee is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
13.   SEVERABILITY   The provisions of this Limited Guarantee shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Limited Guarantee or the application thereof to any Person or any circumstance is determined to be invalid, illegal, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guarantee may not be enforced against any Guarantor without giving effect to the Maximum Amount, to the extent applicable, or the provisions set forth in Section 10 (No Recourse) hereof. Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.
14.   NO THIRD PARTY BENEFICIARIES   This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.
15.   AMENDMENTS AND WAIVERS   No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
16.   MISCELLANEOUS   This Limited Guarantee, together with the Merger Agreement (including any schedules and exhibits thereto), constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.
(b)   The descriptive headings contained in this Limited Guarantee are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guarantee.
(c)   All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.
[The remainder of this page is left blank intentionally]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.
JINPAN INTERNATIONAL LIMITED
By:	/s/ Dr. Li-Wen Zhang
Name: Dr. Li-Wen Zhang
Title: Director
[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guarantors have executed and delivered this Limited Guarantee as of the date first written above.
ZHIYUAN LI
/s/ Zhiyuan Li

[Signature Page to Limited Guarantee]

Forebright New Opportunities Fund, L.P.
Acting by its general partner FNOF GP LIMITED
By:	/s/ Kiril Ip
Name: Kiril Ip
Title: Director
[Signature Page to Limited Guarantee]

Annex 1
Guarantor	Percentage of Obligations
Chairman	72%
Forebright	28%
Total	100%